Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

dated as of April 26, 2010

among

UNIGROUP, INC.,

NATIONAL INTERSTATE INSURANCE COMPANY

and

NATIONAL INTERSTATE CORPORATION

i

(continued)

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Section 11.16	Counterparts	86

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Estimated Closing Balance Sheet
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Affinity Agreement
Exhibit F	Agreed Terms of Lease Agreement
Exhibit G	Form of Trademark License Agreement
Exhibit H	Form of Interim Financial Statement
Exhibit I	Form of Calculation of Balance Sheet Guaranty True-Up Amount, 2013 Guaranty True-Up Amount and Final Settlement Amount

SCHEDULES (OTHER THAN DISCLOSURE SCHEDULES)

Schedule 2.04(a)	Accounting Principles
Schedule 2.06(a)	Guaranteed Line Items
Schedule 2.08	Unearned Premium Payment Schedule
Schedule 5.01	Permitted Business Activities
Schedule 5.07	Surviving Intercompany Obligations
Schedule 5.08	Surviving Intercompany Arrangements
Schedule 5.11(b)(v)	Non-Competition – Permitted Activities
Schedule 5.13	Seller Names and Marks
Schedule 5.15	Restructuring Plan
Schedule 6.01(a)(i)	Support Employees
Schedule 6.01(a)(ii)	Business Employees
Schedule 6.01(i)	Outstanding Defined Contribution Plan Loans
Schedule 6.02	Obligations Under Benefit Plans
Schedule A-1	Seller Knowledge Persons
Schedule A-2	Acquiror Knowledge Persons

DISCLOSURE SCHEDULES

Schedule 3.03(a)	Capital Stock
Schedule 3.03(b)	Stock Liens
Schedule 3.03(c)	IT Asset Exceptions
Schedule 3.03(e)	Stockholder Agreements
Schedule 3.04	Conflicts
Schedule 3.05	Governmental Consents and Approvals
Schedule 3.06(a)	Financial Information
Schedule 3.06(b)	Statutory Statements
Schedule 3.06(c)(i)	Indebtedness

v

(continued)

Schedule 3.06(c)(ii)	Absence of Undisclosed Liabilities
Schedule 3.07	Absence of Certain Changes
Schedule 3.08(a)	Absence of Litigation
Schedule 3.09(a)	Compliance with Laws
Schedule 3.09(b)	Governmental Orders
Schedule 3.10(b)	Governmental Licenses and Permits – Exceptions
Schedule 3.10(c)	Licenses by Jurisdiction
Schedule 3.11(a)	Registered Intellectual Property
Schedule 3.11(b)	Intellectual Property Restrictions
Schedule 3.11(c)	Intellectual Property Agreements
Schedule 3.11(f)(i)	Owned IT Assets
Schedule 3.11(f)(ii)	Owned IT Assets - Exceptions
Schedule 3.12	Environmental Matters
Schedule 3.13(a)(i)	Material Contracts
Schedule 3.13(a)(ii)	Material Contracts – Exceptions
Schedule 3.14	Affiliate Transactions
Schedule 3.15(a)	Employee Benefit Plans
Schedule 3.15(b)	Employee Benefit Plans – Compliance with Law
Schedule 3.15(d)	Group Health Plans – Compliance With Laws
Schedule 3.15(f)	Voluntary Employee Beneficiary Association
Schedule 3.15(j)	Individuals Benefitted
Schedule 3.15(l)	Retiree Benefits – Exceptions
Schedule 3.15(m)	Compensation Arrangements
Schedule 3.15(n)(i)	Employee Compensation
Schedule 3.15(n)(ii)	Employees – Exceptions
Schedule 3.16	Insurance Issued by Vanliner – Exceptions
Schedule 3.16(g)	Seller Competition
Schedule 3.17	Reinsurance Agreements
Schedule 3.18	Agents and Brokers
Schedule 3.19(a)	Investment Assets
Schedule 3.19(b)	Investment Assets – Exceptions to Title
Schedule 3.19(c)	Authorized Investment Exceptions
Schedule 3.20	Insurance
Schedule 3.21(b)	Leased Real Property
Schedule 3.21(c)(i)	Title to Personal Property – Exceptions
Schedule 3.21(c)(ii)	Personal Property Liens
Schedule 3.21(d)	Sufficiency of Assets – Exceptions
Schedule 3.22	Taxes – Exceptions
Schedule 3.25(a)	Regulatory Deficiencies
Schedule 3.25(b)	Commercial Domicile
Schedule 3.26	Premium Trust Accounts
Schedule 4.04	Consents and Approvals

This PURCHASE AGREEMENT (including all schedules, exhibits and amendments hereto, this “Agreement”), dated as of April 26, 2010, is made by and among UNIGROUP, INC., a Missouri corporation (“Seller”), NATIONAL INTERSTATE INSURANCE COMPANY, an Ohio domiciled insurance company (“Acquiror”), and NATIONAL INTERSTATE CORPORATION, an Ohio corporation (solely for purposes of Section 2.01(b) and Section 2.09(c)) (“National Interstate”).

PRELIMINARY STATEMENTS

A. Seller (i) owns all of the issued and outstanding capital stock (the “Shares”) of Vanliner Group, Inc., a Delaware corporation (“Vanliner Group”) and (ii) owns the Owned IT Assets;

B. Vanliner Group owns all of the issued and outstanding capital stock of each of the following entities: Vanliner Insurance Company, a Missouri domestic insurance company (“Vanliner”), TransProtection Services Company, a Missouri corporation (“TransProtection”), and Vanliner Reinsurance Limited, a Bermuda corporation (“Vanliner Re,” and, together with Vanliner and TransProtection, the “Transferred Subsidiaries”); and

C. Seller desires to (i) sell to Acquiror, and Acquiror desires to purchase from Seller, the Shares and (ii) sell to National Interstate, and National Interstate desires to purchase from Seller, the Owned IT Assets, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Acquiror, free and clear of all Liens, other than Acquiror Liens, and Acquiror will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares.

(b) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to National Interstate, free and clear of all Liens, other than Permitted Liens, and National Interstate will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Owned IT Assets.

Section 2.02 Closing. On the last Business Day of the month in which the conditions set forth in Sections 8.01(b) and 8.02(b) hereof are satisfied or waived, or on such other date as Seller and Acquiror may mutually agree in writing (provided, however, that, on either such date, the other conditions to closing specified in Sections 8.01 and 8.02 are then satisfied or have been waived), the transactions contemplated by this Agreement will take place at a closing, effective as of 11:59 p.m., local time, on such date (the “Closing”), that will be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603, or such other place as Seller and Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”).

Section 2.03 Purchase Price.

(a) The aggregate purchase price for the Shares and the Owned IT Assets is an amount in cash equal to the Closing Payment, as adjusted pursuant to Sections 2.05 and 2.06 (as adjusted, the “Purchase Price”). The Purchase Price will be paid pursuant to the provisions of Sections 2.04, 2.05, 2.06, 2.07 and 2.08.

(b) The parties agree that the Purchase Price shall be allocated as follows: (i) $2,950,000 of the Purchase Price will be allocated to the Owned IT Assets and (ii) the remainder of the Purchase Price will be allocated to the Shares. None of Seller, Acquiror or any of their respective Affiliates shall take any position before any Tax Authority or otherwise (including on any Tax Return) inconsistent with the immediately preceding sentence.

Section 2.04 Closing Payment.

(a) Not less than five (5) Business Days prior to the Closing Date, Seller will prepare and deliver to Acquiror (i) an estimated consolidated balance sheet of the Companies as of the Closing Date that includes pro forma adjustments to reflect the transactions contemplated by the Restructuring Plan, substantially in the form set forth in Exhibit B (the “Estimated Closing Balance Sheet”) prepared in accordance with GAAP, applied consistently with its application in connection with the preparation of the Reference Balance Sheet, and the accounting principles set forth on Schedule 2.04(a) (collectively, the “Accounting Principles”), (ii) a reasonably detailed estimated calculation of the Tangible Book Value of the Companies as of the Closing Date (the “Estimated Closing Tangible Book Value”) based on the Estimated Closing Balance Sheet and (iii) a written certification of the Chief Financial Officer of Seller that such Estimated Closing Balance Sheet and such calculation of the Estimated Closing Tangible Book Value have been prepared in good faith and in accordance with the Accounting Principles. Seller shall reasonably consult with Acquiror with respect to the preparation of the Estimated Closing Balance Sheet and the calculation of the Estimated Closing Tangible Book Value and shall consider in good faith any comments thereto that may be provided by Acquiror prior to Seller’s delivery thereof; provided that in the event of any disagreement between the parties with respect to the Estimated Closing Balance Sheet or the Estimated Closing Tangible Book Value, the Estimated Closing Balance Sheet and the Estimated Closing Tangible Book Value shall be as so provided by Seller.

(b) At the Closing, Acquiror will pay, on behalf of itself and as agent for National Interstate, the Closing Payment as follows, in each case in accordance with Section

2.09(a): (i) an amount of cash equal to the Escrow Amount shall be deposited by Acquiror into the Escrow Account pursuant to the terms of the Escrow Agreement, which amount of cash shall thereupon become Escrow Property; and (ii) an amount of cash equal to the Closing Payment, less the Escrow Amount, shall be paid to Seller. The Escrow Property shall be held in escrow by the Escrow Agent for the purpose of satisfying any post-closing indemnification obligations of Seller under Article X and any amounts payable by Seller under Section 2.06 and Section 2.07, and shall be administered in accordance with the Escrow Agreement.

Section 2.05 Adjustment to Payment Made at Closing.

(a) Within sixty (60) days following the Closing Date, Seller will prepare and deliver to Acquiror (i) a consolidated balance sheet of the Companies as of the Closing Date that includes pro forma adjustments to reflect the transactions contemplated by the Restructuring Plan, substantially in the form set forth in Exhibit B (the “Closing Balance Sheet”), (ii) a reasonably detailed calculation of the Tangible Book Value of the Companies as of the Closing Date (the “Closing Tangible Book Value”) and (iii) a written certification of the Chief Financial Officer of Seller that such Closing Balance Sheet and such calculation of the Closing Tangible Book Value have been prepared in good faith and in accordance with the Accounting Principles. The Closing Balance Sheet will be prepared in accordance with the Accounting Principles. If Seller does not deliver the Closing Balance Sheet to Acquiror within sixty (60) days after the Closing Date, then, at the election of Acquiror, either (x) Acquiror may prepare and deliver the Closing Balance Sheet to Seller within an additional sixty (60) days thereafter or (y) the Estimated Closing Balance Sheet and the Estimated Closing Tangible Book Value will be deemed to be the Final Balance Sheet and the Final Tangible Book Value in accordance with Section 2.05(f). If Acquiror elects to prepare the Closing Balance Sheet in accordance with the immediately preceding sentence, then all subsequent references in Sections 2.05(a), (b), (d) and (f) to Acquiror, on the one hand, and Seller, on the other hand, will be deemed to be references to Seller, on the one hand, and Acquiror, on the other hand, respectively. In connection with Seller’s preparation of the Closing Balance Sheet, to the extent that Seller does not have all relevant information in its possession, Seller and its Representatives will be permitted to review any books and records of the Companies relevant to the preparation of the Closing Balance Sheet and calculation of the Closing Tangible Book Value with respect to the period up to and including the Closing Date, and Acquiror will make reasonably available the individuals then in its employ, if any, responsible for and knowledgeable about the preparation of the Closing Balance Sheet and calculation of the Closing Tangible Book Value in order to respond to the reasonable inquiries of Seller.

(b) During the sixty (60) days immediately following Acquiror’s receipt of the Closing Balance Sheet (the “Review Period”), Acquiror and its Representatives will be permitted to review, at Acquiror’s sole cost and expense, Seller’s books, records and work papers, and the work papers of Seller’s independent accountants, if applicable, and other relevant information relating to the Closing Balance Sheet and the calculation of the Closing Tangible Book Value with respect to the period up to and including the Closing Date, and Seller will make reasonably available the individuals then in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Closing Balance Sheet in order to respond to the reasonable inquiries of Acquiror; provided, however, that the independent accountants of Seller will not be obligated to make any work papers available to Acquiror unless and until Acquiror has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountant. The parties agree that Acquiror’s review of the Closing Balance Sheet may include a formal audit or review thereof by any independent accountants engaged by Acquiror in accordance with Statement of Auditing Standards 100 or otherwise.

(c) Acquiror and Seller agree that, following the Closing through the date that the Final Tangible Book Value becomes final and binding, neither party will take, and each party will cause their respective Affiliates to refrain from taking, any actions with respect to any accounting, books, records, policies or procedures on which the Final Balance Sheet is to be based the purpose of which is to impede or delay the determination of the Final Tangible Book Value or the preparation of the Final Balance Sheet in the manner and utilizing the methods contemplated by this Agreement.

(d) Acquiror will notify Seller in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if Acquiror disagrees with the Closing Balance Sheet or the calculation of the Closing Tangible Book Value. The Notice of Disagreement will set forth in reasonable detail the basis for such dispute, the amounts involved and Acquiror’s determination of the amount of Closing Tangible Book Value. If no Notice of Disagreement is delivered by Acquiror prior to the expiration of the Review Period, then the Closing Balance Sheet and Seller’s calculation of Closing Tangible Book Value will be deemed to have been accepted by Acquiror and will become final and binding upon the parties in accordance with Section 2.05(f).

(e) During the twenty (20) days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Seller and Acquiror will seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(f) If, at the end of the Consultation Period, Seller and Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, then Seller and Acquiror will submit all matters that remain in dispute with respect to the Notice of Disagreement (along with copies of the Closing Balance Sheet and the calculation of Closing Tangible Book Value marked to indicate those line items that are in dispute) to PricewaterhouseCoopers LLP (as determined pursuant to this Section 2.05(f), the “Independent Accountant”). In the event that PricewaterhouseCoopers LLP refuses or is otherwise unable to act as the Independent Accountant, the parties shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to the parties, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant will make a final determination, binding on the parties to this Agreement and their respective Affiliates and Representatives, of the appropriate amount of each of the line items in the Closing Balance Sheet and the calculation of the Closing Tangible Book Value as to which Seller and Acquiror disagree as set out in the Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Acquiror, shall not be more favorable to Acquiror than the amounts advocated by Acquiror in the Notice of

Disagreement or more favorable to Seller than the amounts advocated by Seller in the Closing Balance Sheet or Seller’s calculation of Closing Tangible Book Value with respect to such disputed line item. For the avoidance of doubt, (i) the Independent Accountant’s review of the Closing Balance Sheet shall be limited to a determination of whether such document was prepared in accordance with the Accounting Principles, (ii) the Independent Accountant’s review of the Closing Tangible Book Value shall be limited to a determination of whether such calculation was prepared in accordance with the Accounting Principles and the definition of Tangible Book Value set forth in this Agreement, and (iii) the Independent Accountant shall not review any line items or make any determination with respect to any matters not subject to a dispute in the Notice of Disagreement. The determination of the Closing Balance Sheet and the calculation of Closing Tangible Book Value that are final and binding on the parties, as determined either through the (w) failure by Seller to timely deliver the Closing Balance Sheet and calculation of Closing Tangible Book Value pursuant to Section 2.05(a), (x) failure to timely deliver a Notice of Disagreement pursuant to Section 2.05(d), (y) agreement of the parties pursuant to Section 2.05(e) or (z) action of the Independent Accountant pursuant to this Section 2.05(f), are referred to as the “Final Balance Sheet” and the “Final Tangible Book Value”, respectively.

(g) The cost of the Independent Accountant’s review and determination will be shared equally by Seller, on the one hand, and Acquiror, on the other hand. During the review by the Independent Accountant, Acquiror and Seller will each make available to the Independent Accountant interviews with such individuals, and such information, books and records and related work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.05(f); provided, however, that the independent accountants of Seller or Acquiror will not be obligated to make any work papers available to the Independent Accountant unless and until a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountant has been signed.

(h) The “Post-Closing Adjustment” will be the amount equal to the Final Tangible Book Value minus the Estimated Closing Tangible Book Value. If the Post-Closing Adjustment is a positive amount (i.e., the Final Tangible Book Value exceeds the Estimated Closing Tangible Book Value), then Acquiror will pay to Seller the amount of the Post-Closing Adjustment, and if the Post-Closing Adjustment is a negative amount (i.e., the Final Tangible Book Value is less than the Estimated Closing Tangible Book Value), then Seller will pay to Acquiror an amount equal to the absolute value of the Post-Closing Adjustment, in each case, together with interest thereon at the Interest Rate calculated and payable in accordance with Section 2.10. Any payment required by this Section 2.05(h) shall be made within two (2) Business Days after the Final Tangible Book Value is determined and shall be paid by wire transfer of immediately available funds to an account designated in writing by the recipient thereof.

(i) Seller shall reasonably cooperate with and assist Acquiror, at Acquiror’s sole cost and expense, in obtaining information (including pro forma financial information, but excluding the Audited Financial Statements, which shall be delivered by Seller in accordance with Section 5.22) regarding Vanliner Group relating to periods ending on or prior to the Closing Date for inclusion in National Interstate’s filings with the Securities and Exchange Commission (the “SEC”) that may be required under applicable Law. All such information provided by Seller shall be true, accurate and complete in all material respects as of the date on which such information is provided to Acquiror and Seller will promptly notify Acquiror if, after the date on which such information is provided by Seller to Acquiror, such information is, to the Knowledge of Seller, no longer true, accurate and complete in all material respects. Seller shall reasonably (A) cooperate with and assist Acquiror, at Acquiror’s sole cost and expense, in preparing any audited consolidating financial statements of the Companies and (B) assist Acquiror in obtaining approval from Ernst & Young LLP to file the Audited Financial Statements, any such audited consolidating financial statements and the necessary auditor’s consent in National Interstate’s filings with the SEC; provided, however, that Seller shall not be required to compensate Ernst & Young LLP or any other Person, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to Ernst & Young LLP or any other Person to obtain any such consent or approval.

Section 2.06 Annual Balance Sheet Guaranty True-Up.

(a) By no later than March 31 of each year commencing in 2012 and ending in 2013, Acquiror will prepare and deliver to Seller:

(i) the Post-Closing Financial Statements as of the immediately preceding Balance Sheet Guaranty True-Up Year;

(ii) (A) an adjusted Final Balance Sheet updated by Acquiror to reflect the actual amounts paid, received or adjusted by the Companies during the period from the Closing Date to the immediately preceding Balance Sheet Guaranty True-Up Year with respect to the line items set forth in Schedule 2.06(a), calculated as of the Closing Date, including a resetting of the Total Combined Reserves (each, an “Initial Annual Reconciliation”), (B) a statement setting forth a reasonably detailed calculation, as of the immediately preceding Balance Sheet Guaranty True-Up Year, of the Uncollectible Reinsurance Receivables Amount, and (C) a statement setting forth a reasonably detailed calculation of the Balance Sheet Guaranty True-Up Amount with respect to the immediately preceding Balance Sheet Guaranty True-Up Year substantially in the form set forth in Exhibit I, in each case, prepared in good faith and in accordance with (I) Accounting Principles, (II) the Settlement Methodology and (III) Section 2.06(j); and

(iii) a written certification of the Chief Financial Officer of each of Acquiror and Vanliner that such Initial Annual Reconciliation and such calculations of the Uncollectible Reinsurance Receivables Amount and the Balance Sheet Guaranty True-Up Amount have been prepared in good faith and in accordance with this Agreement, including this Section 2.06.

(b) During the sixty (60) days immediately following Seller’s receipt of each Initial Annual Reconciliation (each such period, a “Balance Sheet Guaranty True-Up Review Period”), Seller and its Representatives will be permitted to, and Seller may engage an actuary and its independent accountant to, audit or review, at Seller’s sole cost and expense, the audited statutory financial statements of Vanliner and the related stand alone work papers (which may be redacted to the extent necessary to remove information not relating to the line items included in such Initial Annual Reconciliation and the calculations of the Uncollectible Reinsurance

Receivables Amount and the Balance Sheet Guaranty True-Up Amount) of Acquiror and Acquiror’s actuaries and independent accountants relating to such financial statements, and the Companies’ books, records and other relevant financial information, in each case, relating to the line items included in such Initial Annual Reconciliation and the calculations of the Uncollectible Reinsurance Receivables Amount and the Balance Sheet Guaranty True-Up Amount, and Acquiror will make reasonably available the individuals then in its employ, or in the employ of the Companies, responsible for and knowledgeable about the information used in, and the preparation of, such Initial Annual Reconciliation and the calculations of the Uncollectible Reinsurance Receivables Amount and the Balance Sheet Guaranty True-Up Amount in order to respond to the reasonable inquiries of Seller; provided, however, that Acquiror’s actuaries and independent accountants will not be obligated to make any work papers available to Seller unless and until Seller has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to Acquiror’s actuaries and independent accountants.

(c) Seller will notify Acquiror in writing (each, a “Balance Sheet Guaranty True-Up Notice of Disagreement”) prior to the expiration of the Balance Sheet Guaranty True-Up Review Period with respect to each of the second and third Balance Sheet Guaranty True-Up Years, if Seller disagrees with the applicable Initial Annual Reconciliation. Each Balance Sheet Guaranty True-Up Notice of Disagreement will set forth in reasonable detail the basis for such dispute, the amounts involved and Seller’s determination of such amounts. If no Balance Sheet Guaranty True-Up Notice of Disagreement is delivered by Seller prior to the expiration of the applicable Balance Sheet Guaranty True-Up Review Period, then the applicable Initial Annual Reconciliation will be deemed to have been accepted by Seller and will become final and binding upon the parties in accordance with Section 2.06(e).

(d) During the twenty (20) days immediately following the delivery of any Balance Sheet Guaranty True-Up Notice of Disagreement (each such period, a “Balance Sheet Guaranty True-Up Consultation Period”), Seller and Acquiror will seek in good faith to resolve any differences that they may have with respect to the matters specified in the applicable Balance Sheet Guaranty True-Up Notice of Disagreement.

(e) If, at the end of any Balance Sheet Guaranty True-Up Consultation Period, Seller and Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the applicable Balance Sheet Guaranty True-Up Notice of Disagreement, then Seller and Acquiror will submit all matters that remain in dispute with respect to the Balance Sheet Guaranty True-Up Notice of Disagreement (along with copies of the applicable Initial Annual Reconciliation marked to indicate those line items that are in dispute) to PricewaterhouseCoopers LLP (as determined pursuant to this Section 2.06(e), the “Balance Sheet Guaranty True-Up Independent Expert”). In the event that PricewaterhouseCoopers LLP refuses or is otherwise unable to act as the Balance Sheet Guaranty True-Up Independent Expert, the parties shall cooperate in good faith to appoint an independent certified public accounting firm with actuarial expertise in the United States of national recognition mutually agreeable to the parties, in which event “Balance Sheet Guaranty True-Up Independent Expert” shall mean such firm. Within thirty (30) days after the submission of such matters to the Balance Sheet Guaranty True-Up Independent Expert, or as soon as practicable thereafter, the Balance Sheet Guaranty True-Up Independent Expert will make a final determination, binding on the parties to this Agreement and their respective Affiliates and Representatives, of the appropriate amount of each of the line items in the applicable Initial Annual Reconciliation as to which Seller and Acquiror disagree as set out in the Balance Sheet Guaranty True-Up Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Acquiror, shall not be more favorable to Seller than the amounts advocated by Seller in the applicable Balance Sheet Guaranty True-Up Notice of Disagreement or more favorable to Acquiror than the amounts advocated by Acquiror in the applicable Initial Annual Reconciliation with respect to such disputed line item. For the avoidance of doubt, (i) the Balance Sheet Guaranty True-Up Independent Expert’s review of any Initial Annual Reconciliation shall be limited to a determination of whether such document was prepared in accordance with this Section 2.06 and (ii) the Balance Sheet Guaranty True-Up Independent Expert shall not review any line items or make any determination with respect to any matters not subject to a dispute in the applicable Balance Sheet Guaranty True-Up Notice of Disagreement. The determination of the adjusted Final Balance Sheet that is final and binding on the parties with respect to each Balance Sheet Guaranty True-Up Year, as determined either through (x) failure to timely deliver a Balance Sheet Guaranty True-Up Notice of Disagreement pursuant to Section 2.06(c), (y) agreement of the parties pursuant to Section 2.06(d) or (z) through the action of the Balance Sheet Guaranty True-Up Independent Expert pursuant to this Section 2.06(e), is referred to as the “Final Annual Reconciliation”.

(f) The cost of the Balance Sheet Guaranty True-Up Independent Expert’s review and determination shall be shared equally by Seller, on the one hand, and Acquiror, on the other hand. During the review by the Balance Sheet Guaranty True-Up Independent Expert, Acquiror and Seller will each make available to the Balance Sheet Guaranty True-Up Independent Expert interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Balance Sheet Guaranty True-Up Independent Expert to fulfill their obligations under Section 2.06(e); provided, however, that the actuaries and independent accountants of Seller or Acquiror will not be obligated to make any work papers available to a Balance Sheet Guaranty True-Up Independent Expert unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such actuaries or accountants, as applicable.

(g) Calculation of Balance Sheet Guaranty True-Up Amount. With respect to each Balance Sheet Guaranty True-Up Year (other than the first Balance Sheet Guaranty True-Up Year), the “Balance Sheet Guaranty True-Up Amount” will be an amount calculated in accordance with this Section 2.06(g). For the avoidance of doubt, there will be no Balance Sheet Guaranty True-Up Amount with respect to the first Balance Sheet Guaranty True-Up Year or any period after December 31, 2012. The “Balance Sheet Guaranty True-Up Amount” for each Balance Sheet Guaranty True-Up Year (other than the first Balance Sheet Guaranty True-Up Year) will be calculated as follows:

(i) the Closing Date Net Reserves Amount;

(ii) plus the Closing Date Net Unearned Premium Runoff Amount;

(iii) plus the Net Unearned Premium Runoff from Post-Closing Bound Policies as of the applicable Balance Sheet Guaranty True-Up Year;

(iv) minus the Balance Sheet Guaranty True-Up Year Net Reserves Amount;

(v) (A) plus the Other Balance Sheet Account Difference Amount as of the applicable Balance Sheet Guaranty True-Up Year, if such amount is positive, or (B) minus the absolute value of the Other Balance Sheet Account Difference Amount as of the applicable Balance Sheet Guaranty True-Up Year, if such amount is negative;

(vi) (A) minus the Uncollectible Reinsurance Receivables Amount as of the applicable Balance Sheet Guaranty True-Up Year, if such amount is positive, or (B) plus the absolute value of the Uncollectible Reinsurance Receivables Amount as of the applicable Balance Sheet Guaranty True-Up Year, if such amount is negative.

(h) Balance Sheet Guaranty True-Up Payment and Release of Escrow Property for the second Balance Sheet Guaranty True-Up Year.

(i) Positive Adjustment. If the Balance Sheet Guaranty True-Up Amount calculated as of the second Balance Sheet Guaranty True-Up Year is a positive amount, then, within two (2) Business Days after the date on which the Final Annual Reconciliation with respect to the second Balance Sheet Guaranty True-Up Year becomes such in accordance with Section 2.06(e), (A) Acquiror will pay to Seller an amount equal to such Balance Sheet Guaranty True-Up Amount, decreased by any Taxes actually incurred, or increased by any Tax savings actually derived, by Acquiror with respect to such Balance Sheet Guaranty True-Up Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10, by wire transfer of immediately available funds to an account designated in writing by Seller and (B) Acquiror and Seller will execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) to Seller any Escrow Property in excess of the applicable Retained Amount (i.e., $25,000,000) which is held by the Escrow Agent.

(ii) Negative Adjustment. If the Balance Sheet Guaranty True-Up Amount calculated as of the second Balance Sheet Guaranty True-Up Year is a negative amount, then, within two (2) Business Days after the date on which the Final Annual Reconciliation with respect to the second Balance Sheet Guaranty True-Up Year becomes such in accordance with Section 2.06(e), Acquiror and Seller shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) to Acquiror Escrow Property in amount equal to the absolute value of such Balance Sheet Guaranty True-Up Amount, increased by any Taxes actually incurred, or decreased by any Tax savings actually derived, by Acquiror with respect to such Balance Sheet Guaranty True-Up Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10; provided that, if the amount owing to Acquiror pursuant to this Section 2.06(h)(ii) exceeds the amount of the Escrow Property, then Seller shall deliver to Acquiror an amount of cash equal to such excess. If, after any such release of Escrow Property by the Escrow Agent in accordance with this Section 2.06(h)(ii), the remaining Escrow Property is less than the applicable Retained Amount (i.e., $25,000,000), Seller shall promptly

(and in any case within two (2) Business Days following such release) deposit additional funds with the Escrow Agent in an amount equal to the applicable Retained Amount (i.e., $25,000,000) less the actual Escrow Property then on deposit in the Escrow Account, which additional funds shall be held by the Escrow Agent as Escrow Property in accordance with the Escrow Agreement. For the avoidance of doubt, no Escrow Property will be released to Seller pursuant to this Section 2.06(h) if the Balance Sheet Guaranty True-Up Amount calculated as of the second Balance Sheet Guaranty True-Up Year is a negative amount.

(i) Balance Sheet Guaranty True-Up Payment and Release of Escrow Property for the third Balance Sheet Guaranty True-Up Year.

(i) Positive Cumulative Development Since Closing Date. If the Balance Sheet Guaranty True-Up Amount calculated as of the third Balance Sheet Guaranty True-Up Year is a positive amount, and:

(A) the Balance Sheet Guaranty True-Up Difference Amount is a negative amount, then, within two (2) Business Days after the date on which the Final Annual Reconciliation with respect to the third Balance Sheet Guaranty True-Up Year becomes such in accordance with Section 2.06(e), Acquiror and Seller will execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) (x) to Acquiror the absolute value of the Balance Sheet Guaranty True-Up Difference Amount, increased by any Taxes actually incurred, or decreased by any Tax savings actually derived, by Acquiror with respect to such Balance Sheet Guaranty True-Up Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10; provided that, if the amount owing to Acquiror pursuant to this Section 2.06(i)(i)(A) exceeds the amount of the Escrow Property, then Seller shall deliver to Acquiror an amount of cash equal to such excess, and (y) to Seller any remaining Escrow Property in excess of the applicable Retained Amount (i.e., $16,250,000) then on deposit in the Escrow Account (after giving effect to the payment described in (x) above). If, after any such release of Escrow Property by the Escrow Agent in accordance with clause (x) of this Section 2.06(i)(i)(A), the remaining Escrow Property is less than the applicable Retained Amount (i.e., $16,250,000), Seller shall promptly (and in any case within two (2) Business Days following such release) deposit additional funds with the Escrow Agent in an amount equal to the applicable Retained Amount (i.e., $16,250,000) less the actual Escrow Property then on deposit in the Escrow Account, which additional funds shall be held by the Escrow Agent as Escrow Property in accordance with the Escrow Agreement; or

(B) the Balance Sheet Guaranty True-Up Difference Amount is a positive amount, then, within two (2) Business Days after the date on which the Final Annual Reconciliation with respect to the third Balance Sheet Guaranty True-Up Year becomes such in accordance with Section 2.06(e), (x) Acquiror will pay to Seller an amount equal to the Balance Sheet Guaranty True-Up Difference

Amount, decreased by any Taxes actually incurred, or increased by any Tax savings actually derived, by Acquiror with respect to such Balance Sheet Guaranty True-Up Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10, by wire transfer of immediately available funds to an account designated in writing by Seller and (y) Acquiror and Seller will execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) to Seller any Escrow Property in excess of the applicable Retained Amount (i.e., $16,250,000) which is held by the Escrow Agent.

(ii) Negative Cumulative Development Since Closing Date. If the Balance Sheet Guaranty True-Up Amount calculated as of the third Balance Sheet Guaranty True-Up Year is a negative amount, and:

(A) the Balance Sheet Guaranty True-Up Difference Amount is a positive amount, then, within two (2) Business Days after the date on which the Final Annual Reconciliation with respect to the third Balance Sheet Guaranty True-Up Year becomes such in accordance with Section 2.06(e), Acquiror will pay an amount equal to the Balance Sheet Guaranty True-Up Difference Amount, decreased by any Taxes actually incurred, or increased by any Tax savings actually derived, by Acquiror with respect to such Balance Sheet Guaranty True-Up Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10, as follows: (x) if the remaining Escrow Property is less than the Retained Amount for the immediately proceeding Balance Sheet Guaranty True-Up Year (i.e., $25,000,000), Acquiror shall deposit funds with the Escrow Agent in an amount equal to the Retained Amount for the immediately proceeding Balance Sheet Guaranty True-Up Year (i.e., $25,000,000) less the actual amount of Escrow Property then on deposit in the Escrow Account, which additional funds shall be held by the Escrow Agent as Escrow Property in accordance with the Escrow Agreement, and (y) Acquiror shall pay to Seller the balance of such Balance Sheet Guaranty True-Up Amount, after giving effect to the payment, if any, described in (x) above; or

(B) the Balance Sheet Guaranty True-Up Difference Amount is a negative amount, then, within two (2) Business Days after the date on which the Final Annual Reconciliation with respect to the third Balance Sheet Guaranty True-Up Year becomes such in accordance with Section 2.06(e), Acquiror and Seller shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) to Acquiror Escrow Property in amount equal to the absolute value of such Balance Sheet Guaranty True-Up Difference Amount, increased by any Taxes actually incurred, or decreased by any Tax savings actually derived, by Acquiror with respect to such Balance Sheet Guaranty True-Up Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10; provided that, if the amount owing to Acquiror pursuant to this Section 2.06(i)(ii)(B) exceeds the amount of the Escrow Property, then Seller shall deliver to Acquiror an amount of cash equal to such excess. If, after any such release of Escrow Property by the Escrow Agent in accordance with this Section 2.06(i)(ii)(B), the remaining Escrow Property is less than the applicable Retained Amount (i.e., $16,250,000), Seller shall promptly (and in any case within two (2) Business Days following such release) deposit additional funds with the Escrow Agent in an amount equal to the applicable Retained Amount (i.e., $16,250,000) less the actual Escrow Property then on deposit in the Escrow Account, which additional funds shall be held by the Escrow Agent as Escrow Property in accordance with the Escrow Agreement.

For the avoidance of doubt, no Escrow Property will be released to Seller pursuant to this Section 2.06(i) if the Balance Sheet Guaranty True-Up Amount calculated as of the third Balance Sheet Guaranty True-Up Year is a negative amount.

(j) The parties hereby agree that, notwithstanding anything contained herein to the contrary, for purposes of (A) preparing any statement, settlement or proposal required by Section 2.06 or Section 2.07, or (B) determining or calculating any payment amount required by Section 2.06 or Section 2.07, the effects of any and all of the following shall be disregarded:

(i) any failure by Acquiror or the Companies to use commercially reasonable efforts fully enforce all of the Companies’ rights under all reinsurance agreements, vendor contracts and other agreements to which any Company is a party;

(ii) any failure by Acquiror or the Companies to (A) operate the Business, as it relates to the Pre-Closing Vanliner Policies and the Post-Closing Bound Policies, in the ordinary course and in accordance with applicable Law, and (B) administer all Pre-Closing Vanliner Policies and Post-Closing Bound Policies in good faith and in a manner, scope and at a service level substantially consistent with those utilized by Acquiror in providing administration with respect to insurance policies issued by Acquiror, including with respect to administering, investigating and paying, if appropriate, claims under Vanliner insurance policies and contracts, which standards of service shall be consistent with standards of service generally accepted in the property and casualty insurance industry;

(iii) any action taken, or any failure to take any action, by Acquiror or the Companies (A) the purpose of which is to improperly and in bad faith reduce or increase the amount of any calculation required by Section 2.06 or Section 2.07 or (B) with the intent of improperly and in bad faith changing the amount of any line item on any statement required by Section 2.06 or Section 2.07 or any calculation required by Section 2.06 or Section 2.07, in each case, in favor of Acquiror;

(iv) any action taken, or any failure to take any action, by Acquiror or the Companies with respect to any accounting, books, records, policies or procedures on which any statement, settlement or proposal required by Section 2.06 or Section 2.07 or any payment amount required by Section 2.06 or Section 2.07 are to be based the purpose of which is to impede or delay (A) the determination of any such statement, settlement, proposal or amount or (B) the preparation of any such statement, settlement or proposal, in each case, in the manner and utilizing the methods contemplated by this Agreement;

(v) the effects of any reinsurance agreement, treaty or similar arrangement (i) entered into or (ii) amended, terminated, modified, recaptured or otherwise altered, in each case, by any Company or any of their respective Affiliates after the Closing Date;

(vi) any Losses that are or have been the subject of an indemnification claim made by Acquiror pursuant to Article X, without regard to whether such indemnification claim, as finally determined in accordance with Article X, resulted in any payment by Seller under Article X; and

(vii) any Post-Closing Extra-Contractual Liabilities.

(k) Acquiror agrees that, until the Final Settlement Date, Acquiror shall (A) promptly notify Seller in writing upon the occurrence of any event or series of events which would reasonably be expected to have the effect of materially changing the amount of (i) any line item on any statement, settlement or proposal required by Section 2.06 or Section 2.07 or (ii) any payment required by Section 2.06 or Section 2.07, (B) maintain proper books of record and account in which full, true and correct entries are made of all of the Companies’ dealings and transactions in relation to the Business as it relates to the Pre-Closing Vanliner Policies and the Post-Closing Bound Policies separate and apart from the books of record and account relating to any other business of the Companies and (C) within sixty (60) days following the end of each calendar quarter following the determination of the Final Balance Sheet, deliver to Seller the Quarterly Balance Sheet as of the end of such calendar quarter.

(l) Notwithstanding anything else in this Section 2.06, in no event shall the aggregate amount of payments by Seller pursuant to this Section 2.06 and Section 2.07 exceed 100% of the Closing Payment, as adjusted pursuant to Section 2.05.

(m) The parties agree that all amounts actually paid (for the avoidance of doubt, such amounts having been determined after giving effect to any Taxes actually incurred, or any Tax savings actually derived, by Acquiror, as provided in this Section 2.06) pursuant to this Section 2.06 shall be treated for all tax purposes as an adjustment to the Purchase Price. The parties agree that for purposes of this Section 2.06, the amount of “Taxes actually incurred” and “Tax savings actually derived” by Acquiror shall be determined by multiplying the Balance Sheet Guaranty True-Up Amount calculated as of the second Balance Sheet Guaranty True-Up Year or the Balance Sheet Guaranty True-Up Difference Amount, as applicable, by an assumed combined tax rate equal to (i) the highest marginal tax rate set forth in Section 11(b) of the Code for the applicable taxable year plus (ii) one percent (1%); provided that any deferred tax benefits included in the Balance Sheet Guaranty True-Up Amount calculated as of the second Balance Sheet Guaranty True-Up Year or the Balance Sheet Guaranty True-Up Difference Amount, as applicable, shall not be included in such calculation.

Section 2.07 2013 Guaranty True-Up; Potential Early Settlement; Final Settlement.

(a) By no later than March 31, 2014, Acquiror shall prepare and deliver to Seller:

(i) the Post-Closing Financial Statements as of December 31, 2013;

(ii) (A) an adjusted Final Balance Sheet updated by Acquiror to reflect (x) the actual amounts paid, received or adjusted by the Companies during the period from the Closing Date through December 31, 2013 with respect to the line items entitled “Reinsurance Receivable on Paid Losses”, “Reinsurance Receivable on Reserves” and “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)”, calculated as of the Closing Date, including a resetting of the Total Combined Reserves, and (y) the amounts set forth on the Final Annual Reconciliation with respect to the third Balance Sheet Guaranty True-Up Year for all Other Line Items on the balance sheet not included in clause (x) above (collectively, the “2013 Reconciliation”) and (B) a statement setting forth a reasonably detailed calculation, as of December 31, 2013, of (1) the Uncollectible Reinsurance Receivables Amount (the “2013 Uncollectible Reinsurance Receivables Calculation”), (2) the amount of Unrecorded Liabilities (the “2013 Unrecorded Liabilities Calculation”), (3) the amount of Contingent Assets (the “2013 Contingent Assets Calculation”) and (4) the 2013 Guaranty True-Up Amount substantially in the form set forth in Exhibit I, in each case, prepared in good faith and in accordance with (I) the Accounting Principles, (II) the Settlement Methodology and (III) Section 2.06(j);

(iii) a proposal for the early settlement of any Final Settlement Difference Amount that would otherwise be payable pursuant to Section 2.07(q) (such statement, the “Early Settlement Proposal”). The Early Settlement Proposal shall set forth a specific dollar amount to be paid either (x) by Acquiror to Seller or (y) by Seller to Acquiror, in each case, in full satisfaction of any future Final Settlement Difference Amount (such proposed payment, the “Proposed Early Settlement Payment”); and

(iv) a written certification of the Chief Financial Officer of each of Acquiror and Vanliner that such 2013 Reconciliation and Acquiror’s calculation of the 2013 Uncollectible Reinsurance Receivables Calculation, the 2013 Unrecorded Liabilities Calculation, the 2013 Contingent Assets Calculation and the 2013 Guaranty True-Up Amount were calculated in good faith and in accordance with the Accounting Principles, the Settlement Methodology, Section 2.06(j) and this Section 2.07 (the materials described in (i) through (iv), the “Settlement Materials”).

(b) During the sixty (60) days immediately following Seller’s receipt of the Settlement Materials (the “Settlement Materials Review Period”), Seller and its Representatives will be permitted to review the audited statutory financial statements of Vanliner, the related stand-alone work papers (which may be redacted to the extent necessary to remove information not relating to such Settlement Materials) of Acquiror and Acquiror’s actuaries and independent accountants, and the Companies’ books, records and other relevant financial information, in each case, relating to such Settlement Materials, and Acquiror will make reasonably available the individuals then in its employ, or in the employ of the Companies, responsible for and knowledgeable about the information used in, and the preparation of, such Settlement Materials in order to respond to the reasonable inquiries of Seller; provided, however, that Acquiror’s actuaries and independent accountants will not be obligated to make any work papers available to Seller unless and until Seller has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such actuaries and independent accountants.

(c) 2013 Notice of Disagreement. Seller will notify Acquiror in writing (the “2013 Notice of Disagreement”) prior to the expiration of the Settlement Materials Review Period, if Seller disagrees with the 2013 Reconciliation or the calculation of the 2013 Uncollectible Reinsurance Receivables Calculation, the 2013 Unrecorded Liabilities Calculation or the 2013 Contingent Assets Calculation. The 2013 Notice of Disagreement will set forth in reasonable detail the basis for such dispute, the amounts involved and Seller’s determination of such disputed amounts. If no 2013 Notice of Disagreement is delivered by Seller prior to the expiration of the Settlement Materials Review Period, then the 2013 Reconciliation, the 2013 Uncollectible Reinsurance Receivables Calculation, the 2013 Unrecorded Liabilities Calculation and the 2013 Contingent Assets Calculation will be deemed to have been accepted by Seller and will become final and binding upon the parties.

(d) Resolution. During the twenty (20) days immediately following the delivery of the 2013 Notice of Disagreement, Seller and Acquiror will seek in good faith to resolve any differences that they may have with respect to the matters specified in the 2013 Notice of Disagreement.

(e) Engagement of 2013 Independent Expert. If, at the end of the twenty (20) day period described in Section 2.07(d), Seller and Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the 2013 Notice of Disagreement, then Seller and Acquiror will submit all matters that remain in dispute with respect to the 2013 Notice of Disagreement (along with copies of the 2013 Reconciliation, the 2013 Uncollectible Reinsurance Receivables Calculation, the 2013 Unrecorded Liabilities Calculation and the 2013 Contingent Assets Calculation marked to indicate those line items that are in dispute) to PricewaterhouseCoopers LLP (as determined pursuant to this Section 2.07(e), the “2013 Independent Expert”). In the event that PricewaterhouseCoopers LLP refuses or is otherwise unable to act as the 2013 Independent Expert, the parties shall cooperate in good faith to appoint an independent certified public accounting firm with actuarial expertise in the United States of national recognition mutually agreeable to the parties, in which event “2013 Independent Expert” shall mean such firm. Within thirty (30) days after the submission of such matters to the 2013 Independent Expert, or as soon as practicable thereafter, the 2013 Independent Expert will make a final determination, binding on the parties to this Agreement and their respective Affiliates and Representatives, of the appropriate amount of each of the line items in the 2013 Reconciliation and the calculation of the 2013 Uncollectible Reinsurance Receivables Calculation, the 2013 Unrecorded Liabilities Calculation and the 2013 Contingent Assets Calculation as to which Seller and Acquiror disagree as set out in the 2013 Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Acquiror, shall not be more favorable to Seller than the amounts advocated by Seller in the 2013 Notice of Disagreement or more favorable to Acquiror than the amounts advocated by Acquiror in the 2013 Reconciliation or Acquiror’s calculation of the 2013 Uncollectible Reinsurance Receivables Calculation, the 2013 Unrecorded Liabilities Calculation and the 2013 Contingent Assets Calculation with respect to such disputed line item. For the avoidance of doubt, (i) the 2013 Independent Expert’s review of the 2013 Reconciliation shall be limited to a determination of whether such document was prepared in accordance with Section 2.06 and this Section 2.07, (ii) the 2013 Independent Expert’s review of the 2013 Unrecorded Liabilities Calculation, the 2013 Uncollectible Reinsurance Receivables Calculation and the 2013 Contingent Assets Calculation shall be limited to a determination of whether such calculations were prepared in accordance with Section 2.06 and this Section 2.07 and (iii) the 2013 Independent Expert shall not review any line items or make any determination with respect to any matters not subject to a dispute in the 2013 Notice of Disagreement. The determination of the adjusted Final Balance Sheet and the calculation of the 2013 Uncollectible Reinsurance Receivables Calculation, the 2013 Unrecorded Liabilities Calculation and the 2013 Contingent Assets Calculation that are final and binding on the parties with respect to December 31, 2013, as determined either through (x) failure to timely deliver a notice of disagreement pursuant to Section 2.07(c), (y) agreement of the parties pursuant to Section 2.07(d) or (z) through the action of the 2013 Independent Expert pursuant to this Section 2.07(e), are referred to as the “Final 2013 Reconciliation”, the “Final 2013 Uncollectible Reinsurance Receivables Calculation”, the “Final 2013 Unrecorded Liabilities Calculation” and the “Final 2013 Contingent Assets Calculation”.

(f) The cost of the 2013 Independent Expert’s review and determination shall be shared equally by Seller, on the one hand, and Acquiror, on the other hand. During the review by the 2013 Independent Expert, Acquiror and Seller will each make available to the 2013 Independent Expert interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the 2013 Independent Expert to fulfill their obligations under Section 2.07(e); provided, however, that the actuaries and independent accountants of Seller or Acquiror will not be obligated to make any work papers available to a 2013 Independent Expert unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such actuaries or accountants, as applicable.

(g) Calculation of 2013 Guaranty True-Up Amount. The “2013 Guaranty True-Up Amount” will be an amount calculated in accordance with this Section 2.07(g). The “2013 Guaranty True-Up Amount” will be calculated as follows:

(i) the Closing Date Net Reserves Amount;

(ii) plus the Closing Date Net Unearned Premium Runoff Amount;

(iii) plus the Net Unearned Premium Runoff from Post-Closing Bound Policies as of December 31, 2013;

(iv) minus the 2013 Net Reserves Amount;

(v) (A) plus the 2012 Other Balance Sheet Account Difference Amount, if such amount is positive, or (B) minus the absolute value of the 2012 Other Balance Sheet Account Difference Amount, if such amount is negative;

(vi) (A) minus the Final 2013 Uncollectible Reinsurance Receivables Calculation, if such amount is positive, or (B) plus the absolute value of the Final 2013 Uncollectible Reinsurance Receivables Calculation as of December 31, 2013, if such amount is negative;

(vii) minus Unrecorded Liabilities as of December 31, 2013;

(viii) plus Contingent Assets as of December 31, 2013.

(h) 2013 Guaranty True-Up Payment and Release of Escrow Property.

(i) Positive Cumulative Development Since Closing Date. If the 2013 Guaranty True-Up Amount is a positive amount, and:

(A) the 2013 Guaranty True-Up Difference Amount is a negative amount, then, within two (2) Business Days after the date on which the Final 2013 Reconciliation becomes such in accordance with Section 2.07(e), Acquiror and Seller will execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) (x) to Acquiror the absolute value of the 2013 Guaranty True-Up Difference Amount, increased by any Taxes actually incurred, or decreased by any Tax savings actually derived, by Acquiror with respect to such 2013 Guaranty True-Up Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10; provided that, if the amount owing to Acquiror pursuant to this Section 2.07(h)(i)(A) exceeds the amount of the Escrow Property, then Seller shall deliver to Acquiror an amount of cash equal to such excess, and (y) to Seller any remaining Escrow Property in excess of the applicable Retained Amount (i.e., $10,000,000) then on deposit in the Escrow Account (after giving effect to the payment described in (x) above). If, after any such release of Escrow Property by the Escrow Agent in accordance with clause (x) of this Section 2.07(h)(i)(A), the remaining Escrow Property is less than the applicable Retained Amount (i.e., $10,000,000), Seller shall promptly (and in any case within two (2) Business Days following such release) deposit additional funds with the Escrow Agent in an amount equal to the applicable Retained Amount (i.e., $10,000,000) less the actual Escrow Property then on deposit in the Escrow Account, which additional funds shall be held by the Escrow Agent as Escrow Property in accordance with the Escrow Agreement; or

(B) the 2013 Guaranty True-Up Difference Amount is a positive amount, then, within two (2) Business Days after the date on which the Final 2013 Reconciliation becomes such in accordance with Section 2.07(e), (x) Acquiror will pay to Seller an amount equal to the 2013 Guaranty True-Up

Difference Amount, decreased by any Taxes actually incurred, or increased by any Tax savings actually derived, by Acquiror with respect to such 2013 Guaranty True-Up Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10, by wire transfer of immediately available funds to an account designated in writing by Seller and (y) Acquiror and Seller will execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) to Seller any Escrow Property in excess of the applicable Retained Amount (i.e., $10,000,000) which is held by the Escrow Agent.

(ii) Negative Cumulative Development Since Closing Date. If the 2013 Guaranty True-Up Amount is a negative amount, and:

(A) the 2013 Guaranty True-Up Difference Amount is a positive amount, then, within two (2) Business Days after the date on which the Final 2013 Reconciliation becomes such in accordance with Section 2.07(e), Acquiror will pay an amount equal to the 2013 Guaranty True-Up Difference Amount, decreased by any Taxes actually incurred, or increased by any Tax savings actually derived, by Acquiror with respect to such 2013 Guaranty True-Up Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10, as follows: (x) if the remaining Escrow Property is less than the Retained Amount for the immediately preceding Balance Sheet Guaranty True-Up Year (i.e., $16,250,000), Acquiror shall deposit funds with the Escrow Agent in an amount equal to the Retained Amount for the immediately preceding Balance Sheet Guaranty True-Up Year (i.e., $16,250,000) less the actual amount of Escrow Property then on deposit in the Escrow Account, which additional funds shall be held by the Escrow Agent as Escrow Property in accordance with the Escrow Agreement, and (y) Acquiror shall pay to Seller the balance of such Balance Sheet Guaranty True-Up Amount, after giving effect to the payment, if any, described in (x) above; or

(B) the 2013 Guaranty True-Up Difference Amount is a negative amount, then, within two (2) Business Days after the date on which the Final 2013 Reconciliation becomes such in accordance with Section 2.07(e), Acquiror and Seller shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) to Acquiror Escrow Property in amount equal to the absolute value of such 2013 Guaranty True-Up Difference Amount, increased by any Taxes actually incurred, or decreased by any Tax savings actually derived, by Acquiror with respect to such 2013 Guaranty True-Up Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10; provided that, if the amount owing to Acquiror pursuant to this Section 2.07(h)(ii)(B) exceeds the amount of the Escrow Property, then Seller shall deliver to Acquiror an amount of cash equal to such excess. If, after any such release of Escrow Property by the Escrow Agent in accordance with this Section 2.07(h)(ii)(B), the remaining Escrow Property is less than the applicable Retained Amount (i.e., $10,000,000), Seller shall promptly (and in any case within two (2) Business Days following such release) deposit additional funds with the Escrow Agent in an amount equal to the applicable Retained Amount (i.e., $10,000,000) less the actual Escrow Property then on deposit in the Escrow Account, which additional funds shall be held by the Escrow Agent as Escrow Property in accordance with the Escrow Agreement.

For the avoidance of doubt, no Escrow Property will be released to Seller pursuant to this Section 2.07(h) if the 2013 Guaranty True-Up Amount is a negative amount.

(i) Agreed Early Settlement Payment. If, prior to the date that is fifteen (15) Business Days after the date on which the payments set forth in Section 2.07(h) are made, (i) Seller accepts the Proposed Early Settlement Payment by providing written notice of such acceptance to Acquiror or (ii) Seller and Acquiror otherwise agree in writing to a different payment amount (the payment accepted pursuant to (i) or agreed to pursuant to (ii), the “Agreed Early Settlement Payment”), then the applicable party shall make the Agreed Early Settlement Payment to the other party as follows:

(i) any such amount owed by Acquiror will be paid to Seller by delivery of an amount of cash equal to the Agreed Early Settlement Payment, decreased by any Taxes actually incurred, or increased by any Tax savings actually derived, by Acquiror with respect to such Agreed Early Settlement Payment, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10, and Seller and Acquiror will, on the day the amount of the Agreed Early Settlement Payment is determined, execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release to Seller all Escrow Property held by the Escrow Agent (after giving effect to the release described in Section 2.07(h)) in accordance with the terms of the Escrow Agreement;

(ii) any such amount owed by Seller will be paid to Acquiror by delivery by the Escrow Agent of Escrow Property in an amount equal to the Agreed Early Settlement Payment, increased by any Taxes actually incurred, or decreased by any Tax savings actually derived, by Acquiror with respect to such Agreed Early Settlement Payment, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10, and the parties shall, on the day the Agreed Early Settlement Payment is determined, execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to (A) release to Acquiror such Escrow Property and (B) release to Seller any Escrow Property held by the Escrow Agent after giving effect to the payment of the Agreed Early Settlement Payment and the release described in Section 2.07(h), in each case, in accordance with the terms of the Escrow Agreement; provided, however, that, if the amount owing to Acquiror pursuant to this Section 2.07(i) exceeds the amount of the Escrow Property, then Seller shall deliver to Acquiror an amount of cash equal to such excess; and

(iii) any payment required by this Section 2.07(i) shall be made within two (2) Business Days after the Agreed Early Settlement Payment is determined and shall be paid by wire transfer of immediately available funds to an account designated in writing by the receiving party. Following the determination of the Agreed Early

Settlement Payment in accordance with this Section 2.07(i), if any, Sections 2.07(j) through 2.07(p) shall have no further force and effect.

(j) If, prior to the date that is fifteen (15) Business Days after the date on which the payments set forth in Section 2.07(h) are made, (i) Seller rejects the Proposed Early Settlement Payment by providing written notice of such rejection to Acquiror, (ii) Seller fails to accept the Proposed Early Settlement Payment or (iii) Seller and Acquiror fail to otherwise agree in writing to an Agreed Early Settlement Payment, then, no later than March 31, 2015, Acquiror shall prepare and deliver to Seller:

(A) the Post-Closing Financial Statements as of December 31, 2014;

(B) (I) an adjusted Final Balance Sheet updated by Acquiror to reflect (x) the actual amounts paid, received or adjusted by the Companies during the period from the Closing Date through December 31, 2014 with respect to the line items entitled “Reinsurance Receivable on Paid Losses”, “Reinsurance Receivable on Reserves” and “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)”, calculated as of the Closing Date, including a resetting of the Total Combined Reserves, and (y) the actual amounts set forth on the Final Annual Reconciliation with respect to the third Balance Sheet Guaranty True-Up Year for all Other Line Items on the balance sheet not included in clause (x) above (collectively, the “2014 Proposed Final Settlement Reconciliation”) and (II) a statement setting forth a reasonably detailed calculation, as of December 31, 2014, of (1) the Uncollectible Reinsurance Receivables Amount (the “2014 Uncollectible Reinsurance Receivables Calculation”), (2) the amount of Unrecorded Liabilities (the “2014 Unrecorded Liabilities Calculation”), (3) the amount of Contingent Assets (the “2014 Contingent Assets Calculation”) and (4) the Final Settlement Amount substantially in the form of Exhibit I, in each case, prepared in good faith and in accordance with (I) the Accounting Principles, (II) the Settlement Methodology and (III) Section 2.06(j);

(C) a proposal for the settlement of the Final Settlement Difference Amount that would otherwise be payable pursuant to Section 2.07(q) (such statement, the “Final Settlement Proposal”). The Final Settlement Proposal shall set forth a specific dollar amount to be paid either (x) by Acquiror to Seller or (y) by Seller to Acquiror, in each case, in full satisfaction of the Final Settlement Difference Amount (such proposed payment, the “Proposed Final Settlement Payment”); and

(D) a written certification of the Chief Financial Officer of each of Acquiror and Vanliner that such 2014 Proposed Final Settlement Reconciliation and Acquiror’s calculation of the 2014 Uncollectible Reinsurance Receivables Calculation, the 2014 Unrecorded Liabilities Calculation and the 2014 Contingent Assets Calculation were calculated in good faith and in accordance with the Accounting Principles, the Settlement Methodology, Section

2.06(j) and this Section 2.07 (the materials described in (A) through (D), the “Final Settlement Materials”).

(k) During the sixty (60) days immediately following Seller’s receipt of the Final Settlement Materials (the “Final Settlement Review Period”), Seller and its Representatives will be permitted to review the audited statutory financial statements of Vanliner and the related stand alone work papers (which may be redacted to the extent necessary to remove information not relating to the Final Settlement Materials) of Acquiror and Acquiror’s actuaries and independent accountants, as well as the Companies’ books, records and other relevant financial information, in each case, relating to the Final Settlement Materials, and Acquiror will make reasonably available the individuals then in its employ, or in the employ of the Companies, responsible for and knowledgeable about the information used in, and the preparation of, such Final Settlement Materials in order to respond to the reasonable inquiries of Seller; provided, however, that Acquiror’s actuaries and independent accountants will not be obligated to make any work papers available to Seller unless and until Seller has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such actuaries and independent accountants.

(l) Seller will notify Acquiror in writing (the “Final Settlement Notice of Disagreement”) prior to the expiration of the Final Settlement Review Period if Seller disagrees with the 2014 Proposed Final Settlement Reconciliation or Acquiror’s calculation of the 2014 Uncollectible Reinsurance Receivables Calculation, 2014 Unrecorded Liabilities Calculation, the 2014 Contingent Assets Calculation or the Proposed Final Settlement Payment. The Final Settlement Notice of Disagreement will set forth in reasonable detail the basis for such dispute, the amounts involved and Seller’s determination of such disputed amounts, as applicable. If no Final Settlement Notice of Disagreement is delivered by Seller prior to the expiration of the Final Settlement Review Period, then the Proposed Final Settlement Payment will be deemed to have been accepted by Seller and will become final and binding on the parties, and the Proposed Final Settlement Amount will be the “Final Settlement Amount” for purposes of Section 2.07(p). In the event that a Final Settlement Notice of Disagreement is delivered by Seller prior to the expiration of the Final Settlement Review Period, if the difference between Acquiror’s calculation of:

(i) the 2014 Net Reserves Amount reflected on the 2014 Proposed Final Settlement Reconciliation and Seller’s calculation of the 2014 Net Reserves Amount set forth in the Final Settlement Notice of Disagreement is less than or equal to ten percent (10%) of the larger of such calculations, then the average of such calculations will be the “Final 2014 Net Reserves Amount” for purposes of this Section 2.07;

(ii) the 2014 Uncollectible Reinsurance Receivables Amount set forth in the Final Settlement Materials and Seller’s calculation of such amount set forth in the Final Settlement Notice of Disagreement is less than or equal to ten percent (10%) of the larger of such calculations, then the average of such calculations will be the “Final Uncollectible Reinsurance Receivables Calculation” for purposes of this Section 2.07;

(iii) the 2014 Unrecorded Liabilities Calculation set forth in the Final Settlement Materials and Seller’s calculation of such amount set forth in the Final

Settlement Notice of Disagreement is less than or equal to ten percent (10%) of the larger of such calculations, then the average of such calculations will be the “Final Unrecorded Liabilities Calculation” for purposes of this Section 2.07; and

(iv) the 2014 Contingent Assets Calculation set forth in the Final Settlement Materials and Seller’s calculation of such amount set forth in the Final Settlement Notice of Disagreement is less than or equal to ten percent (10%) of the larger of such calculations, then the average of such calculations will be the “Final Contingent Assets Calculation” for purposes of this Section 2.07.

(m) If the difference between Acquiror’s calculation of any of the amounts described in Section 2.07(l)(i)-(iv) and Seller’s calculation of such amounts is greater than ten percent (10%) of the larger of such calculations, then, during the twenty (20) days immediately following the delivery of the Final Settlement Notice of Disagreement (the “Final Settlement Consultation Period”), Seller and Acquiror will seek in good faith to resolve any differences that they may have with respect to such calculations. If Seller and Acquiror are unable to resolve such differences prior to the expiration of the Final Settlement Consultation Period, then Acquiror’s calculations (as set forth in the Final Settlement Materials) of the applicable amounts that remain in dispute and Seller’s calculations (as set forth in the Final Settlement Notice of Disagreement) of the applicable amounts that remain in dispute will be submitted, no later than one (1) Business Day following the expiration of the Final Settlement Consultation Period, to PricewaterhouseCoopers LLP (as determined pursuant to this Section 2.07(m), the “Final Settlement Independent Expert”) to resolve such disputes. In the event that PricewaterhouseCoopers LLP refuses or is otherwise unable to act as the Final Settlement Independent Expert, the parties shall cooperate in good faith to appoint an independent actuarial firm in the United States of national recognition mutually agreeable to the parties, in which event “Final Settlement Independent Expert” shall mean such firm. Neither Seller nor Acquiror shall use PricewaterhouseCoopers LLP as its independent actuary for purposes of preparing the calculation required by this Section 2.07(m).

(n) The Final Settlement Independent Expert shall, within thirty (30) days after receipt of the notice described in Section 2.07(m), or as soon as practicable thereafter, in accordance with this Section 2.07(n), render a final determination, as applicable, of:

(i) the 2014 Net Reserves Amount by selecting the determination of such amount submitted by either Seller or Acquiror which, ivn the judgment of the Final Settlement Independent Expert, most accurately reflects the amount of the 2014 Net Reserves Amount as calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j);

(ii) the 2014 Uncollectible Reinsurance Receivables Calculation by selecting the determination of such amount submitted by either Seller or Acquiror which, in the judgment of the Final Settlement Independent Expert, most accurately reflects the 2014 Uncollectible Reinsurance Receivables Calculation as calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j);

(iii) the 2014 Unrecorded Liabilities Calculation by selecting the determination of such amount submitted by either Seller or Acquiror which, in the judgment of the Final Settlement Independent Expert, most accurately reflects the 2014 Unrecorded Liabilities Calculation as calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j); and/or

(iv) the 2014 Contingent Assets Calculation by selecting the determination of such amount submitted by either Seller or Acquiror which, in the judgment of the Final Settlement Independent Expert, most accurately reflects the 2014 Contingent Assets Calculation as calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j).

The Final Settlement Independent Expert shall have no power or authority to select a determination of any amount described in Section 2.07(n)(i)-(iv) other than an applicable amount submitted by Seller or Acquiror, and the determination of such amounts selected by the Final Settlement Independent Expert shall be final and binding on the parties. The calculation of the 2014 Net Reserves Amount, the 2014 Uncollectible Reinsurance Receivables Calculation, the 2014 Unrecorded Liabilities Calculation and the 2014 Contingent Assets Calculation that are final and binding on the parties, as determined either through (A) the failure to timely deliver a Final Settlement Notice of Disagreement pursuant to Section 2.07(l), (B) agreement of the parties pursuant to Section 2.07(m), (C) the averaging of the applicable amounts pursuant to Section 2.07(l) or (D) the action of the Final Settlement Independent Expert pursuant to this Section 2.07(n), are referred to as the “Final 2014 Net Reserves Amount”, the “Final Uncollectible Reinsurance Receivables Calculation”, the “Final Unrecorded Liabilities Calculation” and the “Final Contingent Assets Calculation”, respectively, and the date on which such amounts are determined is referred to as the “Final Settlement Amount Determination Date”.

(o) The cost of the Final Settlement Independent Expert’s review and determination shall be shared equally by Seller, on the one hand, and Acquiror, on the other hand. During the review by the Final Settlement Independent Expert, Acquiror and Seller will each make available to the Final Settlement Independent Expert interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Final Settlement Independent Expert to fulfill its obligations under Section 2.07(n); provided, however, that the independent actuaries of Seller or Acquiror will not be obligated to make any work papers available to the Final Settlement Independent Expert unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such actuaries.

(p) Calculation of Final Settlement Amount. The “Final Settlement Amount” will be an amount calculated in accordance with this Section 2.07(p). The “Final Settlement Amount” will be calculated as follows:

(i) the Closing Date Net Reserves Amount;

(ii) plus the Closing Date Net Unearned Premium Runoff Amount;

(iii) plus the Net Unearned Premium Runoff from Post-Closing Bound Policies as of December 31, 2014;

(iv) minus the Final 2014 Net Reserves Amount;

(v) (A) plus the 2012 Other Balance Sheet Account Difference Amount, if such amount is positive, or (B) minus the absolute value of the 2012 Other Balance Sheet Account Difference Amount, if such amount is negative;

(vi) (A) minus the Final Uncollectible Reinsurance Receivables Calculation, if such amount is positive, or (B) plus the absolute value of the Final Uncollectible Reinsurance Receivables Calculation, if such amount is negative;

(vii) minus the Final Unrecorded Liabilities Calculation;

(viii) plus the Final Contingent Assets Calculation.

(q) Final Settlement Amount Payment and Final Release of Escrow Property.

(i) If the Final Settlement Difference Amount is a positive amount, then, within two (2) Business Days after the Final Settlement Amount Determination Date, (A) Acquiror will pay to Seller an amount equal to the Final Settlement Difference Amount, decreased by any Taxes actually incurred, or increased by any Tax savings actually derived, by Acquiror with respect to such Final Settlement Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10, by wire transfer of immediately available funds to an account designated in writing by Seller and (B) Acquiror and Seller will execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) to Seller any remaining Escrow Property which is held by the Escrow Agent.

(ii) If the Final Settlement Difference Amount is a negative amount, then, within two (2) Business Days after the Final Settlement Amount Determination Date, Acquiror and Seller shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to promptly release (in accordance with the Escrow Agreement) (A) to Acquiror Escrow Property in amount equal to the absolute value of such Final Settlement Difference Amount, increased by any Taxes actually incurred, or decreased by any Tax savings actually derived, by Acquiror with respect to such Final Settlement Difference Amount, together with interest thereon at the Escrow Rate calculated and payable in accordance with Section 2.10; provided, that, if the amount owing to Acquiror pursuant to this Section 2.07(q)(ii) exceeds the amount of the Escrow Property, then Seller shall deliver to Acquiror an amount of cash equal to such excess by wire transfer of immediately available funds to an account designated in writing by Acquiror, and (B) to Seller any remaining Escrow Property then on deposit in the Escrow Account (after giving effect to the release described in (A) above).

(r) The parties agree that all amounts actually paid (for the avoidance of doubt, such amounts having been determined after giving effect to any Taxes actually incurred,

or any Tax savings actually derived, by Acquiror, as provided in this Section 2.07) pursuant to this Section 2.07 shall be treated for all tax purposes as an adjustment to the Purchase Price. The parties agree that for purposes of this Section 2.07, the amount of “Taxes actually incurred” and “Tax savings actually derived” by Acquiror shall be determined by multiplying the 2013 Guaranty True-Up Difference Amount, the Agreed Early Settlement Payment or the Final Settlement Difference Amount, as applicable, by an assumed combined tax rate equal to (i) the highest marginal tax rate set forth in Section 11(b) of the Code for the applicable taxable year plus (ii) one percent (1%); provided that any deferred tax benefits included in the 2013 Guaranty True-Up Difference Amount, the Agreed Early Settlement Payment or the Final Settlement Difference Amount, as applicable, shall not be included in such calculation.

Section 2.08 Additional Consideration. Within two (2) Business Days after the date on which the Final Balance Sheet becomes such in accordance with Section 2.05(f), Acquiror shall deliver to Seller (a) a statement setting forth a reasonably detailed calculation of the Unearned Premium Amount and (b) a schedule of payments to be made by Acquiror with respect to the Unearned Premium Amount consistent with the schedule of payments set forth on Schedule 2.08 (the “Unearned Premium Payment Schedule”). No later than thirty (30) Business Days following the end of each Unearned Premium Payment Period, Acquiror shall pay to Seller the amount set forth on the Unearned Premium Payment Schedule for such Unearned Premium Payment Period. The parties agree that all payments made pursuant to this Section 2.08 shall be treated for all tax purposes as an adjustment to the Purchase Price.

Section 2.09 Transactions; Closing Deliveries.

(a) To document and consummate the transactions contemplated by this Agreement, at the Closing:

(i) Acquiror shall pay to Seller the Closing Payment, less the Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Seller at least two (2) Business Days prior to the Closing;

(ii) Acquiror shall deposit with the Escrow Agent the Escrow Amount; and

(iii) Seller shall deliver to Acquiror (A) one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, and (B) written resignations of each of the directors and officers of each of the Companies other than those directors and officers with respect to which Acquiror shall have notified Seller in writing at least two (2) Business Days prior to the Closing to not so resign.

(b) To further document the transactions contemplated by this Agreement, at or prior to the Closing, Seller (or one or more of its Affiliates, as applicable) will enter into and deliver to Acquiror (and/or its Affiliates, if applicable), and Acquiror (or one or more of its Affiliates, as applicable) will enter into and deliver to Seller (and/or its Affiliates, if applicable):

(i) the Escrow Agreement;

(ii) the Transition Services Agreement;

(iii) the Affinity Agreement;

(iv) the Lease Agreement;

(v) the Trademark License Agreement; and

(vi) such agreements, documents, instruments or certificates as may be required to effectuate transactions contemplated by the Restructuring Plan.

(c) Each of Seller, Acquiror and National Interstate will deliver to the other a certificate of the Secretary or an Assistant Secretary of such Person, dated as of the Closing Date, as to the resolutions duly and validly adopted by the board of directors, or other governing body, of such Person evidencing its authorization of the execution, delivery and performance of the Transaction Agreements to which such Person is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements.

(d) At or prior to the Closing, Seller will deliver to Acquiror a certificate of non-foreign status that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(e) At the Closing, Seller shall deliver to Acquiror a schedule setting forth the name, address and telephone number of, and an estimate of the gross premiums written (by line of business) with respect to the Business sold or produced by, each Agent for the fiscal year ended December 31, 2009.

(f) At the Closing, Seller shall deliver to Acquiror a termination statement or other release that evidences the termination and release of all Liens (other than any Acquiror Liens) on the Shares.

(g) At the Closing, Seller shall deliver to Acquiror a schedule setting forth a true and correct list of all Pre-Closing Vanliner Quotes.

(h) In addition to the foregoing, at or prior to the Closing, (i) Seller will deliver to Acquiror the certificate referred to in Section 8.02(a)(iii) and (ii) Acquiror will deliver to Seller the certificate referred to in Section 8.01(a)(iii).

Section 2.10 Payments and Computations. Each party will make each payment due to the other party to this Agreement pursuant to this Article II as early as practicable on the day when due. All payments will be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment no later than two (2) Business Days preceding the date of payment. Except as provided in Section 2.08, all computations of interest will be at the Interest Rate or, in the case of interest payable under Section 2.06 and Section 2.07, at the Escrow Rate, in each case, on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Interest with respect to any payment required by Section 2.06 and Section 2.07 shall be payable for the period from and excluding the Closing Date through and excluding the date on which the applicable payment is made. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will be included in the computation of payment of interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Acquiror as follows:

Section 3.01 Incorporation, Qualification and Authority of Seller.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Missouri and has all requisite power to operate its business as now conducted and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect with respect to Seller.

(b) Seller has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, the Transaction Agreements to which it is or will be a party. The execution and delivery by Seller of the Transaction Agreements to which it is or will be a party, and the consummation by Seller of the transactions contemplated by, and the performance by Seller of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which Seller is or will be a party, such other Transaction Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Acquiror) this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which Seller is or will be a party, such other Transaction Agreements will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02 Incorporation, Qualification and Authority of the Companies.

(a) Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite power and authority to operate its business as now conducted. Each of the Companies is duly qualified as a foreign corporation to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Business or the Companies. Vanliner Re has no material assets or liabilities and conducts no business of a material nature.

(b) Each of the Companies has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, the Transaction Agreements to which it is or will be a party. The execution and delivery by each of the Companies of the Transaction Agreements to which it is or will be a party, and the consummation by each of the Companies of the transactions contemplated by, and the performance by each of the Companies of its obligations under, such Transaction Agreements have been (or will be prior to Closing) duly authorized by all requisite corporate action on the part of such entity. Upon execution and delivery of the Transaction Agreements to which each of the Companies is or will be a party, such Transaction Agreements will be duly executed and delivered by such entity, and (assuming due authorization, execution and delivery by each other party to such Transaction Agreements) such Transaction Agreements will constitute, the legal, valid and binding obligation of such entity, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Seller has made available to Acquiror copies of the organizational documents of each of the Companies, in each case as amended and in effect, and no amendments or modifications to such documents have been authorized by the board of directors of Seller or any of the Companies.

Section 3.03 Capital Structure of the Companies; Ownership and Transfer of the Shares and the Owned IT Assets.

(a) Schedule 3.03(a) sets forth (i) all the authorized Capital Stock of each of the Companies and (ii) the number of shares of each class or series of Capital Stock of each of the Companies that are issued and outstanding, together with the registered holder thereof. Except as set forth in Schedule 3.03(a), there are no shares of Capital Stock of any of the Companies issued and outstanding. All the outstanding Capital Stock of each of the Companies (including the Shares) have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate Seller or any of the Companies to issue, sell, purchase, return or redeem any of the Capital Stock of any of the Companies or securities convertible into or exchangeable for any of such Capital Stock, and there are no shares of Capital Stock of any of the Companies reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of any of the Companies.

(b) Except as set forth in Schedule 3.03(b), the Shares are owned beneficially and of record by Seller, free and clear of all Liens, other than Acquiror Liens. All the outstanding Capital Stock of each of the Transferred Subsidiaries is owned beneficially and of record by Vanliner Group, free and clear of all Liens.

(c) Except as set forth in Schedule 3.03(c), Seller has good and valid title to all of the Owned IT Assets, free and clear of all Liens, other than Permitted Liens.

(d) Seller has the corporate power and authority to sell, convey, assign, transfer and deliver the Shares and the Owned IT Assets as provided in this Agreement, and the sale, conveyance, assignment, transfer and delivery of the Shares and the Owned IT Assets as contemplated by this Agreement will convey to Acquiror good and marketable title to the Shares and to National Interstate all right, title and interest in, to or under the Owned IT Assets, in each case free and clear of any and all Liens, other than Acquiror Liens and Permitted Liens, respectively.

(e) Except for this Agreement or as set forth in Schedule 3.03(e), there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Capital Stock of any of the Companies.

(f) Vanliner Group has no Subsidiaries other than the Transferred Subsidiaries. Except for any Capital Stock included in the Investment Assets, none of the Companies directly or indirectly own any Capital Stock of any other Person.

Section 3.04 No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as set forth in Schedule 3.04 and except as may result from any facts or circumstances solely relating to Acquiror or its Affiliates (as opposed to any other third party), the execution, delivery and performance by Seller of, and the consummation by Seller of the transactions contemplated by, the Transaction Agreements to which it is or will be a party do not and will not (a) violate or conflict with the organizational documents of Seller or any of the Companies, (b) conflict with or violate any Law or other Governmental Order applicable to Seller or any of the Companies or by which any of them or any of their respective properties or assets, or the assets and properties that will be transferred and assigned to the Companies in connection with the Restructuring Plan, is bound or subject, or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any of the Companies, or the assets and properties that will be transferred and assigned to the Companies in connection with the Restructuring Plan, pursuant to, any agreement, lease, note, bond, loan or credit agreement, mortgage or indenture to which any of the Companies is a party or by which any of them or any of their respective properties or assets is bound, except, in the case of clause (c), any such conflicts, violations, breaches, loss of contractual benefits, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Business, the Companies or Seller.

Section 3.05 Consents and Approvals. Except as set forth in Schedule 3.05, or as may result from any facts or circumstances solely relating to Acquiror or its Affiliates (as opposed to any other third party), the execution and delivery by Seller of the Transaction Agreements to which it is or will be a party do not, and the performance by Seller of, and the consummation by Seller of the transactions contemplated by, such Transaction Agreements will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (except in connection, or in compliance, with the notification and waiting period requirements of the HSR Act), to be obtained or made by Seller or any of the Companies the failure to obtain or make any or all of which would reasonably be expected to have a Material Adverse Effect with respect to the Business or prevent or delay the consummation by Seller of the transactions contemplated by, or the performance by Seller of any of its obligations under, any of the Transaction Agreements to which it is or will be a party.

Section 3.06 Financial Information; Absence of Undisclosed Liabilities.

(a) Schedule 3.06(a) sets forth (i) the unaudited consolidated balance sheet of the Companies as of December 31, 2009 that includes pro forma adjustments to reflect the transactions contemplated by the Restructuring Plan (the “Reference Balance Sheet”), (ii) the unaudited consolidated statement of earnings of the Companies for the twelve-month period ended December 31, 2009 that includes pro forma adjustments to reflect the transactions contemplated by the Restructuring Plan, (iii) the unaudited consolidated balance sheet of the Companies as of March 31, 2010 that includes pro forma adjustments to reflect the transactions contemplated by the Restructuring Plan, and (iv) the unaudited consolidated statement of earnings of the Companies for the three-month period ended March 31, 2010 that includes pro forma adjustments to reflect the transactions contemplated by the Restructuring Plan (the balance sheets and statements referred to in clauses (i) through (iv) being herein collectively referred to as the “Pro Forma Financial Statements”). Except as set forth in Schedule 3.06(a), the Pro Forma Financial Statements have been prepared in accordance with the Accounting Principles and present fairly, in all material respects, the financial condition and the results of operations of the Companies as of their respective dates and for the respective periods covered thereby, subject to the absence of footnotes. The Audited Financial Statements will be prepared in accordance with GAAP and will present fairly, in all material respects, the financial condition, the results of operations, the stockholders’ equity and cash flow of the Companies as of their respective dates and for the respective periods covered thereby.

(b) Schedule 3.06(b) sets forth the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): the annual statement of Vanliner as of and for the annual periods ended December 31, 2008 and December 31, 2009, in each case, as filed with the insurance regulatory authority of State of Missouri. Since December 31, 2007, Vanliner has filed all statutory financial statements required by applicable Law to be filed with or submitted to the appropriate insurance regulatory authority and each such statement was in material compliance with all applicable Laws when filed. Each of the Statutory Statements has been prepared in accordance with SAP and in conformity with the practices consistently applied by Vanliner and presents fairly the statutory financial position and results of operations of Vanliner as of their respective dates and for the respective periods covered thereby.

(c) Except as set forth in Schedule 3.06(c)(i), none of the Companies has any Indebtedness other than Indebtedness to any of the other Companies. None of the Companies has or, after giving effect to the transactions contemplated by the Restructuring Plan, will have, any Liabilities of a type that would be required under the Accounting Principles to be reflected on a financial statement and that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Business or the Companies, other than Liabilities (i) as and to the extent set forth in Schedule 3.06(c)(ii), (ii) as and to the extent reflected or reserved against in the Pro Forma Financial Statements, the Statutory Statements or the Estimated Closing Balance Sheet or (iii) that were incurred in the ordinary course of business consistent with past practice since December 31, 2009.

Section 3.07 Absence of Certain Changes. Except as set forth in Schedule 3.07 or as contemplated by this Agreement, from December 31, 2009 to the date hereof, the Companies have conducted the Business in the ordinary course consistent with past practice, and there has not occurred (a) any event, change, occurrence, development or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Business or the Companies or (b) any agreement to take any action specified in this Section 3.07.

Section 3.08 Absence of Litigation.

(a) Except as set forth in Schedule 3.08(a), there are no Actions (other than claims under policies and certificates of insurance within applicable policy limits) pending or, to the Knowledge of Seller, threatened in writing against (i) Seller or (ii) any of the Companies, in either case that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Business, Seller or the Companies.

(b) There are no Actions pending or, to the Knowledge of Seller, threatened against Seller or any of the Companies that question the validity of, or seek injunctive relief with respect to, any of the Transaction Agreements or the right of Seller to enter into any of such Transaction Agreements other than Actions that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect with respect to the Business, Seller or the Companies.

(c) Seller has made available to Acquiror or its Representatives copies of any material settlement or other similar agreement (or Governmental Order) with respect to any material Action (other than claims under policies and certificates of insurance within applicable policy limits) settled by any of the Companies on or after January 1, 2007.

Section 3.09 Compliance with Laws.

(a) Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.12), except as set forth in Schedule 3.09(a), (i) none of the Companies is in violation of any Laws or Governmental Orders applicable to it or its assets, properties or businesses (other than the assets and properties that will be transferred and assigned to Seller in connection with the Restructuring Plan) and (ii) Seller is not in violation of any Laws or Governmental Orders applicable to the assets and properties that will be transferred and assigned to the Companies in connection with the Restructuring Plan, except, in each case, for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Business, the Companies or Seller.

(b) Except as set forth in Schedule 3.09(b), none of the Companies is a party to, or bound by, any material Governmental Order.

Section 3.10 Governmental Licenses and Permits.

(a) Each of the Companies holds all material governmental qualifications, registrations, filings, licenses, permits, approvals or authorizations that are necessary to conduct its respective business and to own or use their respective assets and properties, as such businesses, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”).

(b) Except as set forth in Schedule 3.10(b), (i) all Permits are valid and in full force and effect as of the date hereof, (ii) no Permit has been revoked, suspended, terminated or materially impaired in any manner since January 1, 2007, (iii) none of the Companies is in default or violation, in any material respect, of any of the Permits, and (iv) none of the Companies, as of the date hereof, is the subject of any pending or, to the Knowledge of Seller, threatened Action seeking the revocation, suspension, termination, modification or impairment of any Permit. Subject to obtaining the consents set forth in Schedule 3.05, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

(c) Schedule 3.10(c) sets forth, as of the date hereof, a true and correct list of each jurisdiction in which Vanliner is qualified or licensed to do business as an insurance company and, with respect to each such jurisdiction, each line of business which Vanliner is qualified or licensed to write, sell or manage.

(d) Except for limitations imposed by applicable Law that are applicable to insurance companies generally, there is no Governmental Order or any other restriction that would be binding on Vanliner following the Closing that prohibits or restricts the payment of shareholder dividends or other shareholder distributions by Vanliner.

Section 3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth, as of the date hereof, a true and correct list of all (i) registered copyrights, registered trademarks, issued patents, and pending applications for any of the foregoing, owned by each of the Companies or that will be transferred and assigned to the Companies in connection with the Restructuring Plan (“Registered Intellectual Property”) together with (A) the jurisdiction in which each such item is issued or registered or in which any application for issuance or registration is pending, (B) the respective issuance, registration or application number of each such item and (C) the date of application and issuance or registration of each such item, (ii) domain name registrations and websites, in each case, used or held for use in connection with the conduct of the Business, and (iii) any proprietary Software (1) owned by each of the Companies, (2) that will be transferred to National Interstate pursuant to this

Agreement or (3) that will be transferred and assigned to the Companies in connection with the Restructuring Plan, in each case, that is material to the operation of the Business.

(b) Except as set forth in Schedule 3.11(b), and other than the Seller Names and Marks, and subject to Section 5.13, each of the Companies either owns or, following the completion of the transactions contemplated by this Agreement, including the Restructuring Plan, will own free and clear of any Liens, or has or, following the completion of the transactions contemplated by the Restructuring Plan, will have the right to use all Intellectual Property that is material to the operation of the Business.

(c) Schedule 3.11(c) sets forth, as of the date hereof, to the Knowledge of Seller, a true and correct list of all written agreements (i) to which any of the Companies is a party or (ii) that will be transferred and assigned to the Companies in connection with the Restructuring Plan (the “Other IT Assets”), in each case, that relate to the use by it of any Intellectual Property that is material to the Business, excluding (A) written agreements from any current or former employee and any written agreements from agents, consultants, contractors or others who have provided products or performed services as works for hire and (B) any shrink wrap agreements or click wrap agreements licensing rights in commercially available Software.

(d) (i) Neither Seller nor any of the Companies has received any written claim or notice from any Person that any of the Companies is engaging in any activity that infringes upon, violates, dilutes or misappropriates any Intellectual Property right of any Person except for infringements, violations, dilutions or misappropriations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Companies and (ii) to the Knowledge of Seller, none of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of the Companies for use in connection with the operation of the Business have any right, title or interest in or to any of the Intellectual Property owned by such Company or that will be transferred and assigned to the Companies in connection with the Restructuring Plan that is material to the operation of the Business.

(e) The Registered Intellectual Property is valid and enforceable in all material respects and, to the Knowledge of Seller, neither Seller nor any of the Companies has, through any action or omission, impaired or otherwise adversely affected in any material respect the rights of any Company in any of such Registered Intellectual Property.

(f) Schedule 3.11(f)(i) sets forth, as of the date hereof, a true and correct list of all of the information technology and other related assets owned by Seller which are used exclusively in the operation of the Business other than the Commercial Property Package system (“CPP System”) described in Schedule 3.11(f)(ii) (such owned information technology assets, excluding the CPP System, the “Owned IT Assets”). The Owned IT Assets are in good operating condition and repair for the purpose for which they are used, ordinary wear and tear excepted. Except as set forth on Schedule 3.11(f)(ii), the Owned IT Assets, the Other IT Assets and the IT Services (as defined in the Transition Services Agreement) to be provided by Seller pursuant the Transition Services Agreement constitute all of the information technology assets, properties or services necessary to conduct the Business as conducted by Seller immediately prior to the date hereof.

Section 3.12 Environmental Matters. Except as set forth in Schedule 3.12: (a) to the Knowledge of Seller, neither Seller (solely with respect to the Business) nor any of the Companies has received a written notice, request for information, claim or demand from any Governmental Authority or third party alleging liability in connection with any release, discharge or disposal of a Hazardous Material into the environment or the violation of any Environmental Law; (b) to the Knowledge of Seller, there has been no release, discharge or disposal of Hazardous Materials on, at or under any real property owned or leased by any of the Companies during the period that it was owned or leased by any Company or arising out of the conduct by the Companies of the Business, that would reasonably be expected to result in the imposition of any material liability to any of the Companies under Environmental Laws; (c) to the Knowledge of Seller, none of the Leased Real Properties is subject to any Lien in favor of any Governmental Authority for (i) material liability under any Environmental Laws or (ii) material costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment; (d) to the Knowledge of Seller, with respect to the Leased Real Properties, or the operation by the Companies of the Business thereon, there are no material judicial or administrative proceedings pending or threatened arising under or relating to an Environmental Law or making any claim based on an Environmental Law for personal injury, wrongful death or property damage; and (e) the Companies have operated and are operating the Business in compliance in all material respects with any applicable Environmental Laws (including any qualifications, registrations, filings, licenses, permits, approvals or authorizations required under any applicable Environmental Law). For the avoidance of doubt, nothing in this Section shall be interpreted as a representation or warranty regarding any Losses relating to or arising from environmental matters under insurance contracts issued by Vanliner. This Section 3.12 contains the sole and exclusive representations and warranties pertaining to environmental matters, Environmental Laws and Hazardous Materials.

Section 3.13 Material Contracts. Except as contemplated by this Agreement, Schedule 3.13(a)(i) sets forth a true and correct list of each of the Material Contracts. Seller has made available to Acquiror a true and correct copy of each written Material Contract, including all amendments thereto, and Schedule 3.13(a)(i) sets forth a description of each oral Material Contract. Except as set forth in Schedule 3.13(a)(ii), each Material Contract is a legal, valid and binding obligation of Seller or a Company, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against such Seller or Company, and, to the Knowledge of Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity)), and neither Seller nor any of the Companies nor, to the Knowledge of Seller, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

Section 3.14 Affiliate Transactions. Schedule 3.14 sets forth a true and correct list of all material contracts, agreements, leases, licenses and other instruments (whether or not reduced to writing) between (a) any Company, on the one hand, and Seller or any Affiliate of Seller (other than any Company), on the other hand, (b) any Company, on the one hand, and any officer, director, employee or consultant (in each case, who is not an Employee) of Seller or any Affiliate of Seller (other than any Company), or any Person related by blood or marriage to such natural Person, on the other hand, and (c) Seller or any Affiliate of Seller (other than any Company), on the one hand, and any Employee, on the other hand (collectively, “Intercompany Agreements”).

Section 3.15 Employee Benefits; Employees.

(a) Schedule 3.15(a) sets forth a list of all (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, and (ii) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs, and agreements, in each case established or maintained by any of the Companies or by Seller or any of its Affiliates for the benefit of any Employees, or to which any of the Companies contributes or is obligated to contribute, or to which Seller or any of its Affiliates contributes or is obligated to contribute for the benefit of any Employees (collectively, the “Benefit Plans”), and specifies the Benefit Plans that are sponsored by any of the Companies (the “Company Benefit Plans”). Seller has made available to Acquiror true, accurate and complete copies (including all amendments, schedules and attachments thereto) of each Company Benefit Plan and the UniGroup, Inc. Special One Time April 2010 Severance Plan. The Companies have no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Benefit Plans. With respect to each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA or an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, Seller has delivered or made available to Acquiror a true and correct copy of (A) each written plan document or agreement and all amendments thereto, (B) each trust agreement, insurance contract or administration agreement relating to such plan or agreement, (C) each summary plan description or other written explanation of such plan provided to participants, (D) the six (6) most recent annual reports (Form 5500) filed with the IRS (including all attachments and schedules thereto) and (E) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any such plan intended to be qualified under section 401(a) of the Code. With respect to each Benefit Plan other than those described in the preceding sentence, Seller has delivered or made available to Acquiror a true and correct copy of either (I) the written plan document or agreement and all amendments thereto or (II) each summary plan description or other written explanation of such plan provided to participants.

(b) Except as provided in Schedule 3.15(b), each Company Benefit Plan has been maintained, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code in all material respects. None of Seller or any Company has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject any Company or any Company Benefit Plan to a Tax or penalty imposed by either

Section 4975 of the Code or Section 502(i) of ERISA. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS with respect to its qualification in form, has been operated in compliance with Section 401(a) and the plan document in all material respects, and no action or amendment has been taken or made that is reasonably anticipated to adversely affect the qualified status of such plan. All reports required by any Governmental Authority to be filed with respect to the Company Benefit Plans have been timely filed.

(c) None of the Seller or any of its Affiliates currently has and at no time since January 1, 1990 has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d) Except as provided in Schedule 3.15(d), with respect to each group health plan benefiting any current or former employee of the Seller or any of its Affiliates that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, the Seller and its Affiliates have complied in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

(e) With respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 U.S.C. § 1395y(b)), the Companies have complied in all material respects with the secondary payer requirements of Section 1862(b)(1) of such Act.

(f) Except as provided in Schedule 3.15(f), no Company Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(g) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Company Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(h) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (i) there is no liability of the Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Seller, no such proceedings with respect to any insurer are imminent.

(i) The Companies have not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of the Employees other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans or than as required by applicable Laws.

(j) Except as provided in Schedule 3.15(j), no Company Benefit Plan provides benefits to any individual who is not a current or former employee of the Seller, the Affiliates of Seller or the Companies, or the dependents or other beneficiaries of any such current or former employee.

(k) All contributions required to be made under the terms of any Company Benefit Plan have been made and appropriately reflected on the Reference Balance Sheet.

(l) Except as set forth in Schedule 3.15(l), no Company has any obligations for retiree welfare benefits other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any qualified Company Benefit Plan, or (iii) deferred compensation benefits reflected on the books of the Company.

(m) Schedule 3.15(m) sets forth a list of each Benefit Plan that provides non-qualified deferred compensation within the meaning of Section 409A of the Code to any Employee. Each such Benefit Plan was operated in good faith compliance with Section 409A of the Code and the applicable guidance thereunder from January 1, 2005 through December 31, 2008 and has been operated and maintained in compliance with Section 409A of the Code and the applicable guidance thereunder in all material respects since January 1, 2009.

(n) Schedule 3.15(n)(i) sets forth a true, accurate and complete list, including the name, position, current base compensation, incentive compensation and total compensation for the calendar year ending December 31, 2009, of each of the Employees. Except as set forth in Schedule 3.08 or Schedule 3.15(n)(ii), with respect to the Employees:

(i) there is not now in existence, nor has there been within the last twelve (12) months prior to Closing, any pending or, to the Knowledge of Seller, threatened: (A) strike, slowdown, stoppage, picketing, interruption of work, lockout, or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; (B) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; or (C) grievance, arbitration, administrative hearing, claim of unfair labor practice, other union- or labor-related Action or other claim, workers’ compensation claim, claim or investigation of wrongful discharge, claim or investigation of employment discrimination or retaliation, claim or investigation of sexual harassment, or other employment dispute of any nature, against any of the Companies by any of the Employees that, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect with respect to the Business or the Companies;

(ii) none of the Employees are subject to or covered by any collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award with any labor union or any other similar organization, or are represented by any labor organization;

(iii) each of the Companies is, and for the twelve (12) months preceding the date hereof has been: (A) in material compliance with all applicable federal, state, local, foreign and other Laws which relate to employment, equal employment opportunity (including laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act and comparable state, local or other Laws) with respect to employment of the Employees, except for such non-compliance as has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Companies; and (B) not and has not been (individually or collectively in any respect) liable for any arrears of wages, other compensation or benefits, or any taxes or penalties for failure to comply in any material respect with any of the foregoing with respect to the Employees, except for such liability as has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Business or the Companies;

(iv) Seller has made available to Acquiror true and correct summaries of all layoffs and other losses of employment experienced at any site of employment of any of the Companies or one or more facilities or operating units within any site of employment or facility of any of the Companies during the ninety (90) day period preceding the date of this Agreement;

(v) none of the Companies is a party to or obligated under any agreement with any Employee with respect to length, duration or material conditions of employment (or the termination of employment), salaries, bonuses, percentage compensation, deferred compensation, health insurance, any other material form of remuneration or benefits that is not terminable at will by such Company, as applicable, or any successor employer, without cost, liability, penalty or other monetary or non-monetary obligation of any kind, including any termination or severance payments;

(vi) there is not pending or, to the Knowledge of Seller, threatened any Action or other claim or investigation against any of the Companies for actual or possible violation of any agreement described in clause (v) above, or for violation of any right or obligation under any of the Company Benefit Plans, nor to the Knowledge of Seller, is there any reasonable basis for any such Action or other claim (other than routine claims for benefits) or investigation;

(vii) no Employee is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind to which Seller or the Companies are a party or have knowledge that would impede in any material way the ability of such Employee or other agent to carry out fully all of his or her activities and duties;

(viii) the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Employee to severance, change of control or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Company Benefit Plan; and

(ix) all Persons classified or treated by any of the Companies as independent contractors or otherwise as non-employees materially comply with all applicable laws, rules, regulations and other requirements of Law to be so classified or treated, and each of the Companies has fully and accurately reported in all material respects their compensation of any kind on IRS Forms 1099 or as otherwise required by Law.

Section 3.16 Insurance Issued by Vanliner. Except as set forth in Schedule 3.16:

(a) All insurance contract benefits due and payable by or on behalf of Vanliner have in all material respects been paid in accordance with the terms of the insurance contracts under which they arose, except for such benefits for which Vanliner believes there is a reasonable basis to contest payment;

(b) All policy forms for insurance contracts issued by Vanliner, and all amendments, applications, and certificates pertaining thereto, where required by applicable Laws, have been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Laws for objection, subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect with respect to the Business or the Companies;

(c) Any rates of Vanliner that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the rates used by Vanliner conform thereto subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect with respect to the Business or the Companies;

(d) As of the date hereof, there are no unpaid claims or assessments made against Vanliner by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund;

(e) No outstanding insurance contract issued, reinsured or underwritten by any Company entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based on revenues or earnings of any Company or any other Person (including Seller), other than dividends and distributions declared by the board of directors of such Company;

(f) The underwriting standards utilized by the Companies conform in all material respects with applicable Law and the standards required pursuant to the terms of any applicable Material Contract; and

(g) Except as set forth in Schedule 3.16(g), neither Seller nor any of its Affiliates (other than Vanliner) write or issue in the United States, or contemplate writing or issuing in the United States, whether pursuant to any existing contractual arrangement applicable to Seller or its Affiliates (other than Vanliner) or otherwise, any commercial property and casualty insurance policies or contracts, or other insurance policies or contracts of the type underwritten and issued by Vanliner as of the date hereof.

Section 3.17 Reinsurance. Since January 1, 2009, to the date hereof, neither Seller nor Vanliner has received any written notice from any reinsurer that any amount of reinsurance ceded by Vanliner will be uncollectible or otherwise defaulted upon. Except as set forth in Schedule 3.17, there are no pending or, to the Knowledge of Seller, threatened Actions with respect to any reinsurance or retrocessional treaties or agreements set forth on Schedule 3.13 other than Actions that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect with respect to the Business or the Companies.

Section 3.18 Agents and Brokers. Except as set forth in Schedule 3.18, to the Knowledge of Seller, as of the date hereof, each insurance agent, third party administrator, marketer, underwriter, wholesaler, broker, reinsurance intermediary and distributor that wrote, sold, produced or managed insurance business for any Company (each, an “Agent”), at the time such Person wrote, sold, produced or managed such business, was duly licensed as required by Law (for the type of business written, sold, produced or managed on behalf of the Companies), and to the Knowledge of Seller, as of the date hereof, no Agent is in violation (or with or without notice or lapse of time or both, would have violated) of any material term or provision of any Law applicable to the writing, sale, production, administration or management of insurance business for any of the Companies, except for such failures to be licensed or such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, or which are barred by an applicable statute of limitations or which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Business or the Companies.

Section 3.19 Investment Assets. Schedule 3.19(a) sets forth a true and correct list of all Investment Assets beneficially owned by any of the Companies as of March 31, 2010 and specifies, with respect to each such Investment Asset, (i) the issuer, (ii) the CUSIP number, (iii) the amortized cost and actual cost, (iv) the par value, (v) the maturity date (if applicable) and (vi) Seller’s reasonable estimation of the fair market value of such Investment Asset (other than real property) as of March 31, 2010 (such Investment Assets, together with all Investment Assets sold (or otherwise transferred or disposed of) or purchased (or otherwise acquired) since March 31, 2010 to the date of this Agreement, the “Current Investment Assets”). Except as set forth in Schedule 3.19(b), each Company has good title to all the Investment Assets it purports to own, free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 3.19(c), the Current Investment Assets are authorized investments under applicable Missouri Law.

Section 3.20 Insurance. Schedule 3.20 sets forth a true and correct list of all material current property and liability insurance policies covering any of the Companies. All such policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by any of the Companies or Seller and, to the Knowledge of Seller, none of the Companies is in material default of any provision thereof.

Section 3.21 Property.

(a) Other than the real property that is contemplated by the Restructuring Plan to be transferred and assigned to Seller, the Companies do not own any real property or interests in real property.

(b) Schedule 3.21(b) sets forth, as of the date hereof, all real property leased by any Company or, solely to the extent used in connection with the operation of the Business, Seller or any of its Affiliates (other than the Companies), as lessee (individually, a “Real Property Lease” and collectively, the “Real Property Leases”; with the real properties specified in such leases being referred to herein individually as a “Leased Real Property” and collectively as the “Leased Real Properties”). One of the Companies has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to Permitted Liens and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general equitable principles (whether or not enforcement is sought in a proceeding at Law or in equity), and none of Seller or any of the Companies, has received any written notice of any material default under any Real Property Lease, and to the Knowledge of Seller, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a material default by the Companies under any of the Real Property Leases. Except as set forth in Schedule 3.21(b), none of the Companies has assigned, sublet, transferred, disposed of, or permitted to exist any Lien, except for Permitted Liens, on its interest in any Real Property Lease. Seller has delivered or otherwise made available to Acquiror true and correct copies of the Real Property Leases as in effect as of the date hereof, together with all material amendments, modifications or supplements, if any, thereto.

(c) Except as set forth in Schedule 3.21(c)(i) and subject to the completion of the transactions contemplated by the Restructuring Plan, each of the Companies is in possession of and has title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of the Business, including all material tangible personal property reflected on the Pro Forma Financial Statements and property disposed of since the date thereof in the ordinary course of business and tangible personal property acquired since such date. Such tangible personal property is in good operating condition and repair for the purpose for which such tangible personal property is used, ordinary wear and tear excepted, and, except as set forth in Schedule 3.21(c)(ii), such tangible personal property is free and clear of all Liens, other than Permitted Liens.

(d) Except as set forth in Schedule 3.21(d), assuming receipt of all approvals, consents and authorizations relating to the matters set forth in Schedule 3.04 or as contemplated by Section 3.05, and assuming the completion of the transactions contemplated by this Agreement, including the Restructuring Plan, (i) the assets and properties of the Companies (other than the assets and properties that will be transferred and assigned to Seller in connection with the Restructuring Plan), (ii) the assets and properties that will be transferred and assigned to the Companies in connection with the Restructuring Plan, (iii) the Owned IT Assets that will be transferred to National Interstate pursuant to this Agreement and (iv) the services to be made available by Seller and its Affiliates pursuant to the Transaction Agreements will be sufficient for the conduct of the Business in all material respects in the ordinary course on the Closing Date as it is being conducted on the date hereof; provided, however, that this Section 3.21(d) shall not be deemed to be breached as a result of any action for which Acquiror has provided its consent (including pursuant to Section 5.01).

Section 3.22 Taxes. Except as set forth in Schedule 3.22:

(a) (i) All Tax Returns required to be filed by or on behalf of each of the Companies have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings) and are true, correct and complete in all material respects, (ii) all Taxes due and payable with respect to such Tax Returns (whether or not shown as due on such Tax Returns) and all material Taxes payable without the filing of a Tax Return, in both cases insofar as they relate to any of the Companies, have been fully and timely paid; (iii) all Taxes imposed by Law on the Companies not yet due and payable are fully and adequately accrued for and reflected on the Reference Balance Sheet, and the unpaid Taxes of the Companies for Pre-Closing Taxable Periods and the portions of any Straddle Periods ending on the Closing Date will not, as of the Closing Date, exceed the reserve for Tax liabilities included on the Estimated Closing Balance Sheet and in the calculation of the Estimated Closing Tangible Book Value, (iv) none of the Companies is currently the beneficiary of any extension of time within which to file any material Tax Return and (v) none of the Companies has waived in writing or been requested in writing to waive any statute of limitations in respect of income or other material Taxes which waiver is currently in effect.

(b) Each of the Companies has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and from any payments to independent contractors, creditors, stockholders or other third parties, and has paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over.

(c) All deficiencies asserted in writing or assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns of any of the Companies have been fully paid, and no other audits or investigations by any Tax Authority relating to any such Tax Returns are in progress (or, to the Knowledge of Seller, are threatened) with respect to which any of the Companies has received notice thereof from a Tax Authority. There are no proposed or, to the Knowledge of Seller, threatened Tax deficiencies or assessments against any of the Companies and there are no Tax administrative proceedings or Tax litigation involving any of the Companies. No claim has been made during the past seven (7) years by a Tax

Authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

(d) No Company is a party to any Tax allocation, Tax sharing or Tax indemnity agreements or arrangements pursuant to which it will have any obligation to make any payments after the Closing Date.

(e) There are no Tax rulings, requests for rulings, or closing agreements relating to any Company which will materially affect any Company’s liability for Taxes for any period after the Closing Date.

(f) No Company is required to make any adjustment pursuant to Section 481(a) or (c) of the Code (or any other similar provision of Law) for any Straddle Period or any Post-Closing Taxable Period as a result of a change in accounting method. No Company shall be required to include in a Post-Closing Taxable Period (or the portion of a Straddle Period beginning the day after the Closing Date) taxable income attributable to income of the Company that accrued in a Pre-Closing Taxable Period (or the portion of a Straddle Period ending on the Closing Date) but was not recognized in any such period by reason of (i) the installment method of accounting, (ii) the long-term contract method of accounting, or (iii) a “closing agreement” as described in Section 7121 of the Code (or any provision of any state, local of foreign Tax law having similar effect).

(g) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(h) There are no Liens for Taxes upon any assets of any Company except for Permitted Liens.

(i) No Company has ever been a member of any affiliated, consolidated, combined or unitary group other than the group of which Seller is the parent. Each of the Companies, except for Vanliner Re, is a member of a consolidated group for U.S. federal income tax purposes with Seller as the parent.

(j) No Company has any liability for the Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) In the past five (5) years, no Company has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code and no Company has distributed the stock of any corporation or had its stock distributed by another corporation in a transaction that is reported to qualify under Section 355 of the Code.

(l) No Company has been a party to a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2). Each Company has disclosed on the applicable U.S. federal income Tax Returns all positions therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(m) None of the Companies has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” (within the meaning of Section 280G of the Code) or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law) or that were not or would not be deductible under Sections 162 or 404 of the Code.

(n) Vanliner Re (i) is a controlled foreign corporation within the meaning of Section 957 of the Code, (ii) has no investment in United States property within the meaning of Section 956 of the Code, (iii) has made no election under Section 953(d) of the Code to be treated as a domestic corporation, (iv) is not engaged in a United States trade or business for purposes of United States federal income tax law, and (v) is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

Section 3.23 Reserves. The insurance loss reserves of Vanliner contained in its Statutory Statements and in the Audited Financial Statements for the fiscal year ended December 31, 2009: (a) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such Statutory Statements or such Audited Financial Statements) and (b) satisfied the requirements of all applicable Law in all material respects, except as otherwise noted in such Statutory Statements and such Audited Financial Statements and notes thereto included in such Statutory Statements and such Audited Financial Statements. True and correct copies of all reports and opinions of independent actuaries relating to the reserves of Vanliner as of any date since December 31, 2006 to the date hereof have been made available or furnished to Acquiror prior to the date of this Agreement.

Section 3.24 Risk-based Capital. Seller has made available to Acquiror true and correct copies of all analyses and reports submitted by any Company to any insurance regulatory authority during the twelve (12) months immediately preceding the date hereof relating to risk-based capital calculations.

Section 3.25 Regulatory Filings. Seller has made available for inspection by Acquiror (a) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of Vanliner issued by any insurance regulatory authority, in any case, since December 31, 2006 and (b) all Holding Company System Act filings or submissions made by any Company with any insurance regulatory authority since December 31, 2007 and prior to the date hereof. Except as set forth in Schedule 3.25(a), all material deficiencies or violations noted in the examination reports described in clause (a) above have been resolved to the reasonable satisfaction of the insurance department that noted such deficiencies or violations. Except as set forth in Schedule 3.25(b), as of the date hereof, none of the Companies is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

Section 3.26 Premium Trust Accounts. Schedule 3.26 sets forth a true and correct list of all premium trust accounts maintained by any of the Companies. Except as set forth in Schedule 3.26, each premium trust account is, and during the past two (2) years has been, fully funded and maintained in accordance with applicable Law.

Section 3.27 Brokers. Except for Macquarie Capital (USA) Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates. Seller (but not the Companies) is solely responsible for any fees and expenses payable to Macquarie Capital (USA) Inc.

Section 3.28 Seller Personnel Data. Seller has the full legal right and authority to disclose and transfer to Acquiror and its Representatives all Seller Personnel Data that may be at any time disclosed or transferred by Seller or any Company in connection with the transactions contemplated by this Agreement, and no such transfer or disclosure violates or will violate any applicable Law. The use of all Seller Personnel Data by Seller and the Companies in the operation of the Business is in material compliance with all applicable Laws and is consistent with all representations, covenants and undertakings made by Seller or any Company in all material respects. As of the date hereof, there are no material Actions pending or, to the Knowledge of Seller, threatened against Seller or any Company relating to the maintenance, use, access, processing, disclosure security or disposal of any Seller Personnel Data by Seller or the Companies in the operation of the Business.

Section 3.29 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SCHEDULES, AS SUPPLEMENTED AND AMENDED) AND IN THE OTHER TRANSACTION AGREEMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE SHARES, THE COMPANIES, THE OWNED IT ASSETS, THE ASSETS AND PROPERTIES TO BE TRANSFERRED TO THE COMPANIES IN CONNECTION WITH THE RESTRUCTURING PLAN, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. IN ADDITION, SECTION 3.22 CONTAINS THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES PROVIDED BY SELLER TO ACQUIROR AND ITS AFFILIATES WITH RESPECT TO MATTERS RELATING TO TAXES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Seller, on behalf of itself and National Interstate, as follows:

Section 4.01 Incorporation and Authority of Acquiror and National Interstate.

(a) Each of Acquiror and National Interstate is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio.

(b) Acquiror and National Interstate each has all requisite corporate power to enter into this Agreement, to consummate the transactions contemplated by this Agreement and to carry out its respective obligations hereunder and under each of the other Transaction Agreements to which Acquiror will be a party (the “Acquiror Transaction Agreements”). The execution and delivery by Acquiror and National Interstate of this Agreement, and by Acquiror of the other Acquiror Transaction Agreements to which it is or will be a party, and the consummation by Acquiror and National Interstate of the transactions contemplated by, and the performance by Acquiror of its obligations under, such Acquiror Transaction Agreements have been duly authorized by all requisite corporate action on the part of Acquiror and National Interstate. This Agreement has been, and upon execution and delivery of the other Acquiror Transaction Agreements to which Acquiror is a party, such other Acquiror Transaction Agreements will be, duly executed and delivered by Acquiror and National Interstate, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon execution and delivery thereof, each of the other Acquiror Transaction Agreements will constitute the legal, valid and binding obligation of Acquiror and National Interstate enforceable against Acquiror and National Interstate in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.02 Qualification of Acquiror. Acquiror has all requisite power and authority to operate its business as now conducted and is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or be in good standing as would not materially impair or delay the ability of Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Acquiror Transaction Agreements.

Section 4.03 No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to Seller or the Companies, the execution, delivery and performance by Acquiror and National Interstate of, and the consummation by Acquiror and National Interstate of the transactions contemplated by, the Acquiror Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of Acquiror or National Interstate, (b) conflict with or violate any Law or other Governmental Order applicable to Acquiror or National Interstate or by which either Acquiror or National Interstate or their respective properties or assets is bound or affected or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Acquiror or National Interstate pursuant to any note, bond, mortgage, indenture or contract which National Interstate or Acquiror or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of Acquiror or National Interstate to consummate the transactions contemplated by, or perform its obligations under, the Acquiror Transaction Agreements.

Section 4.04 Consents and Approvals. Except as set forth in Schedule 4.04, or as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution and delivery by each of Acquiror and National Interstate of the Acquiror Transaction Agreements to which it is a party do not, and the performance by Acquiror and National Interstate of, and the consummation by Acquiror and National Interstate of the transactions contemplated by, the Acquiror Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority (except in connection, or in compliance, with the notification and waiting period requirements of the HSR Act), to be obtained or made by Acquiror or any of its Affiliates, the failure to obtain or make any or all of which would reasonably be expected to prevent or delay Acquiror from consummating the transactions contemplated by or performing any material obligations of Acquiror or National Interstate under the Acquiror Transaction Agreements.

Section 4.05 Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Acquiror, threatened in writing against Acquiror or National Interstate that question the validity of, or seek injunctive relief with respect to, any of the Acquiror Transaction Agreements or the right of Acquiror or National Interstate to enter into any of the Acquiror Transaction Agreements.

Section 4.06 Securities Matters. The Shares are being acquired by Acquiror for its own account and without a view to the public distribution or sale of the Shares or any interest in them. Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. Acquiror understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities laws.

Section 4.07 Financial Ability. Acquiror and National Interstate each has, and will have at the Closing, the financial ability to timely consummate the transactions contemplated by this Agreement and the other Acquiror Transaction Agreements to which they are a party.

Section 4.08 Investigation. Acquiror and National Interstate acknowledge and agree that the only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants, and agreements expressly made in this Agreement and the other Transaction Agreements and Seller makes no other express or implied representation or warranty with respect to the Companies or their respective businesses, and no express or implied representation or warranty with respect to any information provided by Seller or its Affiliates or Representatives, whether or not in the “data room” established by Seller for Acquiror, including as to (i) the operation of the Companies by Acquiror after the Closing in any manner or (ii) the probable success or profitability of the ownership, use or operation of the Companies by Acquiror after the Closing. Except for the representations and warranties of Seller expressly set forth herein, Acquiror has not relied upon any representations or warranties or other information made or supplied by or on behalf of Seller or by any Affiliate of Seller.

Section 4.09 Brokers. Except for Stifel, Nicolaus & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror. Acquiror is solely responsible for any fees and expenses payable to Stifel, Nicolaus & Company.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Conduct of Business Prior to the Closing. Except as required by applicable Law, as otherwise contemplated by or necessary to effectuate the Transaction Agreements or the Restructuring Plan, and except for matters identified in Schedule 5.01, from the date of this Agreement through the Closing, unless Acquiror otherwise consents in advance (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will cause the Companies to (a) conduct the Business in the ordinary course consistent with past practice, (b) keep and maintain the tangible assets and properties, including the real property (in each case, whether owned or leased), of the Companies in good operating condition and repair for the purpose for which such tangible assets and properties are used, (c) use commercially reasonable efforts to preserve intact their business organizations, keep available the services of executive officers and key employees, consultants and agents of their businesses and maintain the current significant business relationships and goodwill with the policyholders, agents, brokers, distributors and other customers, suppliers and service providers of and to their businesses and (d) not do any of the following:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of Vanliner;

(ii) repurchase, redeem, repay or otherwise acquire any outstanding Capital Stock of any of the Companies;

(iii) transfer, issue, sell, pledge, hypothecate or otherwise dispose of the Shares or any Capital Stock or other securities of any of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire the Shares or any Capital Stock or other securities of any of the Companies;

(iv) effect any recapitalization, reclassification, stock split or like change in the capitalization of any of the Companies;

(v) amend the certificate of incorporation or by-laws of any of the Companies;

(vi) except with respect to changes intended to improve underwriting profitability, make any material change in the underwriting standards (other than consistent with its current filed rates and underwriting guidelines), claims administration, reserving or financial accounting methods, policies, practices or principles of Vanliner in effect on the date hereof (other than any change required by applicable Law or SAP or, in respect of underwriting standards or claims administration, in the ordinary course of business consistent with past practice);

(vii) other than in the ordinary course of business consistent with past practice, and except for the transfer of assets contemplated by the Restructuring Plan, (A) purchase, sell, lease, exchange, or otherwise dispose of or acquire any material property or assets or (B) enter into any lease of real property;

(viii) incur any Indebtedness (other than (A) in the ordinary course of business consistent with past practice or (B) pursuant to intercompany borrowing arrangements (1) that will be repaid in full and terminated at the Closing or (2) solely between or among the Companies);

(ix) other than in the ordinary course of business consistent with past practice enter into, amend (in any material respect) or terminate any reinsurance or other similar contract entered into in connection with the Business;

(x) other than in the ordinary course of business consistent with past practice or as contemplated by the Restructuring Plan, modify, amend (in any material respect) or terminate any of the Material Contracts or enter into any contract which would, if entered into prior to the date hereof, have been a Material Contract;

(xi) (A) grant any increase, or announce any increase, in the wages, salaries, bonuses, incentives, other compensation, pension or other benefits payable to any Employee, excluding any increase or change required pursuant to the terms of any Company Benefit Plan and any normal merit salary increases in the ordinary course of business consistent with past practice, or (B) establish, adopt, increase or amend (or promise to take any such action(s)) any Company Benefit Plan, in either case, except as required by Law or by any contract in existence on the date hereof;

(xii) enter into, or amend in any material respect, any employment (other than “at will” employment), severance, retention or other similar contracts with employees or executive officers, except as required by Law;

(xiii) other than in the ordinary course of business consistent with past practice or as contemplated by the Restructuring Plan, enter into any transactions, contracts or understandings with Affiliates that would be binding on the Companies after the Closing;

(xiv) purchase or otherwise acquire a material portion of the assets, Capital Stock or other equity interests or properties of any Person;

(xv) enter into any new line of business;

(xvi) make capital expenditures in excess of $100,000, whether individually or in the aggregate;

(xvii) except with the consent of Acquiror, which will not be unreasonably withheld or delayed, or as required by Law, make or change any Tax election, amend any Tax Return, settle or compromise any Tax audit that would affect the Companies, change any Tax accounting method or practice of a Company, or enter into any agreement with respect to Taxes that would affect the Companies;

(xviii) purchase or otherwise acquire any Investment Asset other than money market funds or fixed income instruments with a maturity of less than five (5) years that are guaranteed by the United States federal government (or an agency thereof); or

(xix) enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02 Access to Information.

(a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, Seller shall, and shall cause each of the Companies and each of its and their respective Representatives to, (i) afford the Representatives of Acquiror reasonable access to the offices, properties, books and records of the Companies, (ii) furnish to Acquiror or its Representatives an unaudited consolidating trial balance, balance sheet and income statement of the Companies as of and for April 30, 2010, and as of the end of each calendar month thereafter (other than the calendar month that includes the Closing Date), in each case, within fifteen (15) calendar days following the end of the applicable calendar month and prepared in accordance with GAAP and in the form attached hereto as Exhibit H, (iii) furnish to the Representatives of Acquiror such additional financial and operating data and other information regarding the Companies as Acquiror may from time to time reasonably request, and (iv) make available to the Representatives of Acquiror and its Affiliates, the employees of Seller and its Affiliates in respect of the Business whose assistance and expertise is necessary to assist

Acquiror in connection with Acquiror’s preparation to integrate the Companies and their businesses and personnel into Acquiror’s organization following the Closing; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated hereby; provided, further, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and shall not unreasonably interfere with any of the businesses or operations of Seller or any of its Affiliates; and provided, further, that the auditors and independent accountants of Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of Seller or any of its Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privileges (including the attorney-client privilege), or (iii) comply with any contractual confidentiality obligations, Acquiror shall, and shall cause the Companies, its Affiliates and their respective Representatives to, (A) afford the Representatives of Seller and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of Acquiror and its Affiliates in respect of the Companies and the Business, (B) furnish to the Representatives of Seller and its Affiliates such additional financial and other information regarding the Companies and the Business as Seller or its Representatives may from time to time reasonably request and (C) make available to the Representatives of Seller and its Affiliates the employees of Acquiror and its Affiliates in respect of the Companies and the Business whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller in connection with Seller’s inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Acquiror or any of its Affiliates; provided, further, that the auditors and independent accountants of Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

Section 5.03 Books and Records.

(a) Subject to Sections 5.03(b) and 5.04(b) and except as otherwise required by applicable Law, Seller and its Affiliates shall have the right to retain copies of all books and records of each of the Companies and the Business relating to periods ending on or prior to the Closing Date but all originals of such books and records shall be the property of the Companies and shall be delivered or made available to Acquiror at the Closing. Acquiror agrees that, with respect to all original books and records of each of the Companies existing as of the Closing Date, it will (and will cause each of the Companies to) (a) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (b) apply preservation and retention policies that are no less stringent than those generally applied by Acquiror.

(b) Prior to the Closing Date, the parties shall develop and implement a plan that will result in the delivery or transfer of the books and records of the Companies to Acquiror (or a Person designated by Acquiror) at, or as soon as reasonably practicable following, the Closing in the manner (and in the case of physical books and records of the Companies at the location(s)) reasonably requested by Acquiror to the extent not located at an office of the Companies. Seller shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts to separate any such books and records from any other books and records of Seller and its Affiliates (other than the Companies). To the extent that Seller or its Affiliates are unable to separate any books and records pursuant to the previous sentence (the “Inseparable Books and Records”), Seller and its Affiliates shall not be required to physically deliver the Inseparable Books and Records; provided, however, that, from and after the Closing, Seller shall, and shall cause each of its Affiliates and its and such Affiliates’ respective Representatives to, afford Acquiror and its Representatives the right to access (and copy) data from the Inseparable Books and Records; provided, further, that any access to (and copying of) such data shall be at Seller’s cost and expense.

Section 5.04 Confidentiality.

(a) The terms of the confidentiality and non-disclosure agreement, dated June 26, 2009 (the “Confidentiality Agreement”), between Acquiror and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC (now known as Macquarie Capital (USA) Inc.) are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing, Seller and its Affiliates on the one hand, and Acquiror and its Affiliates (including the Companies), on the other hand, shall, and shall cause their respective Representatives to, maintain in confidence, and not use to the detriment of the other party (including for the purposes of competing with the other party or its Affiliates), any written, oral or other information relating to or obtained from the other party or its Affiliates (including with respect to Acquiror following the Closing, the Companies), except that the foregoing requirements of this Section 5.04(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Acquiror, as a result of disclosure by Seller, its Affiliates or any of its Representatives and (B) in the case of Seller, as a result of disclosure by Acquiror, any Company (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice that has been given to Acquiror, (iii) any such information is to be disclosed in connection with any Action, or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.

Section 5.05 Regulatory and Other Authorizations; Consents.

(a) Seller, on the one hand, and Acquiror, on the other hand, shall (i) promptly, but in no event later than fifteen (15) Business Days following the date hereof, make (or, in the case of Acquiror, cause an Affiliate of Acquiror to make) all filings and notifications with, and use (or, in the case of Acquiror, cause an Affiliate of Acquiror to use) their respective commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements and (ii) cooperate (or, in the case of Acquiror, cause an Affiliate of Acquiror to cooperate) with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. None of Seller, Acquiror or any of their respective Affiliates shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required approvals. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.05 shall obligate Acquiror or any Affiliate of Acquiror to take or refrain from taking or to agree to take, or cause any of its Affiliates or the Companies to take or refrain from taking or agree to take, any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate, would result in, or would reasonably be expected to result in, a Burdensome Condition. A “Burdensome Condition” shall mean: (i) a material negative effect on the business, assets, liabilities, properties or condition (financial or otherwise) of Acquiror and its Subsidiaries, taken as a whole, or the Companies taken as a whole; (ii) a negative effect on the business, assets, liabilities, properties or condition (financial or otherwise) of any Affiliate of Acquiror (other than its Subsidiaries), other than any filing fees or other costs and expenses that any Affiliate of Acquiror (other than its Subsidiaries) may be required to incur in order to comply with this Section 5.05; (iii) any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, before or after the Closing Date, any material assets, liabilities, businesses or operations of Acquiror and its Subsidiaries, taken as a whole, or the Companies, taken as a whole; or (iv) any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, before or after the Closing Date, any assets, liabilities, businesses or operations of any Affiliate of Acquiror (other than its Subsidiaries).

(b) Seller, on the one hand, and Acquiror, on the other hand, each agree to (i) make (or, in the case of Acquiror, cause an Affiliate of Acquiror to make) an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement (each, an “Initial HSR Filing”) promptly after the date of this Agreement, but in no event later than fifteen (15) Business Days following the date hereof, and to supply (or, in the case of Acquiror, cause an Affiliate of Acquiror to supply) promptly any additional information and documentary material that may be requested pursuant to the HSR Act and (ii) promptly make (or, in the case of Acquiror, cause an Affiliate of Acquiror to promptly make) any filing that may be required under any other antitrust or competition Law or by any other antitrust or competition authority. Seller, on the one hand, and Acquiror or an Affiliate of Acquiror, on the other hand, shall each be responsible for its respective filing fees associated with the filings required under the HSR Act and any other similar filings required in any other jurisdiction.

(c) Seller and Acquiror shall promptly notify one another of any communication it or its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication (other than its Initial HSR Filing) by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings (other than its Initial HSR Filing) or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand. None of Seller, Acquiror or any Affiliate of Acquiror shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 5.02(a), Seller, Acquiror and their respective Affiliates will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act; provided, however, that neither party shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information. Neither party shall be required to comply with any provision of this Section 5.05(c) to the extent that such compliance would be prohibited by applicable Law.

(d) Each of Seller and Acquiror shall use its commercially reasonable efforts to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by any Transaction Agreement.

(e) Each of Seller and Acquiror shall use its commercially reasonable efforts to obtain any other consents and approvals (other than those addressed under Section 5.05(a) or Section 5.15) and make any other notifications that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that, neither party shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

Section 5.06 Insurance.

(a) From and after the Closing Date, the Companies shall cease to be insured by insurance policies issued to Seller or its Affiliates (other than insurance policies issued to any Company) or by any of Seller’s or its Affiliates’ self-insurance programs to the extent such insurance policies or programs cover the Companies. With respect to events or circumstances relating to the Companies that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs sponsored by Seller and/or its Affiliates and that apply to the locations at which the businesses of the Companies operate, Acquiror and the Companies may make claims under such policies and programs; provided, however, that Acquiror agrees to consult in good faith with Seller prior to making any such claims and discuss with Seller alternatives to making any such claims that are mutually beneficial to the parties; provided, further, that neither Acquiror nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by Acquiror and/or its Affiliates (including, after Closing, the Companies). As of the second anniversary of this Agreement, Acquiror shall no longer have access to such occurrence-based third party liability insurance policies or to such workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs that apply to the locations at which the businesses of the Companies operate and Acquiror shall assume full responsibility for, and release Seller and its Affiliates (other than the Companies) from, all liability for claims, known or unknown, resulting from occurrences prior to the Closing Date.

(b) With respect to any open claims against the insurance policies of Seller or any of its Affiliates (other than the Companies) relating to the Losses suffered by the Companies prior to the Closing Date, Seller agrees to remit to Acquiror any net proceeds realized from such claims, to the extent taken into account as assets in the preparation of the Final Tangible Book Value, upon full and final settlement of such claims; provided that Acquiror complies with the requirements specified in Section 5.06(a).

Section 5.07 Intercompany Obligations. Except for the intercompany obligations set forth in Schedule 5.07, Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, prior to or concurrently with the Closing, the Companies, on the one hand, and Seller and its Affiliates (other than the Companies), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances regardless of their maturity and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment; provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to Acquiror.

Section 5.08 Intercompany Arrangements. Except (a) as otherwise contemplated by the Transaction Agreements, (b) as set forth in Schedule 5.08 or (c) as otherwise agreed by Seller and Acquiror, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate prior to or concurrently with the Closing all Intercompany Agreements, after giving effect to Section 5.07, such that none of the Companies has or will have any liabilities or obligations under any Intercompany Agreement as of the Closing Date.

Section 5.09 No Solicitation of Business Employees. For a period of thirty (30) months from the Closing Date, Seller and its Affiliates shall not, without the prior written consent of Acquiror, directly or indirectly, solicit for employment or hire any then current employee, agent, broker, sales representative or distributor of any of the Companies; provided, however, that Seller and its Affiliates may employ or hire any such Person who is terminated or otherwise discharged by any of the Companies; and provided, further, that nothing in this Section 5.09 shall prohibit Seller or any of its Affiliates from employing or hiring any Person who contacts Seller or any of its Affiliates on his or her own initiative without direct solicitation or as a result of a general solicitation to the public or general advertising.

Section 5.10 No Solicitation of Seller Employees. For a period of thirty (30) months from the Closing Date, Acquiror and its Affiliates (including the Companies) shall not, without the prior written consent of Seller, directly or indirectly, solicit for employment or hire any then current employee, agent, broker, sales representative or distributor of Seller or any of its Affiliates; provided, however, that Acquiror and its Affiliates (including the Companies) may employ or hire any such Person who is terminated or otherwise discharged by Seller or any of its Affiliates; and provided, further, that nothing in this Section 5.10 shall prohibit Acquiror and its Affiliates (including the Companies) from employing or hiring any Person who contacts the Acquiror and its Affiliates (including the Companies) on his or her own initiative without direct solicitation or as a result of a general solicitation to the public or general advertising.

Section 5.11 Non-Competition.

(a) Seller understands that Acquiror shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by applicable Law and that Acquiror would not have entered into this Agreement absent the provisions of this Section 5.11 and, therefore, subject to Section 5.11(c), for a period of five (5) years from the Closing, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, engage in the business of writing or issuing, within the United States, (i) commercial property and casualty insurance policies or contracts or workers’ compensation insurance policies or contracts of the type written by Vanliner as of the date hereof or the Closing Date, or (ii) any other commercial property and casualty insurance policies or contracts or workers’ compensation insurance policies or contracts (each, a “Competing Business”).

(b) Notwithstanding anything to the contrary in Section 5.11(a), and without implication that the following activities otherwise would be subject to the provisions of this Section 5.11, nothing in this Agreement shall preclude, prohibit or restrict Seller from engaging, or require Seller to cause any of its Affiliates not to engage, in any manner in any of the following:

(i) acquiring (A) less than an aggregate of five percent (5%) of any class of stock of a Person engaged, directly or indirectly, in any Competing Business or (B) a Person that engages, directly or indirectly, in any Competing Business if such Competing Business accounts for less than ten percent (10%) of such Person’s consolidated annual revenues;

(ii) selling any of its assets or businesses to a Person engaged in any Competing Business;

(iii) engaging in any activity that does not constitute the business of insurance under applicable Law in the applicable jurisdiction;

(iv) engaging in Existing Business Activities; or

(v) engaging in any activity set forth in Schedule 5.11(b)(v).

(c) The restrictions prohibiting Seller and its Affiliates from engaging in a Competing Business included in Section 5.11(a) shall terminate with regard to any line of commercial property and casualty insurance (including commercial automobile insurance) or workers’ compensation insurance in the event that such line of insurance is no longer offered or sold to the Van Lines Agents by any of Vanliner, Acquiror or any their respective Affiliates. Nothing in this Agreement shall preclude, prohibit or restrict Seller from engaging, or require Seller to cause any of its Affiliates not to engage, in any manner in the business of selling, underwriting, marketing or administering any line of insurance policies, bonds or contracts which line is no longer offered and sold by any of Vanliner, Acquiror or any of their respective Affiliates to Van Lines Agents following the Closing.

Section 5.12 Relief. Seller and Acquiror, on behalf of themselves and their respective Affiliates, agree that irreparable damage would occur in the case of any breach of the covenants contained in Sections 5.09, 5.10 or 5.11. It is accordingly agreed that Seller or Acquiror, as applicable, shall be entitled to seek injunctive or other equitable relief, including the remedy of specific performance, to prevent any breach of Sections 5.09, 5.10 or 5.11.

Section 5.13 Seller Intellectual Property; Trade Names and Trademarks. Except as provided in the Transaction Agreements:

(a) Acquiror, for itself and its Affiliates, acknowledges and agrees that Acquiror is not purchasing, acquiring or otherwise obtaining any right, title or interest in and to any Intellectual Property owned by Seller or its Affiliates (other than the Companies), including the name “UniGroup”, “United Vanlines”, “Mayflower Transit”, or any trade names, trademarks, Internet domain names, tag-lines, identifying logos or service marks related thereto or employing the words “UniGroup”, “United Vanlines”, “Mayflower Transit”, or any variation of the foregoing or any confusingly similar trade name, trademark, Internet domain name, service mark or logo, or any trade names, trademarks or Internet domain names set forth in Schedule 5.13 (including all registrations and applications relating thereto) (collectively, the “Seller Names and Marks”), and, except as otherwise expressly provided in this Section 5.13, neither Acquiror nor any of its Affiliates (including, after the Closing, the Companies) shall have any rights in the Seller Names and Marks and neither Acquiror nor any of its Affiliates (including, after the Closing, the Companies) shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the Seller Names and Marks.

(b) Acquiror agrees that, except as otherwise provided in this Section 5.13, following the Closing Date, Acquiror and its Affiliates (including the Companies) shall cease and discontinue all uses of the Seller Names and Marks, either alone or in combination with other words and all marks, trade dress, logos, monograms and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words. Acquiror, for itself and its Affiliates (including, following the Closing, the Companies), agrees that the rights of the Companies to the Seller Names and Marks pursuant to the terms of any trademark agreements shall terminate on the Closing Date.

(c) As promptly as practicable after the Closing Date, and in no event later than ninety (90) days after the Closing Date, or such additional period as mutually agreed by the parties in writing, Acquiror and its Affiliates (including the Companies) shall re-label, destroy or exhaust all materials bearing the Seller Names and Marks, including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, and other materials, and make all filings with any office, agency or body to effect the elimination of any use of the Seller Names and Marks from the businesses of the Companies, so as to bring Acquiror and its Affiliates into compliance with this Section 5.13; provided that Acquiror shall commence the removal of the Seller Names and Marks from all such materials promptly following the Closing Date and shall promptly upon the Closing Date cease all use of the Seller Names and Marks on all stationary, business cards, purchase orders, invoices, and similar correspondence. Acquiror, for itself and its Affiliates, agrees that use of the Seller Names and Marks during the period authorized by this Section 5.13 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Companies used the Seller Names and Marks prior to Closing. Acquiror shall take all necessary action to ensure that other users of the Seller Names and Marks, whose rights terminate upon the Closing pursuant to this Section 5.13, shall cease use of the Seller Names and Marks, except as expressly authorized thereafter by Seller. Acquiror, for itself and its Affiliates, agrees that after the Closing Date Acquiror and its Affiliates (including the Companies) will not expressly, or by implication, do business as or represent themselves as Seller or its Affiliates.

(d) In the event Acquiror or any Affiliate of Acquiror (including the Companies) violates any of its obligations under this Section 5.13, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Acquiror acknowledges that a violation of this Section 5.13 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Acquiror therefore agrees that in the event of any actual or threatened violation of this Section 5.13, Seller and its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Acquiror or such Affiliate of Acquiror to prevent any violations of this Section 5.13, without the necessity of posting a bond.

Section 5.14 Transaction Agreements. The parties have agreed to the forms of agreements attached as Exhibits C, D, E and G in relation to the Escrow Agreement, the Transition Services Agreement, the Affinity Agreement and the Trademark License Agreement, respectively, and the terms of the Lease Agreement set forth in Exhibit F, and shall, at or prior to the Closing, execute and deliver, or cause to be executed and delivered, each such agreement.

Section 5.15 Restructuring Plan. Notwithstanding anything to the contrary set forth herein, but subject to Acquiror’s rights pursuant to Section 8.02(e), Seller shall use its commercially reasonable efforts to take or cause to be taken all actions necessary to effect and carry out the restructuring plan set forth in Schedule 5.15 (collectively, as amended in accordance with this Section 5.15, the “Restructuring Plan”) at or prior to the Closing. The parties agree that the Restructuring Plan may be amended at any time prior to the Closing to the extent necessary to obtain any consent or approval set forth in Schedule 3.05, provided that Seller provides Acquiror with prior written notice of any such amendment and any such amendments are not, individually or in the aggregate, materially detrimental to Acquiror or the Companies; provided, further, however, that no amendment involving any reduction in the amount of any cash dividend to be made by any Company which is included in the Restructuring Plan shall be deemed to be materially detrimental to Acquiror or the Companies. At the Closing, Seller shall deliver to Acquiror the agreements, documents, instruments or certificates reasonably acceptable to Acquiror evidencing such actions, including a lease agreement by and between Seller and Vanliner upon the terms set forth in Exhibit F (the “Lease Agreement”). Following the date hereof, Seller and Acquiror agree to cooperate and negotiate in good faith the final form of Lease Agreement to be entered into between Seller and Vanliner at Closing. Seller shall use its commercially reasonable efforts to obtain, or cause to be obtained, any consents and approvals and make any notifications that may be required in connection with the Restructuring Plan. In the event that Seller and Acquiror mutually agree to pay any compensation to any third party in connection with the sale, conveyance, assignment, transfer or delivery of any Other IT Asset in connection with the Restructuring Plan, (i) Seller shall be responsible for the first $50,000 of such payments (in the aggregate) and (ii) any such payments in excess of $50,000 (in the aggregate) will be shared equally by Seller and Acquiror; provided that the aggregate liability of each of Seller and Acquiror pursuant to this sentence shall in no event exceed $500,000. Subject to Acquiror’s rights pursuant to Section 8.02(e), if, on the Closing Date, any such consent or approval is not obtained, or if an attempted transfer or assignment of assets in connection with the Restructuring Plan would be ineffective or a violation of Law or would adversely affect the rights of the Companies (as assignees of Seller) thereto or thereunder so that the Companies would not in fact receive all such rights, then Seller and Acquiror will, subject to Section 5.05(e), cooperate in a mutually agreeable arrangement under which the Companies would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such assets in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Companies, or under which Seller would enforce for the benefit (and at the expense) of the Companies any and all of its rights against a third party (including any Governmental Authority) associated with such assets, and Seller would promptly pay to the Companies when received all monies received by it under any such assets, and Acquiror would, or would cause the Companies to, promptly pay to Seller all amounts due by the Companies under any such assets.

Section 5.16 D&O Liabilities. From and after the Closing Date, Acquiror shall not, and shall cause the Companies not to, take any steps that would reasonably be expected to affect adversely the rights of any individual who served as a director or officer of any of the Companies at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified, under applicable Law or the organizational documents of the applicable Company as they existed prior to the Closing Date, against any Losses, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that such D&O Indemnified Person was a director or officer of a Company, whether asserted or claimed prior to, at or after the Closing Date.

Section 5.17 Acquisition Proposals. From and after the date hereof and up to and including the termination of this Agreement in accordance with Section 9.01, without the prior written consent of Acquiror, Seller will not, nor will Seller authorize or permit any of its Representatives or Affiliates to, directly or indirectly, solicit or initiate (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. As used herein, “Acquisition Proposal” means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation, recapitalization or other business combination involving any proposal to acquire, in any manner, an equity interest in the any of the Companies, or to purchase a substantial portion of any

Company’s assets. Seller will promptly notify Acquiror in writing in the event Seller or any of its Affiliates (including the Companies) receives an Acquisition Proposal, together with a copy of any agreements, correspondence or other documents relating to any Acquisition Proposal.

Section 5.18 Release. Effective as of the Closing, Seller, on behalf of itself, its Affiliates (other than the Companies) and their respective successors and assigns (each a “Releasor”), hereby releases, waives and forever discharges, to the fullest extent permitted by law, Acquiror, each Company and each of their respective officers, directors and employees of, from and against any and all rights, claims and causes of action which such Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever occurring prior to the Closing Date, except with respect to or in connection with (a) matters which Seller is entitled to indemnification pursuant to this Agreement or (b) obligations of Acquiror under this Agreement, including the payment to Seller of any amounts required by Sections 2.06, 2.07 or 2.08, or any other Transaction Agreement.

Section 5.19 Further Action.

(a) Seller and Acquiror (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, (iii) without limiting the foregoing, shall use their respective commercially reasonable efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable, (iv) prior to and after the Closing, shall cooperate in good faith in connection with meetings and communications with customers, distribution channels and employees of the Companies and (v) shall cooperate in good faith to facilitate an orderly Closing and transition.

(b) Each of Seller and Acquiror shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article VIII. From time to time following the Closing, Seller and Acquiror shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party (including (i) transferring to Seller or its designated Affiliate any asset or liability contemplated by the Restructuring Plan to be transferred and assigned to or assumed by Seller which was held by a Company at the Closing and (ii) transferring to Acquiror any asset or liability contemplated by the Restructuring Plan to be transferred to or assumed by the Companies which was not transferred to or assumed by a Company at or prior to the Closing).

Section 5.20 Tangible Net Worth Requirement. Commencing on the Closing Date and thereafter:

(a) Within thirty (30) days following the end of each calendar quarter ending prior to the Final Settlement Date, (i) Seller shall use its commercially reasonable efforts to deliver, or cause to be delivered, to Acquiror (A) Seller’s good faith calculation of the Tangible Net Worth of Seller as of the end of such calendar quarter and (B) a letter from Seller’s independent accountant that confirms whether the Tangible Net Worth of Seller as of the end of such calendar quarter is more or less than $100,000,000 (each, a “Tangible Net Worth Calculation and Letter”) and (ii) Acquiror shall deliver to Seller an unaudited consolidated balance sheet of Acquiror as of the end of such calendar quarter (each, a “Tangible Net Worth Balance Sheet”).

(b) In the event that (i) Seller’s Tangible Net Worth as of the end of any calendar quarter is less than $100,000,000 or (ii) Seller fails to deliver a Tangible Net Worth Calculation and Letter in accordance with Section 5.20(a), Seller shall deposit an amount of cash equal to $5,000,000 into the Escrow Account to be held by the Escrow Agent as Escrow Property in accordance with the Escrow Agreement. The parties agree that no Escrow Property shall be released to Seller from the Escrow Account under Sections 2.06(h), 2.06(i) or 2.07(h) until Seller’s Tangible Net Worth is in excess of $100,000,000 for two (2) consecutive calendar quarters, as indicated in two (2) consecutive Tangible Net Worth Calculation and Letters delivered by Seller.

(c) In the event that (i) Acquiror’s Tangible Net Worth as of the end of any calendar quarter is less than $100,000,000 or (ii) Acquiror fails to deliver a Tangible Net Worth Balance Sheet in accordance with Section 5.20(a), Acquiror and Seller shall enter into an escrow agreement upon terms substantially similar to the terms of the Escrow Agreement, and Acquiror shall deposit into the escrow account established pursuant to such escrow agreement an amount of cash equal to $5,000,000, which amount will be held by the applicable escrow agent as security for any obligation of Acquiror to pay any amount required by Sections 2.06, 2.07 or 2.08 or indemnification obligation of Acquiror hereunder. No such amount deposited into escrow by Acquiror shall be released to Acquiror until the earlier of (i) the date on which Acquiror’s Tangible Net Worth is in excess of $100,000,000 for two (2) consecutive calendar quarters, as indicated in two (2) consecutive Tangible Net Worth Balance Sheets, or (ii) the Final Settlement Date, at which time the entire amount of such escrow shall be released to Acquiror in accordance with the terms of such escrow agreement (after satisfaction of any obligation of Acquiror to pay any amount required by Sections 2.06, 2.07 or 2.08 or indemnification obligation of Acquiror hereunder).

Section 5.21 Disposition of the Business. Until the Final Settlement Date, Acquiror shall not, and shall cause its Affiliates not to, transfer, sell, assign, convey, liquidate, wind-up or otherwise dispose of the Companies or the Business, whether through merger, sale of stock or assets, reinsurance, commutation or otherwise, other than to an Affiliate of Acquiror, unless (a) Acquiror assigns all of its obligations under this Agreement to the Person acquiring the Business and such Person expressly agrees in writing to be bound by the provisions of this Agreement or (b) Seller otherwise consents in writing to such transfer, sale, assignment, conveyance, liquidation, winding-up or disposition.

Section 5.22 Audited Financial Statements. Seller shall deliver, or cause to be delivered, at or prior to the Closing, the Audited Financial Statements. Acquiror shall be solely responsible for the costs and expenses payable to Ernst & Young LLP in connection with the preparation of the portion of the Audited Financial Statements relating to the fiscal years ended December 31, 2007 and December 31, 2008.

Section 5.23 Post-Closing Bound Policies. Acquiror shall deliver to Seller, no later than forty-five (45) days following the Closing, a schedule setting forth a true and correct, reasonably detailed list of all Post-Closing Bound Policies, including, with respect to each such Post-Closing Bound Policy, (a) the name of the policyholder, (b) the amount of the premium, (c) a description of the coverages and (d) the term. In addition, within five (5) Business Days following any request by Seller, Acquiror shall deliver to Seller copies of all Post-Closing Bound Policies.

Section 5.24 CPP System. Acquiror agrees and acknowledges that, following the Closing, neither it nor any of the Companies shall use or access the CPP System, without the express prior written consent of Seller. At the request of Acquiror, Seller agrees to discuss with Acquiror in good faith the sale or provision of access to the CPP System. Acquiror further acknowledges that nothing in this Agreement shall obligate Seller to maintain the CPP System following the date hereof.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01 Employment of all Employees.

(a) Attached as Schedule 6.01(a)(i) is a list of certain employees of Seller whose employment duties and responsibilities are primarily devoted to the operation of the Business (referred to herein as “Support Employee” or “Support Employees”), and attached as Schedule 6.01(a)(ii) is a list of all employees of Seller whose employment duties and responsibilities are solely devoted to the operation of the Business (referred to herein as “Business Employee” or “Business Employees”, and, collectively with the Support Employees, the “Employees”, and any Business Employee or Support Employee, individually, an “Employee”).

(b) From the date of this Agreement until the Closing Date, Seller shall make available to Acquiror the job performance, attendance, disciplinary and other employment records of each Employee as may be reasonably requested by Acquiror. No later than ten (10) Business Days prior to the Closing Date, Acquiror shall offer Comparable Employment (as described in this Article VI) to at least one hundred thirty (130) Business Employees, and may offer employment, which offers shall be of Comparable Employment, to any of the Support Employees, in each case, which Comparable Employment shall be with one of the Companies effective as of the Closing Date. Subject to the requirements of the immediately preceding sentence, Acquiror, in its sole discretion, shall identify which Employees will be offered Comparable Employment. Those Employees who are offered Comparable Employment and who accept such Comparable Employment are referred to herein as (i) if such Employee is a Business Employee, a “Transferred Business Employee” or “Transferred Business Employees” or (ii) if such Employee is a Support Employee, a “Transferred Support Employee” or “Transferred

Support Employees” (the Transferred Business Employees and the Transferred Support Employees are referred to herein collectively as “Transferred Employees” or individually as a “Transferred Employee”). Employees who are not offered Comparable Employment or who decline such offer of Comparable Employment shall remain as employees of Seller on an at-will basis according to applicable Law. Acquiror shall not be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable Law. Subject to Section 6.01(c), Acquiror shall be responsible for all salaries, wages, benefits and other remuneration to the Transferred Employees that are earned or accrued with respect to periods after the Closing Date and Seller shall have no employment relationship with the Transferred Employees after the Closing Date and no obligations to the Transferred Employees that arise with respect to periods after the Closing Date.

(c) No later than sixty (60) days following the Closing Date, (i) Acquiror may provide notice to Seller in writing identifying (A) any Transferred Support Employee (the “Identified Support Employees”) and (B) any Transferred Business Employee (the “Identified Business Employees”, and collectively with the Identified Support Employees, the “Identified Employees”) with respect to whom Acquiror expects to terminate the employment relationship within one hundred fifty (150) days following the Closing Date and (ii) Seller may provide notice to Acquiror in writing identifying any Business Employees that were not offered Comparable Employment with respect to whom Seller expects to terminate the employment relationship within one hundred fifty (150) days following the Closing Date (the “Seller Identified Employees”). Acquiror and Seller hereby agree that each Identified Employee, and each Seller Identified Employee, who is actually terminated within one hundred fifty (150) days following the Closing Date shall be entitled to receive Severance Benefits; provided, that such Identified Employee or such Seller Identified Employee, is otherwise eligible for severance benefits. Severance Benefits for the Indentified Employees shall be subject to substantially similar terms and conditions for eligibility of severance benefits had the Identified Employee been employed by Seller as of the termination of employment, including execution of a release of the Identified Employee’s employer and Seller and its Affiliates. If an Identified Employee is terminated within 150 days of the Closing Date but after the expiration of the UniGroup, Inc. Special One-Time April 2010 Severance Plan, however, such Identified Employee shall not be considered ineligible for Severance Benefits solely due to the date of such termination of employment. Acquiror shall reimburse Seller for twenty-five percent (25%) of the Severance Benefits paid to any Seller Identified Employee who is terminated by Seller within one hundred fifty (150) days following the Closing Date and is otherwise eligible for Severance Benefits upon separation of employment. Subject to the following sentence, Seller shall reimburse Acquiror for (x) one hundred percent (100%) of the Severance Benefits paid to any Identified Support Employee and (y) seventy-five percent (75%) of the Severance Benefits paid to any Identified Business Employee, in each case, who is terminated within one hundred fifty (150) days following the Closing Date and is otherwise eligible for Severance Benefits upon separation of employment. Notwithstanding anything herein to the contrary, in the event that the number of Transferred Business Employees is reduced below one hundred thirty (130) for any reason, Seller shall have no obligation to reimburse Acquiror for any Severance Benefits for any Identified Business Employee that is terminated to the extent that the number of Transferred Business Employees is reduced below one hundred thirty (130). Seller may provide the Seller Identified Employees with severance benefits in excess of the Severance Benefits, and may provide additional service credit to Seller Identified Employees, but Acquiror’s reimbursement obligation shall not exceed twenty-five percent (25%) of the Severance Benefits with respect to such Seller Identified Employees. Acquiror may provide the Identified Employees with severance benefits in excess of the Severance Benefits, and may provide additional service credit to the Identified Employees, but Seller’s reimbursement obligation shall not exceed (A) one hundred percent (100%) of the Severance Benefits with respect to the Identified Support Employees or (B) seventy-five percent (75%) of the Severance Benefits with respect to the Identified Business Employees. Notwithstanding anything in this Section 6.01(c) to the contrary, in no event shall Acquiror be responsible for any amount of Severance Benefits for any Employee in excess of (x) a Severance Payment based on twenty (20) weeks of Salary (as “Salary” is defined in the UniGroup, Inc. Special One-Time April 2010 Severance Plan, or (y) the Supplemental Payment as set forth in Section III(B) of the UniGroup, Inc. Special One-Time April 2010 Severance Plan.

(d) Except as otherwise required by applicable Law, effective as of the Closing Date, each Transferred Employee shall be entitled to receive at least the same cash base salary and wages as were provided by Seller and its Affiliates to such Employee immediately prior to the Closing Date (referred to herein as “Comparable Employment”). Notwithstanding the foregoing, at any time and from time to time after January 1, 2011 Acquiror may, in its sole discretion, adjust cash base salary and wages at such times and at such intervals as Acquiror may determine.

(e) Seller shall retain responsibility for and shall indemnify Acquiror against any and all obligations to Transferred Employees arising under or pursuant to any change in control or other similar arrangement, the payment of which is triggered as a result of the transactions contemplated by this Agreement or any Transaction Agreement. Bonus or other incentive compensation that vests during the 2009 calendar year will be paid to the Transferred Employees by Seller in accordance with the terms of the applicable plan or arrangement and company practice. Seller shall retain responsibility for and shall indemnify Acquiror against any and all obligations or Liabilities to Transferred Employees under any other non-qualified deferred compensation plans set forth on Schedule 3.15(m).

(f) Effective as of the Closing Date, Acquiror shall, or shall cause its Affiliates to, assume all obligations of Seller and its Affiliates for all accrued, unused paid time off of the Transferred Employees to the extent such accrual is reflected in the Estimated Closing Balance Sheet; provided that if, at any time following the Closing, Acquiror eliminates any such accrued, unused paid time off, Acquiror shall promptly reimburse Seller for the amount of the applicable accruals so reflected in the Estimated Closing Balance Sheet.

(g) Acquiror shall, or shall cause its Affiliates to, credit the Transferred Employees for service earned with Seller and its Affiliates (including the Companies), or any of their respective predecessors, as of the Closing Date, in addition to service earned with Acquiror and its Affiliates on or after the Closing Date, to the extent that service is relevant for purposes of (i) eligibility or vesting of benefits under any employee benefit plan of Acquiror or any of its Affiliates for which a Transferred Employee is otherwise eligible and (ii) the calculation of paid time off, severance, layoff and similar benefits.

(h) Acquiror shall, and shall cause its Affiliates to, waive limitations on benefits under its group health plans relating to any pre-existing conditions of the Transferred Employees and their eligible dependents to the extent such limitations were satisfied under Benefits Plans prior to the Closing. Acquiror shall, and shall cause its Affiliates to, recognize for purposes of annual deductible and out-of-pocket limits under their group health plans applicable to the Transferred Employees, deductible and out-of-pocket expenses paid by the Transferred Employees and their respective dependents under Seller’s or any of its Affiliates’ group health plans in the calendar year in which the Closing Date occurs, as applicable. For purposes of this Section 6.01, Seller shall cause its group health plan to cooperate in providing relevant data to Acquiror’s group health plan and Seller and Acquiror shall cause their group health plan vendors to execute any documentation required by the Health Insurance Portability and Accountability Act of 1996, as amended in order to facilitate such transfer.

(i) Acquiror shall, and shall cause its Affiliates, as applicable, to, permit each Transferred Employee who has one or more outstanding loans under a defined contribution plan maintained by Seller or any of its Affiliates and receives an “eligible rollover distribution” within the meaning of Section 402(c)(4) of the Code from such plan to elect to roll over such distribution, including such outstanding plan loans, into a tax-qualified defined contribution plan maintained by Acquiror or any of its Affiliates. Schedule 6.01(i) sets forth a true and accurate list of each Transferred Employee who has an outstanding defined contribution plan loan, along with, as of the date hereof, such Transferred Employee’s account balance, outstanding loan balance, repayment schedule and remaining number of payments.

Section 6.02 Plans.

(a) Except as set forth on Schedule 6.02 or as otherwise specifically provided in this Agreement, neither Acquiror nor any of its Affiliates shall assume any obligations under or liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to any of the Benefit Plans. Notwithstanding the preceding sentence, Acquiror or one of its Affiliates shall continue to have responsibility for all Company Benefit Plans as of the Closing Date. Seller shall retain responsibility for and shall indemnify Acquiror with respect to any Liability (other than routine claims for benefits) related to any Company Benefit Plan arising from, or in connection with, any action or inaction of Seller or any Company on or prior to the Closing.

(b) Except as otherwise required by the terms of any such plan or applicable Law, as of the Closing Date all Transferred Employees who are participating in any Benefit Plans shall cease active participation in, and benefit accrual under, such Benefit Plans. Seller and its Affiliates (other than the Companies) shall retain the responsibility for payment of all covered medical, dental, life insurance and long-term disability claims or expenses incurred by any Employee (including his or her eligible dependents and beneficiaries) under the Benefit Plans on and prior to the Closing Date, and neither Acquiror nor any of its Affiliates shall assume any liability with respect to such claims. Acquiror shall remit to Seller all Employee premiums due for medical and dental benefit coverage attributable to periods prior to the Closing Date, but which, as of the Closing Date, had not been collected and remitted to Seller.

(c) Medical Plan Participation; COBRA. Acquiror shall take all action necessary to ensure that all Transferred Employees (and their eligible dependents) who participated in any medical plan maintained by Seller or any of its Affiliates immediately prior to the Closing shall be eligible to participate in a medical plan maintained by Acquiror or any of its Affiliates, effective as of the first day following the Closing Date. Following the Closing Date, Seller shall, or shall cause its Affiliates to, retain all obligations to provide continuation health care coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) to all Persons who incur or incurred a qualifying event at any time under any Employee Plans that occur on or before the Closing Date. Following the Closing Date, Acquiror shall, or shall cause an Affiliate to, provide COBRA coverage to all Transferred Employees and their qualified beneficiaries who incur a “qualifying event” in accordance with COBRA under an employee benefit plan maintained by Acquiror or any of its Affiliates at any time on or after the Closing Date. Acquiror shall indemnify Seller and its Affiliates against any and all obligations or Liabilities to Transferred Employees and their qualified beneficiaries for COBRA coverage with respect to qualifying events occurring at any time after the Closing Date.

(d) Flexible Spending Accounts. On the Closing Date, Seller shall transfer to Acquiror all records pertaining to the 2010 health care spending accounts and the 2010 dependent care spending accounts of the Transferred Employees under the Seller’s Flexible Spending Account Plan (such accounts are referred to hereinafter, collectively, as the “FSAs”). Acquiror shall assume the obligation to pay benefits under the FSAs for the remainder of the 2010 calendar year with respect to a Transferred Employee’s valid claims incurred during 2010 that have not been paid on or before the Closing Date (solely to the extent such Transferred Employee would be entitled to payment under the terms of Acquiror’s Flexible Spending Account Plan). As soon as administratively practicable after the Closing Date, but in no event later than thirty (30) days following the Closing Date, Seller shall make a cash payment to Acquiror equal to the amount by which the aggregate salary reductions (and other contributions) made for 2010 by Transferred Employees under the FSAs on or before the Closing Date exceed the aggregate claims for 2010 paid to Transferred Employees under the FSAs on or before the Closing Date; provided, however, that to the extent the aggregate salary reductions (and other contributions) made for 2010 by Transferred Employees under the FSAs on or before the Closing Date are exceeded by the aggregate claims for 2010 paid to Transferred Employees under the FSAs on or before the Closing Date (the “FSA Deficit”), Acquiror shall make a cash payment as soon as administratively practicable after the Closing Date, but in no event later than thirty (30) days following the Closing Date, to Seller equal to the FSA Deficit. All claims submitted by a Transferred Employee (other than those that were previously paid by Seller on or prior to the Closing Date) shall be governed by and subject to the terms of the Acquiror’s Flexible Spending Account Plan. Within a reasonable period of time after the date hereof (and in any event prior to the Closing Date), Seller shall provide to Acquiror copies of the FSA elections for 2010 of all Transferred Employees and the applicable enrollment forms. As soon as practicable, but in no event later than thirty (30) days following the Closing Date, Seller shall provide Acquiror with the calculations of the amount to be transferred or owed and shall provide Acquiror’s administrator with copies of all 2010 claims already reimbursed to Transferred Employees in 2010 prior to the Closing Date.

Section 6.03 Cooperation and Assistance.

(a) After the Closing Date, Acquiror shall, and shall cause its Affiliates to, cooperate with Seller to provide such current information regarding the Transferred Employees or former employees of the Business on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under the Employee Plans.

(b) Acquiror shall, and shall cause its Affiliates to, permit Transferred Employees to provide such assistance to Seller as may be required in respect of claims against Seller or its Affiliates, whether asserted or threatened, to the extent that, in Seller’s opinion, (i) a Transferred Employee has knowledge of relevant facts or issues, or (ii) a Transferred Employee’s assistance is reasonably necessary in respect of any such claim.

Section 6.04 Employee and Other Data Protection.

(a) Acquiror shall, and shall cause its Affiliates and any third-party service providers to, comply with all applicable Laws regarding the maintenance, access, use, sharing, securing and disposal or other processing, of Seller Personal Data and shall apply the same standard of care to Seller Personal Data that it applies to personally identifiable information now in its possession and control, including (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for processing of the data after the Closing Date and (ii) taking any other steps necessary to ensure compliance with applicable data protection Laws, including the execution of any separate agreements with Seller or other parties, as necessary or appropriate, to facilitate the lawful processing of certain Seller Personal Data (such agreements to be executed before or after the Closing Date, as necessary).

(b) Each of Acquiror and Seller shall, and shall cause its respective Affiliates and any third-party service providers to, maintain, access, use, share, dispose of or otherwise process Seller Personal Data only (i) to a Person with a reasonable business purpose or, in the case of Acquiror, pursuant to Seller’s written instructions, in each case in the ordinary course of business, (ii) as legally permitted and (iii) to the extent necessary to perform its obligations under the Transaction Agreements. Acquiror shall use reasonable administrative, technical and physical safeguards, to maintain the security and confidentiality of Seller Personal Data designed to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss. Acquiror agrees that, before the Closing Date, it shall not disclose any Seller Personal Data to third parties, including service providers, without the express written consent of Seller or unless required by applicable Law; and Acquiror shall require that any Affiliate, service provider or other third party that receives, maintains, accesses, uses or disposes of, or otherwise processes, Seller Personal Data, agrees in writing, in advance, to adhere to the standards of security and confidentiality of this Section 6.04, and agrees not to further share, transfer, permit access to or dispose of Seller Personal Data without the advance, express written consent of Acquiror and Seller. Acquiror shall promptly inform Seller of any breach of this security and confidentiality undertaking (including any accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss of Seller Personal Data) unless prohibited from doing so by Law. After the Closing Date, Seller shall (x) not disclose any Seller Personal Data to third parties, including service providers, without the prior written consent of Acquiror or unless required by applicable Law and (y) require that any Affiliate, service provider or other third party that receives, maintains, accesses, uses or disposes of, or otherwise processes Seller Personal Data agree in writing to adhere to the standards of security and confidentiality of this Section 6.04 and not further share, transfer, permit access to or dispose of Seller Personal Data without the prior written consent of Acquiror. Seller shall promptly inform Acquiror of any breach of this security and confidentiality undertaking (including any accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss of Seller Personal Data) unless prohibited from doing so by Law.

Section 6.05 WARN Act. Acquiror shall not, and shall ensure that its Affiliates (including after the Closing Date, the Companies) do not, take any action or make any omission after the Closing that, in whole or in part, results in liability for Seller or any of its Affiliates pursuant to the Worker Adjustment and Restraining Notification Act or any similar state or local laws. Acquiror shall indemnify the Seller for any and all liabilities arising under the Worker Adjustment and Restraining Notification Act or any similar state or local laws as a result of the termination of any of the Transferred Employees.

Section 6.06 No Third Party Rights of Plan Amendments. Regardless of anything else contain in this Article VI, the parties do not intend for this Article VI to amend any employee benefit plans or arrangements or create any rights or obligations except between the parties hereto. No Employee or other current or former employee of Seller or Acquiror, or any of their respective Affiliates, or any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

ARTICLE VII

TAX MATTERS

Section 7.01 Liability for Taxes.

(a) Seller shall be liable for and pay, and shall indemnify, defend, and hold harmless the Acquiror Indemnified Parties from and against, and reimburse any Acquiror Indemnified Party for, any Losses with respect to (i) Taxes imposed on the Companies pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of Law) solely as a result of the Companies having been a member of Seller’s Group or of any other consolidated, combined or unitary group, (ii) Taxes imposed on the Companies, or for which the Companies may otherwise be liable, for any Pre-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (iii) any Taxes resulting from the implementation of the Restructuring Plan (including any real property transfer taxes), (iv) any inaccuracy or breach of any representation or warranty in Section 3.22, (v) any breach or failure by Seller to perform any of its covenants or obligations contained in this Article VII and (vi) any reduction in the Companies’ attributes described in Treasury Regulations Section 1.1502-36(d)(4)(i) resulting from the application of the unified loss rule of Treasury Regulation Section 1.1502-36 to the transactions contemplated by this Agreement, other than from a reduction in the Companies’ Category A, B or C attributes described in Treasury Regulations Section 1.1502-36(d)(4)(i)(A)-(C) resulting from a reattribution election, pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B), that meets the requirements of the proviso set forth in the second sentence of Section 7.01(g); provided, however, that Seller shall not be liable for or pay, and shall not indemnify Acquiror from and against, (A) any Taxes shown as a liability or reserve on the Final Balance Sheet, otherwise taken into account in computing the Final Tangible Book Value or taken into account in computing any payment amount required by Section 2.06 or 2.07, (B) any Taxes that result from any actual or deemed election by Acquiror under Section 338 of the Code or any similar provisions of Law as a result of the purchase of the Shares or the deemed purchase of the Capital Stock of any Transferred Subsidiary or that result from Acquiror, any Affiliate of Acquiror or the Companies engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Companies for federal, state, local or other Tax purposes, (C) any Taxes imposed on the Companies or for which the Companies may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing and (D) any Taxes for which Acquiror is liable under Section 7.01(b) (Taxes described in this proviso, hereinafter “Excluded Taxes”). Acquiror and Seller agree that, with respect to any transaction described in clause (C) of the preceding sentence, the Companies and all persons related to the Companies under Section 267(b) of the Code immediately after the Closing shall treat the transaction for all federal income Tax purposes (in accordance with Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)), and (to the extent permitted) for other income Tax purposes, as occurring at the beginning of the day following the Closing Date. Seller shall be entitled to any refund of (or credit for) Taxes allocable to any Pre-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, provided that any such refund or credit is not included in the Final Tangible Book Value. Any such refunds received by Acquiror or its Affiliates shall be promptly, and in any event within thirty (30) days of the receipt of such refund, paid over to Seller. Neither Acquiror nor any of its Affiliates shall waive any carryback of any net operating loss or other Tax attribute of the Companies generated in any Pre-Closing Taxable Periods.

(b) Acquiror shall be liable for and pay, and shall indemnify, defend, and hold harmless the Seller Indemnified Parties from and against, and reimburse any Seller Indemnified Party for, any Losses with respect to (i) Taxes imposed on the Companies or any Transferred Subsidiary, or for which the Companies or any Transferred Subsidiary may otherwise be liable, for any Post-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, (ii) any breach or failure of Acquiror to perform any of its covenants or obligations contained in this Article VII and (iii) Excluded Taxes. Except as otherwise provided herein, Acquiror shall be entitled to any refund of (or credit for) Taxes allocable to any Post-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date. Acquiror shall be entitled to any refund relating to any loss or credit carrybacks from Post-Closing Taxable Periods to Pre-Closing Taxable Periods; provided that any such loss or credit carrybacks are not included in computing any payment amounts under Section 2.06 or Section 2.07. Any such refunds received by Seller or its Affiliates shall be promptly, and in any event within thirty (30) Business Days of the receipt of such refund, paid over to Acquiror.

(c) For purposes of Sections 7.01(a) and 7.01(b), whenever it is necessary to determine the liability for Taxes of the Companies for a Straddle Period, the determination of the

Taxes of the Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Companies were closed at the close of the Closing Date; provided, however, that (i) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. Notwithstanding the foregoing provisions of this Section 7.01(c), property taxes for a Straddle Period shall be apportioned between the two (2) taxable periods on a daily basis.

(d) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Seller is liable pursuant to Section 7.01(a), and such change results in or will result in a decrease in the Tax liability of the Companies, Acquiror or any Affiliate or successor of any thereof for any Post-Closing Taxable Period or for the portion of any Straddle Period beginning after the Closing Date, if and to the extent that the Companies, Acquiror or any Affiliate or successor of any thereof realizes an actual Tax savings as a direct result of such change in a Post-Closing Taxable Period or the portion of the Straddle Period beginning after the Closing Date, the Acquiror shall promptly remit any such actual Tax savings to Seller.

(e) Subject to Section 7.01(a)(iii) regarding Taxes resulting from the implementation of the Restructuring Plan, all transfer, documentary, sales, use, stamp, registration or similar Taxes, fees or charges applicable to, or incurred in connection with, the transactions contemplated by the Transaction Agreements shall be borne equally by Acquiror and Seller.

(f) All Tax sharing, Tax allocation and Tax indemnity agreements or arrangement involving any Company shall be terminated as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any rights or liabilities thereunder.

(g) Seller shall timely make one or more elections under Treasury Regulations Section 1.1502-36(d)(6) to prevent any reduction in the Companies’ attributes described in Treasury Regulations Section 1.1502-36(d)(4)(i). Notwithstanding the previous sentence, a reattribution election made by Seller pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B), in respect of the Companies’ Category A, B or C attributes described in Treasury Regulations Section 1.1502-36(d)(4)(i)(A)-(C), shall not be considered a breach of this Section 7.01(g), provided that (i) the tax benefits attributable to any such Category A, B or C attributes are not included in computing the Final Tangible Book Value or taken into account in computing any payment amount required by Section 2.06 or 2.07 and (ii) the reattribution election does not result in the reduction in any of the Companies’ Category D attributes described in Treasury Regulations Section 1.1502-36(d)(4)(i)(D).

(h) Within one hundred twenty (120) days following the Closing Date, Seller shall provide Acquiror with a materially accurate computation of Vanliner Group’s tax basis in the Capital Stock of each of the Transferred Subsidiaries, together with all supporting documentation. Seller shall make available to Acquiror as reasonably requested those Persons responsible for preparing such computations. In any case where the unified loss rules of Treasury Regulations Section 1.1502-36 require Seller to use Vanliner Group’s tax basis in the Capital Stock of any of the Transferred Subsidiaries, Seller shall use the tax basis amounts computed pursuant to the first sentence of this Section 7.01(h).

Section 7.02 Tax Returns.

(a) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Companies for Pre-Closing Taxable Periods (including Tax Returns required to be filed by or with respect to the Companies on a combined, consolidated or unitary basis with Seller or any of its Affiliates), and in each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and Acquiror shall timely file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Companies for Straddle Periods and Acquiror in each case shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to the Tax Returns to be filed by Seller or Acquiror pursuant to the preceding sentence: (i) except as required by applicable law, such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any position which would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to periods for which Acquiror is liable) and (ii) such Tax Returns shall be submitted to the other party not later than twenty (20) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the other party, which approval shall not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (i) of this sentence.

(b) Seller or Acquiror shall pay the other party for the Taxes for which Seller or Acquiror, respectively, is liable pursuant to Section 7.01 but which are payable with any Tax Return to be filed by the other party pursuant to Section 7.02(a) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Acquiror, as the case may be, but in no event later than five (5) days prior to the due date for paying such Taxes.

(c) Except as required by applicable Law, none of Acquiror or any Affiliate of Acquiror shall (or shall cause or permit the Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies with respect to (i) any Pre-Closing Taxable Periods without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller, or (ii)

any Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(d) Acquiror shall promptly cause the Companies to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the “Tax Package”) required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 7.02(a). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Companies. Acquiror shall cause the Tax Package to be delivered to Seller within sixty (60) days following the Closing Date, or if a return is due within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date.

Section 7.03 Contest Provisions. Acquiror shall promptly notify Seller in writing upon receipt by Acquiror, any of its Affiliates or the Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to Section 7.01(a). Seller shall have the sole right to represent each Company’s interests in any Tax audit or administrative or court proceeding relating to Pre-Closing Taxable Periods or otherwise relating to Taxes for which Seller may be liable pursuant to Section 7.01(a), and to employ counsel of its choice at its expense. In the case of a Straddle Period, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Acquiror, and at Seller’s sole expense, may assume the entire control of such audit or proceeding. None of Acquiror, any of its Affiliates or any Company may settle any Tax claim for any Taxes for which Seller may be liable pursuant to Section 7.01(a), without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

Section 7.04 Assistance and Cooperation. After the Closing Date, each of Seller and Acquiror shall (and shall cause their respective Affiliates to):

(a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.02;

(b) cooperate fully in preparing for any audits of, or disputes with Tax Authorities regarding, any Tax Returns of any of the Companies;

(c) make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

(d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Companies for taxable periods for which the other may have a liability under Section 7.01;

(e) furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period;

(f) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.01(e) (relating to sales, transfer and similar Taxes); and

(g) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article VII.

Section 7.05 Other Tax Matters.

(a) The indemnification provided for in this Article VII shall be the sole remedy for any claim in respect of Taxes and the provisions of Article X shall not apply to such claims, except as expressly provided.

(b) Any claim for indemnity under this Article VII may only be made at a time within sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(c) The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

ARTICLE VIII

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 8.01 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Acquiror contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the Closing as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except to the extent that any failure of such representations and warranties, individually or in the aggregate, to be so true and correct have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Acquiror; (ii) the covenants contained in this Agreement to be complied with by Acquiror at or before the Closing shall have been complied with in all material respects; and (iii) Seller shall have received a certificate of Acquiror dated as of the Closing Date to such effect signed by a duly authorized executive officer of Acquiror.

(b) Approvals of Governmental Authorities. The approvals of the Governmental Authorities listed in Schedule 3.05 and Schedule 4.04 shall have been received (or any waiting period shall have expired or shall have been terminated). Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c) No Governmental Order. There shall be no Governmental Order in existence that prohibits the Closing as contemplated by this Agreement.

(d) Other Agreements. Acquiror (or its Affiliates, as applicable) shall have executed and delivered to Seller the Escrow Agreement, Transition Services Agreement and the Affinity Agreement.

Section 8.02 Conditions to Obligations of Acquiror and National Interstate. The obligations of Acquiror and National Interstate to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Acquiror, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein (other than with regard to such limitations set forth in the representations and warranties in Sections 3.08(a), 3.08(b) and 3.11(d), which shall be given full effect)) as of the Closing as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except to the extent that any failure of such representations and warranties, individually or in the aggregate, to be so true and correct have not had, or would not reasonably be expected to have, a Material Adverse Effect with respect to the Business, the Companies or Seller; (ii) the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects; and (iii) Acquiror shall have received a certificate dated the Closing Date of Seller to such effect signed by a duly authorized executive officer of Seller.

(b) Approvals of Governmental Authorities. The approvals of the Governmental Authorities listed in Schedule 3.05 and Schedule 4.04 shall have been received (or any waiting period shall have expired or shall have been terminated). Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c) No Governmental Order. There shall be no Governmental Order in existence that prohibits the Closing as contemplated by this Agreement.

(d) No Material Adverse Effect. Since the date of this Agreement, no event, change, occurrence, development or circumstance shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Business or the Companies.

(e) Transfer of Real Property. Seller shall have taken or caused to be taken all actions necessary to effect and carry out the sale, assignment, dividend or transfer of all of Vanliner’s right, title and interest in the real property described in the Restructuring Plan to Seller, and Seller shall have delivered to Acquiror any agreement, document, instrument or certificate as may be required to evidence such action.

(f) Termination of Securities Lending Program. Seller shall have caused each Company to terminate its participation in Seller’s Securities Lending Program then in effect, as evidenced by written documentation reasonably satisfactory to Acquiror.

(g) Delivery of Audited Financial Statements. Seller shall have delivered, or caused to be delivered, to Acquiror the Audited Financial Statements.

(h) Other Agreements. Seller (or its Affiliates, as applicable) shall have executed and delivered, or caused to be executed and delivered, to Acquiror the Escrow Agreement, Transition Services Agreement, the Affinity Agreement, the Lease Agreement, the Trademark License Agreement and the document(s) required to be delivered by Seller pursuant to Section 2.09(d), Section 2.09(e), Section 2.09(f) and Section 2.09(g).

ARTICLE IX

TERMINATION AND WAIVER

Section 9.01 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Seller and Acquiror;

(b) by either Seller or Acquiror if the Closing shall not have occurred prior to six (6) months after the date of this Agreement or such later date as the parties may mutually agree; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(c) by either Seller or Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

Section 9.02 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 9.03 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall thereafter become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 5.04, this Article IX and Article XI; provided, however, that nothing in this Agreement shall relieve either Seller or Acquiror from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement.

Section 9.04 Extension; Waiver. At any time prior to the Closing, each of Seller and Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

Section 10.01 Indemnification by Seller.

(a) After the Closing and subject to Article VII, the other provisions of this Article X and Section 11.01, Seller shall indemnify, defend and hold harmless Acquiror and its Affiliates (including the Companies) and Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any certificate delivered by Seller at the Closing (excluding Losses that have been taken into account in determining any payment amount pursuant to Section 2.06 or Section 2.07);

(ii) any assets, properties or liabilities transferred and assigned to or assumed by Seller in connection with the Restructuring Plan; or

(iii) any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement (including with respect to the payment to Acquiror of any amount pursuant to Section 2.06 or Section 2.07).

(b) Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to 10.01(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Seller in Sections 3.01, 3.02, 3.03, 3.22 and 3.27, as to which this Section 10.01(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $20,000 (nor shall any such item that does not meet the $20,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses for which Seller has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds $1,000,000, after which Seller shall be obligated for all Losses of the Acquiror Indemnified Parties that in the aggregate are in excess of such amount; provided, however, the cumulative aggregate indemnification obligation of Seller under Section 10.01(a)(i) shall in no event exceed ten percent (10%) of the Purchase Price (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Seller in Sections 3.01, 3.02, 3.03, 3.22 and 3.27, for which such indemnification obligation shall in no event exceed 100% of the Purchase Price in the aggregate). For the avoidance of doubt, this Section 10.01(b) shall not apply to any payment obligations of Seller pursuant to Section 2.06 or Section 2.07.

Section 10.02 Indemnification by Acquiror.

(a) After the Closing and subject to Article VII, the other provisions of this Article X and Section 11.01, Acquiror shall indemnify, defend and hold harmless Seller and its Affiliates (but not the Companies) and Representatives (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representation or warranty made by Acquiror in this Agreement or in any certificate delivered by Acquiror at the Closing;

(ii) any assets, properties or liabilities transferred and assigned to or assumed by the Companies in connection with the Restructuring Plan (without giving effect to any amendment made by Seller to the Restructuring Plan following the date hereof without the prior written consent of Acquiror); or

(iii) any breach or failure by Acquiror to perform any of its covenants or obligations contained in this Agreement (including with respect to the payment to Seller of any amount pursuant to Section 2.06 or Section 2.07).

(b) Notwithstanding any other provision to the contrary, Acquiror shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Acquiror in Section 4.01, 4.02, or 4.09, as to which this Section 10.02(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $20,000 (nor shall any such item that does not meet the $20,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which Acquiror has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Seller Indemnified Parties’ Losses exceeds $1,000,000, after which Acquiror shall be obligated for all Losses of the Seller Indemnified Parties that in the aggregate are in excess of such amount; provided, however, the cumulative aggregate indemnification obligation of Acquiror under Section 10.02(a)(i) shall in no event exceed ten percent (10%) of the Purchase Price (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Acquiror in Section 4.01, 4.02, or 4.09, for which such indemnification obligation shall in no event exceed 100% of the Purchase Price in the aggregate). For the avoidance of doubt, this Section 10.02(b) shall not apply to any payment obligations of Acquiror pursuant to Section 2.06 or Section 2.07.

Section 10.03 Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement or, in the case of any Action that would reasonably be expected to result in a material change in any line item to be reflected in any statement, settlement or proposal required by Section 2.06 or Section 2.07 or any payment amount required by Section 2.06 or Section 2.07, Acquiror (each such Person, an “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification or, in the case of Actions that would reasonably be expected to result in a material change in any line item to be reflected in any statement, settlement or proposal required by Section 2.06 or Section 2.07 or any payment amount required by Section 2.06 or Section 2.07, Seller (each such Person, an “Indemnifying Party”), in writing of any (i) pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement or (ii) any pending or threatened Action that would reasonably be expected to result in a material change in any item to be reflected in any statement, settlement or proposal required by Section 2.06 or Section 2.07 or any payment amount required by Section 2.06 or Section 2.07 (any such claim or Action being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X, Section 2.06 or Section 2.07 except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that (i) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation, warranty, covenant or agreement and (ii) notices for claims in respect of a breach of a Post–Closing Covenant must be delivered prior to the date that is six months after the last day of the effective period of such Post–Closing Covenant; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 10.03(a) of a claim for indemnification under this Article X (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article X notwithstanding the passing of such applicable date. For the avoidance of doubt, this Section 10.03(a) shall not require Acquiror to provide Seller with prior written notice of any claim or demand relating to any insurance policy written or issued by any of the Companies at any time, whether prior to, on or after the Closing Date, other than with respect to Actions that would reasonably be expected to result in a material change in any line item to be reflected in any statement, settlement or proposal required by Section 2.06 or Section 2.07 or any payment amount required by Section 2.06 or Section 2.07.

(b) Upon receipt of a notice of a Third Party Claim from an Indemnified Party pursuant to Section 10.03(a), if the Indemnifying Party provides the Indemnified Party with written notice that it is responsible for the full amount of Losses suffered by the Indemnified Party with respect to such Third Party Claim, (i) with respect to any Third Party Claim in respect of which indemnification may be sought under Section 10.01(a)(ii) or Section 10.02(a)(ii), the Indemnifying Party, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such claim, shall assume, or (ii) with respect to any other Third Party Claim, the Indemnifying Party, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such claim, may assume, the defense and control of such Third Party Claim; provided, however, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. Seller or Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that (i) such settlement does not involve any finding or admission of any violation of Law, (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (other than as contemplated by Sections 10.01(b) or 10.02(b), (iii) such settlement does not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iv) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim.

(c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party does not so notify the Indemnified Party that it disputes such liability, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 10.01(b) or Section 10.02(b), as the case may be and if applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.

(d) No Indemnifying Party shall have any liability under this Article X for, and no statement, settlement or proposal contemplated by Section 2.06 or Section 2.07 or payment amount required by Section 2.06 or Section 2.07 shall take into account, any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the prior consent of such Indemnifying Party, which consent shall not be unreasonably delayed. The parties agree that, for purposes of this Section 10.03(d), any failure of an Indemnifying Party to respond to a settlement or compromise of a Third Party Claim proposed by the Indemnified Party shall be considered to be an unreasonable delay in the consent of the Indemnifying Party if the Indemnifying Party does not respond to such settlement or compromise proposal (i) within twenty (20) Business Days following delivery of such proposal by the Indemnified Party or (ii) prior to an earlier date, as identified by the Indemnified Party in such proposal, in the event a response is required by any Governmental Authority or any Governmental Order in connection with such Third Party Claim, provided that the Indemnifying Party has had a reasonable opportunity to review and evaluate such proposal prior to such earlier date.

Section 10.04 Payment. An Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X when the parties to such Action have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order shall have been entered. In the event an Action for indemnification under this Article X shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party, on demand as follows:

(a) any such amount owed by Acquiror shall be paid to Seller by wire transfer of immediately available funds to an account designated in writing by Seller; and

(b) any such amount owed by Seller will be paid to Acquiror by delivery by the Escrow Agent of Escrow Property in an amount equal to such amount owed, and the parties shall promptly, but in no event later than two (2) Business Days following the final determination of such Action, execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release to Acquiror such Escrow Property in accordance with the terms of the Escrow Agreement; provided that, if the amount owing to Acquiror pursuant to this Article X exceeds the amount of the Escrow Property, then the amount of such excess shall be paid by Seller to Acquiror by wire transfer of immediately available funds to an account designated in writing by Acquiror.

Section 10.05 Exclusive Remedies. Each of Seller and Acquiror acknowledges and agrees that:

(a) prior to the Closing, other than in the case of actual fraud by Seller or its Affiliates or Representatives or a misrepresentation by Seller that is intentional and material, the sole and exclusive remedy of Acquiror for any breach or inaccuracy of any representation or warranty contained in this Agreement, or any certificate or instrument delivered hereunder, shall be refusal to close the transactions contemplated by this Agreement (for the avoidance of doubt, nothing in this Section 10.05(a) shall limit any remedy available to Acquiror following the Closing); and

(b) following the Closing, other than in the case of actual fraud by Acquiror or Seller or any of their respective Affiliates or Representatives, and except for breaches or non-performance of provisions in this Agreement for which the remedy of specific performance is available pursuant to Section 11.14, the indemnification provisions of Article X and, with respect to Taxes, Article VII shall be the sole and exclusive remedies of Seller and Acquiror, respectively, for any breach of the representations or warranties in this Agreement or in any such certificate or instrument and for any failure to perform or comply with any covenants or agreements contained in this Agreement.

Section 10.06 Additional Indemnification Provisions.

(a) Seller and Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement, any Transaction Agreement or any other document executed or delivered in connection with the Closing (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds (as set forth in subsection (d)

below), (iii) in no event shall the Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (other than any such damages, lost profits or similar items actually paid to any unaffiliated third party) and (iv) in no event shall Seller have any liability or obligation to any Acquiror Indemnified Person to the extent that any Loss, or any portion thereof, as applicable, for which indemnification is sought hereunder is reflected or reserved for or otherwise taken into account in determining the Final Tangible Book Value. Notwithstanding anything contained herein to the contrary, neither Acquiror nor any Acquiror Indemnified Party shall have any right to, or make any claim for, indemnification (x) under Section 10.01(a)(i) for any Loss to the extent that such Loss, or any portion thereof, has been taken into account in calculating any payment required by Section 2.06 or Section 2.07 or (y) under Section 10.01(a)(iii) (with respect to the payment of any amount under Section 2.06 or Section 2.07) for any Loss to the extent that Acquiror or any Acquiror Indemnified Party has been indemnified for such Loss, or any portion thereof, pursuant to Section 10.01(a)(i).

(b) In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article X (other than Retained Insurance Proceeds), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c) The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

(d) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage (each, an “Insurance Policy”), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within sixty (60) days after receipt of a Notice of Insurance, the Indemnified Party shall use all reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event (i) all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds” and (ii) the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection. If the Indemnifying Party does not request that the Indemnified Party seek coverage of any portion of such Loss under the Insurance Policy within sixty (60) days after receipt of a Notice of Insurance, any proceeds that the Indemnified Party may receive thereunder shall be considered “Retained Insurance Proceeds”.

Section 10.07 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Survival. The representations and warranties of Seller and Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement (other than the representations and warranties made in (a) Sections 3.01, 3.02, 3.03, 3.27 and 4.09, which shall survive the Closing indefinitely, (b) Section 3.22, which shall survive to the same extent as claims for indemnity under Article VII, as set forth in Section 7.05(b), (c) Sections 3.12 and 3.15(a)-(m), which shall survive the Closing until the sixtieth (60th) day following the expiration of the relevant statute of limitations period, and (d) Section 3.16(g), which shall survive the Closing until the date that is five (5) years from the Closing Date) shall survive the Closing in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification with respect thereto under Sections 10.01 or 10.02 thereafter). The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date (“Post-Closing Covenants”), shall survive for the period provided in such covenants and agreements, if any, or if later, until fully performed.

Section 11.02 Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03 Notices. All notices, requests, consents, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(a)	if to Seller:

UniGroup, Inc.

One Premier Drive

Fenton, Missouri 63026

Attention:	Chief Financial Officer
General Counsel
Facsimile:	(636) 349-3945

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:	Brian J. Fahrney
Sean M. Carney
Facsimile:	(312) 853-7036

(b)	if to Acquiror or National Interstate:

c/o National Interstate Corporation

3250 Interstate Drive

Richfield, Ohio 44286

Attention:	Chief Executive Officer
Chief Financial Officer
General Counsel
Facsimile:	(330) 659-8958

with a copy to:

Thompson Hine LLP

3900 Key Tower

127 Public Square

Cleveland, OH 44114

Attention:	April Miller Boise
Facsimile:	(216) 566-5800

Section 11.04 Public Announcements. Prior to Closing, no party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication if reasonably practicable. Prior to the Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, any of the Companies without first obtaining the prior written approval of the other party, which approval will not be unreasonably withheld.

Section 11.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of Seller and/or its Affiliates, on the one hand, and Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.07 Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Acquiror may assign its rights hereunder to any of its Affiliates, but no such assignment shall release Acquiror from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 11.07 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 11.08 No Third-Party Beneficiaries. Except as provided in Article X with respect to the Seller Indemnified Parties and the Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09 Amendment. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties to such agreement.

Section 11.10 Schedules. Any disclosure with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Schedule of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 11.11 Submission to Jurisdiction. Subject to Section 2.05, each of Seller and Acquiror irrevocably and unconditionally:

(a) submits for itself and its property in any Action arising out of or relating to the Transaction Agreements, the transactions contemplated by the Transaction Agreements, the formation, breach, termination or validity of the Transaction Agreements or the recognition and enforcement of any judgment in respect of the Transaction Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by law, in such federal court;

(b) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.03; and

(d) agrees that nothing in this Agreement or any other Transaction Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.12 Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any conflicts of law principles of such state to the extent such principles would require or permit the application of the Laws of another jurisdiction.

Section 11.13 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENTS, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.

Section 11.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referenced in Section 11.11(a) having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

Section 11.15 Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (g) the word “day” shall mean “calendar day” unless otherwise specified; and (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.16 Counterparts. This Agreement and each of the other Transaction Agreements may be executed in two or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

Witnessed by:	UNIGROUP, INC.

/s/ Valerie J. Pacer	By	/s/ Richard H. McClure
Name: Valerie J. Pacer	Name:	Richard H. McClure
	Title:	President

Witnessed by:	NATIONAL INTERSTATE INSURANCE COMPANY

/s/ Arthur J. Gonzales	By	/s/ David W. Michelson
Name: Arthur J. Gonzales	Name:	David W. Michelson
	Title:	President

For the sole purpose of being bound by Section 2.01(b) and Section 2.09(c) of this Agreement:

Witnessed by:	NATIONAL INTERSTATE CORPORATION

/s/ Arthur J. Gonzales	By	/s/ David W. Michelson
Name: Arthur J. Gonzales	Name:	David W. Michelson
	Title:	President & CEO

Signature Page

Purchase Agreement

EXHIBIT A

DEFINITIONS

“2012 Other Balance Sheet Account Difference Amount” means an amount equal to the Other Balance Sheet Account Difference Amount calculated as of the third Balance Sheet Guaranty True-Up Year, in accordance with Section 2.06(g).

“2013 Contingent Assets Calculation” shall have the meaning set forth in Section 2.07(a).

“2013 Guaranty True-Up Amount” shall have the meaning set forth in Section 2.07(g).

“2013 Guaranty True-Up Difference Amount” shall mean an amount equal to (i) the 2013 Guaranty True-Up Amount minus (ii) the Balance Sheet Guaranty True-Up Amount calculated as of the third Balance Sheet Guaranty True-Up Year.

“2013 Independent Expert” shall have the meaning set forth in Section 2.07(e).

“2013 Net Reserves Amount” means an amount equal to (i) the amount reflected on the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” on the Final 2013 Reconciliation minus (ii) the amount reflected on the line item entitled “Reinsurance Receivable on Reserves” on the Final 2013 Reconciliation. For the avoidance of doubt, the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” on the Final 2013 Reconciliation will be determined by adding the Net Loss and Allocated Loss Adjustment Expenses Paid Amount calculated as of December 31, 2013 to the amount that would be reflected on the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” if such amount were calculated as of December 31, 2013, in each case, calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j).

“2013 Notice of Disagreement” shall have the meaning set forth in Section 2.07(c).

“2013 Reconciliation” shall have the meaning set forth in Section 2.07(a).

“2013 Uncollectible Reinsurance Receivables Calculation” shall have the meaning set forth in Section 2.07(a).

“2013 Unrecorded Liabilities Calculation” shall have the meaning set forth in Section 2.07(a).

“2014 Contingent Assets Calculation” shall have the meaning set forth in Section 2.07(j).

“2014 Net Reserves Amount” means an amount equal to (i) the amount reflected on the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” minus (ii) the amount reflected on the line item entitled “Reinsurance Receivable on Reserves”, in each case, updated to reflect the actual amounts paid, received or adjusted by the Companies during the period from the Closing Date through December 31, 2014, calculated as of the Closing Date in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j). For the avoidance of doubt, for purposes of determining the 2014 Net Reserves Amount, the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” will be determined by adding the Net Loss and Allocated Loss Adjustment Expenses Paid Amount calculated as of December 31, 2014 to the amount that would be reflected on the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” if such amount were calculated as of December 31, 2014, in each case, calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j).

“2014 Proposed Final Settlement Reconciliation” shall have the meaning set forth in Section 2.07(j).

“2014 Uncollectible Reinsurance Receivables Calculation” shall have the meaning set forth in Section 2.07(j).

“2014 Unrecorded Liabilities Calculation” shall have the meaning set forth in Section 2.07(j).

“Acquiror” shall have the meaning set forth in the preamble hereto.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.01(a).

“Acquiror Liens” means any Liens arising as a result of any agreement (other than the Transaction Agreements) of, or any Governmental Order binding on, Acquiror or its designated assignee(s) hereunder, but not Seller.

“Acquiror Transaction Agreements” shall have the meaning set forth in Section 4.01.

“Acquisition Proposal” shall have the meaning set forth in Section 5.17.

“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, Seller shall be deemed not to be an Affiliate of Acquiror nor, after the Closing, of any of the Companies.

“Affinity Agreement” means the Affinity Agreement to be entered into pursuant to Section 5.14 and which shall be substantially in the form set forth in Exhibit E.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax savings actually derived by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses. Upon realizing any actual Tax savings directly relating to the Losses incurred by the Indemnified Party, the Indemnified Party shall promptly remit such actual Tax savings to the Indemnifying Party.

“Agent” shall have the meaning set forth in Section 3.18.

“Accounting Principles” shall have the meaning set forth in Section 2.04(a).

“Agreed Early Settlement Payment” shall have the meaning set forth in Section 2.07(i).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Audited Financial Statements” means the audited consolidated balance sheet for the Companies as of December 31, 2009, 2008 and 2007, and the related statements of income, cash flows and shareholders’ equity for the twelve (12)-month periods ended December 31, 2009, 2008 and 2007, in each case, prepared in accordance with GAAP, consistently applied, together with the report of the independent accountant (Ernst & Young LLP) and footnotes thereto.

“Balance Sheet Guaranty True-Up Amount” shall have the meaning set forth in Section 2.06(g).

“Balance Sheet Guaranty True-Up Consultation Period” shall have the meaning set forth in Section 2.06(d).

“Balance Sheet Guaranty True-Up Difference Amount” means an amount equal to (i) the Balance Sheet Guaranty True-Up Amount calculated as of the third Balance Sheet Guaranty True-Up Year minus (ii) the Balance Sheet Guaranty True-Up Amount calculated as of the second Balance Sheet Guaranty True-Up Year.

“Balance Sheet Guaranty True-Up Independent Expert” shall have the meaning set forth in Section 2.06(e).

“Balance Sheet Guaranty True-Up Notice of Disagreement” shall have the meaning set forth in Section 2.06(c).

“Balance Sheet Guaranty True-Up Review Period” shall have the meaning set forth in Section 2.06(b).

“Balance Sheet Guaranty True-Up Year” means December 31, 2010, 2011 or 2012, as applicable.

“Balance Sheet Guaranty True-Up Year Net Reserves Amount” means an amount equal to (i) the amount reflected on the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” on the Final Annual Reconciliation for the applicable Balance Sheet Guaranty True-Up Year minus (ii) the amount reflected on the line item entitled “Reinsurance Receivable on Reserves” on the Final Annual Reconciliation for the applicable Balance Sheet Guaranty True-Up Year. For the avoidance of doubt, the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” on the Final Annual Reconciliation for any applicable Balance Sheet Guaranty True-Up Year will be determined by adding the Net Loss and Allocated Loss Adjustment Expenses Paid Amount calculated as of such Balance Sheet Guaranty True-Up Year to the amount that would be reflected on the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” if such amount were calculated as of the applicable Balance Sheet Guaranty True-Up Year, in each case, calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j).

“Burdensome Condition” shall have the meaning set forth in Section 5.05(a).

“Business” means the business of selling, underwriting, marketing and administering insurance policies, bonds and related coverages for the moving and storage and specialty products transportation industries in the United States as currently conducted by the Companies.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall have the meaning set forth in Section 6.01(a).

“Capital Stock” means any capital stock of or other type of equity ownership interest in, as applicable, a Person.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Balance Sheet” shall have the meaning specified in Section 2.05(a).

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Date Net Reserves Amount” means an amount equal to (i) the amount reflected on the line item entitled “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)” on the Final Balance Sheet minus (ii) the amount reflected on the line item entitled “Reinsurance Receivable on Reserves” on the Final Balance Sheet.

“Closing Date Net Unearned Premium Reserve” means an amount equal to (i) the amount reflected on the line item entitled “Unearned Premiums” on the Final Balance Sheet minus (ii) the amount reflected on the line item entitled “Prepaid Reinsurance Premium” on the Final Balance Sheet, in each case, net of endorsements, policy audits and cancellations.

“Closing Date Net Unearned Premium Runoff Amount” means an amount equal to (i) the Closing Date Net Unearned Premium Reserve multiplied by 87% minus (ii) the amount reflected on the line item entitled “Deferred Policy Acquisition Costs” on the Final Balance Sheet.

“Closing Payment” means an amount equal to the Estimated Closing Tangible Book Value for the Shares plus $2,950,000 for the Owned IT Assets.

“Closing Tangible Book Value” shall have the meaning set forth in Section 2.05(a).

“COBRA” shall have the meaning set forth in Section 6.02(c).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” or “Companies” mean, respectively, any of Vanliner Group, Vanliner, TransProtection or Vanliner Re, individually, or Vanliner Group, Vanliner, TransProtection and Vanliner Re, collectively.

“Company Benefit Plans” shall have the meaning set forth in Section 3.15(a).

“Comparable Employment” shall have the meaning set forth in Section 6.01(d).

“Competing Business” shall have the meaning set forth in Section 5.11(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04(a).

“Consultation Period” shall have the meaning set forth in Section 2.05(e).

“Contingent Asset” means, as of any determination date, the amount of any potential asset, including commissions from General Reinsurance Corporation pursuant to certain reinsurance agreements between General Reinsurance Corporation and the Companies, of the Companies of a type that would otherwise be permitted under the Accounting Principles to be reflected on the Closing Balance Sheet but which is dependent upon the outcome of a contingency that does not occur or become known by the Companies until after the Closing and that has not been reflected in any Final Annual Reconciliations, calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled”, “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings. For the purposes of this Agreement, Seller shall be deemed not to Control any of the Companies after the Closing.

“CPP System” shall have the meaning set forth in Section 3.11(f).

“Current Investment Assets” shall have the meaning set forth in Section 3.19.

“D&O Indemnified Person” shall have the meaning set forth in Section 5.16.

“Early Settlement Proposal” shall have the meaning set forth in Section 2.07(a).

“Eligible Insurance Proceeds” shall have the meaning set forth in Section 10.06(d).

“Employee” shall have the meaning set forth in Section 6.01(a).

“Environmental Law” means any Law relating to (a) pollution, contamination or protection of the environment, including the production, use, labeling, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials., (b) the protection of public health and safety, or (c) natural resources or natural resource damages, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970, and the Resource Conservation and Recovery Act of 1976.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into pursuant to Section 5.14 and which shall be substantially in the form set forth as Exhibit C.

“Escrow Amount” means an amount equal to $35,000,000.

“Escrow Property” shall have the meaning set forth in the Escrow Agreement.

“Escrow Rate” shall have the meaning set forth in the Escrow Agreement.

“Estimated Closing Tangible Book Value” shall have the meaning set forth in Section 2.04(a).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.04(a).

“Excluded Taxes” shall have the meaning set forth in Section 7.01(a).

“Existing Business Activities” means any business conducted by Seller or its Affiliates (other than the business currently being conducted solely through or on behalf of the Business), or contemplated by any existing contractual arrangements applicable to Seller or its Affiliates (other than the business currently being conducted solely through or on behalf of the Business), on the date of this Agreement.

“Final 2013 Contingent Assets Calculation” shall have the meaning set forth in Section 2.07(e).

“Final 2013 Reconciliation” shall have the meaning set forth in Section 2.07(e).

“Final 2013 Uncollectible Reinsurance Receivables Calculation” shall have the meaning set forth in Section 2.07(e).

“Final 2013 Unrecorded Liabilities Calculation” shall have the meaning set forth in Section 2.07(e).

“Final 2014 Net Reserves Amount” shall have the meaning set forth in Section 2.07(n).

“Final Annual Reconciliation” shall have the meaning set forth in Section 2.06(e).

“Final Balance Sheet” shall have the meaning set forth in Section 2.05(f).

“Final Contingent Assets Calculation” shall have the meaning set forth in Section 2.07(n).

“Final Settlement Amount” shall have the meaning set forth in Section 2.07(p).

“Final Settlement Amount Determination Date” shall have the meaning set forth in Section 2.07(n).

“Final Settlement Consultation Period” shall have the meaning set forth in Section 2.07(m).

“Final Settlement Date” means the earlier of (a) the date on which the Agreed Early Settlement Payment is actually made and (b) the date on which the payment of the Final Settlement Amount is actually made.

“Final Settlement Difference Amount” shall mean an amount equal to (i) the Final Settlement Amount minus (ii) the 2013 Guaranty True-Up Amount.

“Final Settlement Independent Expert” shall have the meaning set forth in Section 2.07(m).

“Final Settlement Materials” shall have the meaning set forth in Section 2.07(j).

“Final Settlement Notice of Disagreement” shall have the meaning set forth in Section 2.07(l).

“Final Settlement Proposal” shall have the meaning set forth in Section 2.07(j).

“Final Settlement Review Period” shall have the meaning set forth in Section 2.07(k).

“Final Tangible Book Value” shall have the meaning set forth in Section 2.05(f).

“Final Uncollectible Reinsurance Receivables Calculation” shall have the meaning set forth in Section 2.07(n).

“Final Unrecorded Liabilities Calculation” shall have the meaning set forth in Section 2.07(n).

“FSA” shall have the meaning set forth in Section 6.02(d).

“FSA Deficit” shall have the meaning set forth in Section 6.02(d).

“GAAP” means generally accepted accounting principles used in the United States.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Identified Business Employees” shall have the meaning set forth in Section 6.01(c).

“Identified Employees” shall have the meaning set forth in Section 6.01(c).

“Identified Support Employees” shall have the meaning set forth in Section 6.01(c).

“Indebtedness” means, with respect to any Company, (i) indebtedness for borrowed money, (ii) any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) obligations evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) obligations for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with the Accounting Principles, (v) obligations for the deferred purchase price of any property or services, (vi) obligations under any interest rate, currency or other hedging agreement and (vii) any indebtedness of any other Person of a type described in clauses (i) through (vi) above that any Company has guaranteed, and including in clauses (i) through (vii) above any accrued and unpaid interest or penalties thereon, it being understood that no insurance contract or reinsurance agreement issued by the Companies shall constitute “Indebtedness”.

“Indemnified Party” shall have the meaning set forth in Section 10.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.03(a).

“Independent Accountant” shall have the meaning set forth in Section 2.05(f).

“Initial Annual Reconciliation” shall have the meaning set forth in Section 2.06(a).

“Initial HSR Filing” shall have the meaning set forth in Section 5.05(b).

“Inseparable Books and Records” shall have the meaning set forth in Section 5.03(b).

“Insurance Policy” shall have the meaning set forth in Section 10.06(d).

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications, documented unpatented invention disclosures, all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights and database rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) confidential and proprietary information, including trade secrets and confidential information, processes, methods, formulae, algorithms and know-how, (e) Internet domain names, Web sites and registrations pertaining thereto and (f) Software.

“Intercompany Agreements” shall have the meaning set forth in Section 3.14.

“Interest Rate” means an interest rate per annum equal to the average of the three-month LIBOR for U.S. dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

“Investment Assets” means any investment assets that are of the type required to be disclosed in Schedule B through DB of the Statutory Statements, including bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests and certificates issued by or interests in trusts.

“IRS” means the Internal Revenue Service.

“Knowledge” of a Person means: (a) in the case of Seller, the actual knowledge of any Person listed in Schedule A-1, or (b) in the case of Acquiror, the actual knowledge of any Person listed in Schedule A-2.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Lease Agreement” shall have the meaning set forth in Section 5.15.

“Leased Real Property” shall have the meaning set forth in Section 3.21(b).

“Liability” means, with respect to any Person, any direct or indirect liability, obligation, expense, debt, claim or commitment of such Person, whether absolute or contingent, known or unknown, secured or unsecured, accrued or unaccrued, due or to become due, liquidated or unliquidated or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, option, lien, restriction on transferability or use or charge of any kind.

“Losses” means all losses, damages, costs, penalties, fines, fees and expenses (including reasonable attorney’s fees), Liabilities, obligations and claims of any kind.

“Material Adverse Effect” means (a) with respect to the Business or the Companies, a material adverse effect on the condition (financial or otherwise) or results of operations of the Business, taken as a whole, or the Companies, taken as a whole, respectively; provided, however, that any adverse effect arising out of, resulting from or attributable to (i) an event or series of events or circumstances affecting (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally of the United States or (C) any of the industries generally in which the Business operates or in which products or services of the Business are used or distributed, (ii) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Agreements, (iii) the identity of, or the effects of any facts or circumstances relating to, Acquiror, (iv) any changes or prospective changes in applicable Law, GAAP or SAP or the enforcement or interpretation thereof, (v) actions permitted or required to be taken or omitted pursuant to this Agreement or taken with Acquiror’s consent, (vi) the effect of any action taken by Acquiror or its Affiliates with respect to the transactions contemplated hereby, (vii) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (viii) the value of any of the Investment Assets of any of the Companies, (ix) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Companies to achieve any earnings, premiums written, or other financial projections or forecasts or (x) any effect that is cured by Seller prior to the Closing, shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur, except in the case of the foregoing clauses (a)(i), (a)(iv) and (a)(vii) to the extent such effect or change is disproportionately adverse with respect to the Business as compared to businesses engaged in the industries in which the Business operates, and (b) with respect to Seller or Acquiror, a material impairment or delay of the ability of either Seller or Acquiror, respectively, to perform its material obligations under this Agreement or to consummate the transactions contemplated hereby.

“Material Contract” means any contract, agreement, instrument or other legally binding and enforceable commitment relating to the Business to which any of the Companies is a party or is otherwise subject (other than Real Property Leases or insurance policies and insurance certificates issued by any of the Companies), which (i) calls for the payment by or on behalf of any Company in excess of $175,000 per annum or in excess of $500,000, in the aggregate, during its term, or the delivery by any Company of goods or services with a fair market value in excess of $175,000 per annum, (ii) provides for any Company to receive any payments in excess of $175,000 per annum or in excess of $500,000, in the aggregate, during its term, or the receipt of any property with a fair market value in excess of $175,000, (iii) contains covenants limiting the ability of any of the Companies in any material respect (taken as a whole) to engage in any line of business or to compete with any Person, (iv) involves sharing of revenues, profits, losses, costs or Liabilities by any Company with any other Person (including any partnership or joint venture agreement), (v) evidences any Indebtedness, (vi) relates to any acquisition, merger or similar agreement and that either contain obligations (whether monetary or performance) of any Company which have not terminated or lapsed or that were entered into on or after January 1, 2007, (vii) creates any employment (other than employment “at will”), termination, retention, change in control or deferred or incentive compensation or bonus obligations with any current or

(to the extent any Company has ongoing obligations under any such contract) former employee, officer, director, shareholder or independent contractor of any Company or (viii) provides for the reinsurance or retrocession of any risks of or by any Company.

“National Interstate” shall have the meaning set forth in the preamble hereto.

“Net Loss and Allocated Loss Adjustment Expenses Paid Amount” means, as of any determination date, an amount equal to (i) the cumulative amount of (A) claims payments actually made and allocated loss adjustment expenses paid by Vanliner following the Closing Date with respect to claims made pursuant to the Pre-Closing Vanliner Policies on or prior to the Closing Date, (B) claims payments actually made by Vanliner with respect to claims made pursuant to the Pre-Closing Vanliner Policies after the Closing Date (but excluding any unallocated loss adjustment expenses incurred with respect to claims made pursuant to the Pre-Closing Vanliner Policies after the Closing Date), and (C) claims payments actually made by Vanliner with respect to claims made pursuant to the Post-Closing Bound Policies (but excluding any unallocated loss adjustment expenses incurred with respect to claims made pursuant to the Post-Closing Bound Policies), in the case of each of (A), (B) and (C), from the Closing Date through and including such determination date, minus (ii) the aggregate amount of such losses and loss adjustment expenses ceded by Vanliner to a reinsurer, in each case, calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j).

“Net Premium from Post-Closing Bound Policies” means an amount equal to (i) the aggregate amount of gross written premiums associated with the Post-Closing Bound Policies minus (ii) the aggregate amount of gross written premiums associated with the Post-Closing Bound Policies ceded by Vanliner to a reinsurer, in each case, net of endorsements, policy audits and cancellations.

“Net Unearned Premium Runoff from Post-Closing Bound Policies” means an amount equal to (i) the Net Premium from Post-Closing Bound Policies multiplied by (ii) 72.7%.

“Notice of Disagreement” shall have the meaning set forth in Section 2.05(d).

“Notice of Insurance” shall have the meaning set forth in Section 10.06(d).

“Other Balance Sheet Account Difference Amount” means with respect to any Balance Sheet Guaranty True-Up Year, an amount equal to (i) the aggregate amounts included in the Other Line Items reflected in the Final Annual Reconciliation for such Balance Sheet Guaranty True-Up Year, minus (ii) the aggregate amounts included in the Other Line Items reflected in the Final Balance Sheet.

“Other IT Assets” shall have the meaning set forth in Section 3.11(c).

“Owned IT Assets” shall have the meaning set forth in Section 3.11(f).

“Other Line Items” means the line items of the Final Balance Sheet or any Final Annual Reconciliation, as applicable, other than the line items entitled “Bonds”, “Preferred Stocks”, “Mutual Funds”, “Short Term Investments”, “Cash”, “Total Cash and Invested Assets”, “Reinsurance Receivable on Paid Losses”, “Reinsurance Receivable on Reserves”, “Deferred

Policy Acquisition Costs”, “Property, net”, “Licenses, net of accumulated amortization”, “Total Assets”, “Reserves (other than Reserves for Unallocated Loss Adjustment Expenses)”, “Unallocated Loss Adjustment Expenses”, “Total Liabilities”, “Common Stock”, “Paid-In Capital”, “Unrealized Capital Gain/Loss”, “Retained Earnings”, “Total Shareholders’ Equity” and “Total Liabilities and Shareholders’ Equity”.

“Permits” shall have the meaning set forth in Section 3.10(a).

“Permitted Liens” means the following Liens: (a) Liens that secure debt that is reflected on the Reference Balance Sheet; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (d) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (e) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business; (g) Liens not created by any of the Companies that affect the underlying fee interest of any Leased Real Property; (h) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (i) zoning, building and other generally applicable land use restrictions; (j) Liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property or real property over which the Companies have easement rights; (k) Liens resulting from any facts or circumstances relating to Acquiror or its Affiliates; and (l) any set of facts an accurate up-to-date survey would show, provided, however, such facts do not materially interfere with the present use of the relevant Leased Real Property by the Companies.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.05(h).

“Post-Closing Bound Policies” means any insurance policies, contracts or bonds issued by Vanliner after the Closing Date pursuant to the Pre-Closing Vanliner Quotes, including any endorsement, change, amendment or other modification to such Pre-Closing Vanliner Quotes that may be requested by the applicable insured and any endorsement, change, amendment or other modification to such policies, contracts or bonds; provided, however, that any endorsement, change, amendment or other modification relating to such Pre-Closing Vanliner Quotes or policy, contract or bond that: (a) is reported to Vanliner following the Closing and prior to the end of the term of such policy, contract or bond; (b) is accepted by Vanliner; and (c) either (i) relates to an acquisition by the applicable insured, (ii) results in the addition of one or more lines of coverage, (iii) extends the term of such policy, contract or bond, or (iv) results in a change of twenty-five percent (25%) or more in the premium or covered exposure (other than an endorsement that relates to an acquisition by the applicable insured) shall, in each case, result in the policy, contract or bond underlying such endorsement, change, amendment or other modification being excluded from the definition of “Post-Closing Bound Policies” for purposes of this Agreement. For purposes of subsection (c)(iv) above, a change of twenty-five percent (25%) or more in the premium or covered exposure of any Pre-Closing Vanliner Quote shall mean: (A) with respect to a commercial automobile policy or contract, a twenty-five percent (25%) or more change in the rating basis (i.e., number of units, number of annual miles or dollar amount of annual revenue) of the applicable insured and (B) with respect to a workers’ compensation policy or contract, a twenty-five percent (25%) or more change in the dollar amount of annual payroll of the applicable insured.

“Post-Closing Covenant” shall have the meaning set forth in Section 11.01.

“Post-Closing Extra-Contractual Liabilities” means all liabilities, obligations and expenses of any nature, kind or description (including attorney’s fees) (i) that are in excess of the applicable policy limits of the relevant Pre-Closing Vanliner Policy or Post-Closing Bound Policy, or (ii) not within the express terms of the Pre-Closing Vanliner Policies and the Post-Closing Bound Policies, which, in the case of (ii), relate to or arise out of actions taken (or actions failed to have been taken) by Acquiror or any of its Affiliates (including the Companies) after the Closing Date with respect to such Pre-Closing Vanliner Policies and the Post-Closing Bound Policies and which Vanliner is liable to policyholders, third party claimants, governmental authorities or any other person with respect to a specific applicable Pre-Closing Vanliner Policy or Post-Closing Bound Policy or a group of related applicable Pre-Closing Vanliner Policies or Post-Closing Bound Policies, which shall include (a) any liability for statutory or regulatory fines, damages, penalties, forfeitures or similar charges of a penal or disciplinary nature, and (b) any liability for punitive, consequential, tort, bad faith, exemplary, special, treble or any other form of extra-contractual damages which arises from any act, error or omission relating to (i) the cancellation or administration of the applicable Pre-Closing Vanliner Policies and Post-Closing Bound Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, distributions, disbursements or any other payments arising out of or relating to the applicable Pre-Closing Vanliner Policies and Post-Closing Bound Policies, or (iii) the failure to pay or the delay in payment of claims, benefits, distributions, disbursements or any other amounts due under or in connection with the applicable Pre-Closing Vanliner Policies and Post-Closing Bound Policies; provided, however, as used herein the term “Post-Closing Extra-Contractual Liabilities” shall not include any liabilities, obligations or expenses paid or reserved for by Vanliner that (x) were paid or reserved for in accordance with the administration standards described in Section 2.06(j)(ii)(B) and (y) relate to or arise solely out of baseless Actions against Vanliner in which none of Vanliner, Acquiror or any of their respective Affiliates took any action or failed to take any action that resulted in such liabilities, obligations or expenses.

“Post-Closing Financial Statements” means, with respect to a given year, the consolidated balance sheet for the Business as it relates to the Pre-Closing Vanliner Policies and the Post-Closing Bound Policies as of December 31 of such year, prepared in accordance with the Accounting Principles.

“Post-Closing Taxable Period” means a taxable period, excluding any portion of a Straddle Period, that begins after the Closing Date.

“Pre-Closing Taxable Period” means a taxable period, excluding any portion of a Straddle Period, that ends on or before the Closing Date.

“Pre-Closing Vanliner Policies” means any insurance policies, contracts or bonds issued by Vanliner on or prior to the Closing Date, including any endorsement, change, amendment or other modification to such policies, contracts or bonds; provided, however, that any endorsement, change, amendment or other modification relating to any such policy, contract or bond that: (a) is reported to Vanliner following the Closing and prior to the end of the term of such policy, contract or bond; (b) is accepted by Vanliner; and (c) either (i) relates to an acquisition by the applicable insured, (ii) results in the addition of one or more lines of coverage, (iii) extends the term of such policy, contract or bond, or (iv) results in a change of twenty-five percent (25%) or more in the premium or covered exposure (other than an endorsement that relates to an acquisition by the applicable insured) shall, in each case, result in such endorsement, change, amendment or other modification being disregarded for purposes of defining the “Pre-Closing Vanliner Policies” for purposes of this Agreement. For purposes of subsection (c)(iv) above, a change of twenty-five percent (25%) or more in the premium or covered exposure of any Pre-Closing Vanliner Policy shall mean: (A) with respect to a commercial automobile policy or contract, a twenty-five percent (25%) or more change in the rating basis (i.e., number of units, number of annual miles or dollar amount of annual revenue) of the applicable insured and (B) with respect to a workers’ compensation policy or contract, a twenty-five percent (25%) or more change in the dollar amount of annual payroll of the applicable insured.

“Pre-Closing Vanliner Quotes” means any binding quotes for insurance policies, contracts or bonds issued by Vanliner on or prior to the Closing Date that are outstanding as of the Closing Date.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Proposed Early Settlement Payment” shall have the meaning set forth in Section 2.07(a).

“Proposed Final Settlement Payment” shall have the meaning set forth in Section 2.07(j).

“Purchase Price” shall have the meaning set forth in Section 2.03.

“Quarterly Balance Sheet” means, with respect to any given calendar quarter, the unaudited consolidated balance sheet for the Companies with respect to the Business as it relates to the Pre-Closing Vanliner Policies and the Post-Closing Bound Policies as of the end of such calendar quarter and prepared in accordance with the Accounting Principles, which balance sheet shall include (a) a column which sets forth the amount of each line of the Quarterly Balance Sheet delivered with respect to the immediately preceding calendar quarter or, with respect to the first Quarterly Balance Sheet, the Final Balance Sheet, (b) a column reflecting any adjustment made to the amount set forth on each such line item and (c) a column describing any such adjustments that are material.

“Real Property Lease” shall have the meaning set forth in Section 3.21(b).

“Reference Balance Sheet” shall have the meaning set forth in Section 3.06(a).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.11(a).

“Releasor” shall have the meaning set forth in Section 5.18.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Restructuring Plan” shall have the meaning set forth in Section 5.15.

“Retained Amount” means, on any date after the payment of the Balance Sheet Guaranty True-Up Amount with respect to (a) the second Balance Sheet Guaranty True-Up Year, an amount equal to $25,000,000, (b) the third Balance Sheet Guaranty True-Up Year, an amount equal to $16,250,000, and (c) December 31, 2013, an amount equal to $10,000,000.

“Retained Insurance Proceeds” shall have the meaning set forth in Section 10.06(d).

“Review Period” shall have the meaning set forth in Section 2.05(b).

“SAP” means, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the jurisdiction in which such company is domiciled.

“SEC” shall have the meaning set forth in Section 2.05(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Indemnified Parties” shall have the meaning set forth in Section 10.02.

“Seller Identified Employees” shall have the meaning set forth in Section 6.01(c).

“Seller Names and Marks” shall have the meaning set forth in Section 5.13(a).

“Seller Personal Data” includes any information relating to any Transferred Employee that (a) is obtained by Acquiror from Seller or any of its Affiliates or Representatives, (b) is processed by Acquiror on behalf of Seller, (c) pertains to personnel of Seller or (d) is created by Acquiror based on (a), (b), or (c) above.

“Seller Personnel Data” includes any information relating to an identified or identifiable natural Person that pertains to personnel of Seller.

“Seller’s Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller.

“Settlement Materials” shall have the meaning set forth in Section 2.07(a).

“Settlement Materials Review Period” shall have the meaning set forth in Section 2.07(b).

“Settlement Methodology” means the reserve methodologies used in determining Vanliner’s reserves included in the Reference Balance Sheet, as described in the letter from Vanliner’s independent actuary dated March 1, 2010, and applied consistently with the application of such methodologies in determining Vanliner’s reserves included in the Reference Balance Sheet, as set forth in the report of Vanliner’s independent actuary, dated March 2, 2010, relating to Vanliner’s loss and loss adjustment expense reserve review as of December 31, 2009, true and correct copies of each of which have been previously provided to Acquiror.

“Severance Benefits” shall mean the Separation Benefits, as defined in Section III of the UniGroup, Inc. Special One Time April 2010 Severance Plan.

“Shares” shall have the meaning set forth in the preliminary statements hereto.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Statutory Statements” shall have the meaning set forth in Section 3.06(b).

“Straddle Period” means a taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.

“Support Employee” shall have the meaning set forth in Section 6.01(a).

“Tangible Book Value” means an amount calculated in accordance with the formula set forth in the Reference Balance Sheet and in accordance with the Accounting Principles, equal to the aggregate book value of the tangible assets of the Companies, taken as a whole, minus the total liabilities of the Companies, taken as a whole.

“Tangible Net Worth” means, with respect to any Person, an amount equal to (a) the total assets of such Person less (b) the (i) intangible assets and (ii) total liabilities of such Person, calculated in accordance with GAAP.

“Tangible Net Worth Balance Sheet” shall have the meaning set forth in Section 5.20(a).

“Tangible Net Worth Calculation and Letter” shall have the meaning set forth in Section 5.20(a).

“Tax” or “Taxes” means all income, excise, gross receipts, commercial activity, ad valorem, sales, use, value-added, withholding, employment, franchise, profits, gains, property, transfer, payroll, social security, stamp taxes, intangible taxes or other taxes, levies, imposts, fees, duties, customs and other like charges (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Package” shall have the meaning set forth in Section 7.02(d).

“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, statements, notices, forms, schedules, estimates or information returns) required to be submitted to, or filed with, a Tax Authority relating to Taxes and, in each case, any amendments thereto.

“Third Party Claim” shall have the meaning set forth in Section 10.03(a).

“Total Combined Reserves” means, as of any determination date, the sum of (i) the Closing Date Net Reserves Amount, (ii) the Closing Date Net Unearned Premium Runoff Amount, and (iii) the Net Unearned Premium Runoff from Post-Closing Bound Policies.

“Trademark License Agreement” means the trademark license agreement to be entered into pursuant to Section 5.14 and which shall be substantially in the form set forth in Exhibit G.

“Transaction Agreements” means, collectively, this Agreement and each of the agreements referred to in Sections 2.09(b).

“Transferred Business Employees” shall have the meaning set forth in Section 6.01(b).

“Transferred Employees” shall have the meaning set forth in Section 6.01(b).

“Transferred Subsidiaries” shall have the meaning set forth in the preliminary statements hereto.

“Transferred Support Employees” shall have the meaning set forth in Section 6.01(b).

“Transition Services Agreement” means the transition services agreement to be entered into pursuant to Section 5.14 and which shall be substantially in the form set forth in Exhibit D.

“TransProtection” shall have the meaning set forth in the preliminary statements hereto.

“Treasury Regulations” means final or temporary regulations promulgated under the Code.

“Uncollectible Reinsurance Receivables Amount” means, as of any determination date, an amount equal to (i) (A) with respect to the determination of any Balance Sheet Guaranty True-Up Amount, the amounts reflected on the line items entitled “Reinsurance Receivable on Paid Losses” and “Reinsurance Receivable on Reserves” on the applicable Final Annual Reconciliation or the Final 2013 Reconciliation, as applicable, or (B) with respect to the determination of the Final Settlement Amount, the amounts of the line items entitled “Reinsurance Receivable on Paid Losses” and “Reinsurance Receivable on Reserves” calculated as of December 31, 2014, that, in each case, in accordance with the Accounting Principles, the Settlement Methodology and subject to Section 2.06(j), are determined in good faith to be unrecoverable from a reinsurer, minus (ii) any amounts that were previously included in any calculation made pursuant to Section 2.06 or 2.07 as Uncollectible Reinsurance Receivable Amounts, but have subsequently been recovered by Vanliner from a reinsurer, in each case, from the Closing Date through December 31st of the immediately preceding year, calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j).

“Unearned Premium Amount” means an amount calculated in accordance with the methodology set forth in Schedule 2.08.

“Unearned Premium Payment Period” means the period beginning on and including the first day of a calendar quarter and ending on and including the last day of a calendar quarter; provided, that the first Unearned Premium Payment Period shall begin on the Closing Date and end on the last day of the calendar quarter in which the Final Balance Sheet is determined; provided, further, that the last Unearned Premium Payment Period shall end on December 31, 2014.

“Unrecorded Liabilities” means any Liability of the Companies of a type that is required under the Accounting Principles to be reflected on the Closing Balance Sheet but that either was not reflected on the Closing Balance Sheet or does not become known by the Companies until after the third Balance Sheet Guaranty True-Up Year and that has not been reflected in any Final Annual Reconciliation, calculated in accordance with the Accounting Principles, the Settlement Methodology and Section 2.06(j).

“Van Lines Agents” shall have the meaning set forth in the Affinity Agreement.

“Vanliner” shall have the meaning set forth in the preliminary statements hereto.

“Vanliner Group” shall have the meaning set forth in the preliminary statements hereto.

“Vanliner Re” shall have the meaning set forth in the preliminary statements hereto.